Exhibit (a)(1)(A)
24 May 2024
THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other appropriate independent financial adviser who, if you are resident in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations 2017 (S.I. No. 375 of 2017) (as amended) of Ireland.
If you sell or have sold or otherwise transferred all of your MariaDB Shares, please immediately send this Offer Document and the accompanying Acceptance Documents (other than any personalised Letter of Transmittal) to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee. However, these documents should not be forwarded or transmitted in, into or from any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you have sold or otherwise transferred only part of your holding of MariaDB Shares, you should retain these documents and consult your stockbroker, bank or other agent through whom the sale or transfer was effected.
This Offer Document should be read in conjunction with the accompanying Acceptance Documents. Appendix 10 contains the definitions of certain terms used in this Offer Document and in the Acceptance Documents.
RECOMMENDED CASH OFFER
by
MERIDIAN BIDCO LLC (an Affiliate of
K1 INVESTMENT MANAGEMENT, LLC,
as general partner of K5 CAPITAL ADVISORS, L.P.,
as general partner of K5 PRIVATE INVESTORS, L.P.)
for
MARIADB PLC
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON 10 JULY 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
The distribution of this Offer Document and the accompanying Acceptance Documents in, into, or from, certain jurisdictions other than Ireland and the United States may be restricted or affected by the laws of those jurisdictions. Accordingly, copies of this Offer Document and the accompanying Acceptance Documents are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Persons who receive this Offer Document and the accompanying Acceptance Documents (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland or the United States, or who are not resident in Ireland or the United States, will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.
The procedure for acceptance of the Offer is set out at paragraph 13 of the Letter from the President of Bidco, in Part 3 of Appendix 1 and in the accompanying Acceptance Documents.
Lazard Frères & Co. LLC, together with its affiliate Lazard & Co., Limited (which is authorised and regulated in the United Kingdom by the Financial Conduct Authority) (“Lazard”), is acting exclusively as financial adviser to K1 and Bidco and no one else in connection with the Offer and will not be responsible to anyone other than K1 and Bidco for providing the protections afforded to clients of Lazard nor for providing advice in relation to the Offer or any other matters referred to in this Offer Document or any other document or announcement issued or to be issued in connection with the Offer. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this Offer Document or any other document or announcement issued or to be issued in connection with the Offer, any statement contained herein or otherwise.
IBI Corporate Finance Limited (“IBI Corporate Finance”), is acting exclusively as financial adviser to MariaDB and no one else in connection with the Offer and will not be responsible to anyone other than MariaDB for providing the protections afforded to clients of IBI Corporate Finance nor for providing advice in relation to the Offer or any other matters referred to in this Offer Document. Neither IBI Corporate Finance nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of IBI Corporate Finance in connection with this Offer Document, any statement contained herein or otherwise.
THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (the “SEC”) OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ANY DETERMINATION UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER DOCUMENT, THE RELATED LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENT ISSUED OR TO BE ISSUED IN CONNECTION WITH THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
United States: (866) 920-4932
International: +1 (781) 896-6949

i

IMPORTANT NOTICES
Notice to US Holders of MariaDB Shares
The Offer is being made in accordance with the requirements of the Irish Takeover Rules and pursuant to the US Exchange Act. This Offer Document, the Acceptance Documents and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.
Other Overseas Jurisdictions
The Offer is not being made, directly or indirectly, in or into or by the use of mails, or by any means or instrumentality (including, without limitation, email, facsimile transmission, telex and telephone) of interstate or foreign commerce, or of any facility of a national securities exchange, of any jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction and, subject to certain exceptions, the Offer cannot be accepted by any such use, means, instrumentality or facility or from within any jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction. Accordingly, copies of this Offer Document, the Acceptance Documents and any other accompanying documents are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent, into or from any jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction and persons receiving this Offer Document, the Acceptance Documents and any other accompanying documents (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions, as doing so may invalidate any purported acceptance of the Offer.
Any person (including, without limitation, any custodian, nominee or trustee) who intends to, or who may be under a contractual or legal obligation to, forward this Offer Document, the Acceptance Documents and/or any other related documentation to any jurisdiction outside Ireland and the United States should inform themselves of, and observe, any applicable legal or regulatory requirement of such jurisdictions. Further details in this regard are contained in paragraph 8 of Part 2 of Appendix 1.
Not an Offer to Sell or Invitation to Purchase
This Offer Document does not constitute an offer to sell or invitation to purchase any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of securities, in any jurisdiction in contravention of applicable law. In particular, this Offer Document is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent an exemption from, or in a transaction not subject to, registration under the Securities Act of 1933, as amended. The release, publication or distribution of this Offer Document in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this Offer Document is released, published or distributed should inform themselves about and observe such restrictions. All offers of Topco Rollover Units (as defined herein) will be made pursuant to this Offer Document and an Offering Memorandum (as defined herein) to be distributed to Eligible MariaDB Shareholders (as defined herein) upon receipt of a completed properly completed Response Letter (as defined herein). Bidco, in its sole discretion, may determine if a MariaDB Shareholder is an Eligible MariaDB Shareholder pursuant to its review of the Response Letter.
Forward Looking Statements
This Offer Document (including any information incorporated by reference in this Offer Document), oral statements made regarding the Offer, and other information published by MariaDB, Bidco, K1 or any member of the K1 Group contain statements which are, or may be deemed to be, “forward looking statements.” Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which any member of the K1 Group (including, after closing of the Offer, any member of the MariaDB Group) shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The forward looking statements contained in this Offer Document relate to K1, any member of the K1 Group’s (including, after closing of the Offer, any member of the MariaDB Group) future prospects, developments and business strategies, the expected timing and scope of the Offer, the potential failure to satisfy conditions to the completion of the Offer due to the failure to receive a sufficient number of tendered MariaDB Shares in the Offer, the failure to obtain necessary regulatory or other approvals, the outcome of legal proceedings that may be instituted against the K1 Group and/or others relating to the Offer; or, consistently the possibility that competing offers will be made; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Offer; significant or unexpected costs, charges or expenses resulting from the Offer; negative effects of this announcement or the consummation of the proposed acquisition on the market price of MariaDB’s Shares; and if the Offer is completed, potential failure to realize the expected benefits of the Offer and other statements other than historical facts. In some cases, these forward looking statements can be identified by the use of forward looking terminology, including the terms “believes,” “estimates,” “will look to,” “would look to,” “plans,” “prepares,” “anticipates,” “expects,” “is expected to,” “is subject to,” “intends,” “may,” “will,” “shall” or “should” or their negatives or other variations or comparable terminology. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend on circumstances that shall occur in the future. These events and circumstances include changes in global, political, economic, business, competitive, and market conditions and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. If any one or more of these risks or uncertainties materialises or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors.
Neither K1, Bidco nor any member of the K1 Group, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Offer Document shall actually occur. Given these risks and uncertainties, shareholders, including those shareholders electing to receive the Unlisted Unit Alternative, should not place any reliance on forward looking statements. The forward looking statements speak only as of the date of this Offer Document. All subsequent oral or written forward looking statements attributable to any member of the K1 Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above. K1 and the K1 Group expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.
Rule 8 - Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, interested (directly or indirectly) in 1% or more of any class of relevant securities of MariaDB, all “dealings” in any “relevant securities” of MariaDB (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 p.m. (New York time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons cooperate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of MariaDB, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.
Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities” of MariaDB by MariaDB or Bidco, or by any of their respective “associates” must also be disclosed by no later than 12:00 p.m. (New York time) on the “business day” following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel's website at www.irishtakeoverpanel.ie.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel's website.
If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel's website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel by telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

No Profit Forecasts, Estimates or Asset Valuations
No statement in this Offer Document is intended as a profit forecast or estimate for any period and no statement in this Offer Document should be interpreted to mean that earnings or earnings per share for K1, Bidco, Topco or MariaDB, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for K1, Bidco, Topco or MariaDB, respectively. No statement in this Offer Document constitutes an asset valuation.
Right to Switch to a Scheme
K1 and Bidco reserve the right, with the consent of the Irish Takeover Panel and MariaDB, to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. In such event, the scheme of arrangement will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments (including to statutory voting requirements) to reflect the change in method of implementing the Offer.
Publication on Website
This Offer Document, together with all information incorporated into this Offer Document by reference to another source, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, will be made available on K1’s website (https://k1.com/meridian-offer-update/). Neither the content of any such website nor the content of any other website accessible from hyperlinks on such website is incorporated into, or forms part of, this Offer Document.
Availability of Hard Copies
Any MariaDB Shareholder may request a copy of this Offer Document in hard copy form by contacting the Information Agent. Any written requests must include the identity of the MariaDB Shareholder and any hard copy documents will be posted to the address of the MariaDB Shareholder provided in the written request. A hard copy of this Offer Document will not be sent to MariaDB Shareholders unless requested. Such persons may also request that all future documents, announcements and information to be sent to them in relation to the offer should be in hard copy form.
Additional Information
Pursuant to Rule 14d-3 under the Exchange Act, Bidco has filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer Document forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Bidco with the SEC, are available on the SEC website at www.sec.gov. Additional copies of this Offer Document, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent.
Rounding
Certain figures included in this Offer Document have been subjected to rounding adjustments. Accordingly, any figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

ACTION TO BE TAKEN TO ACCEPT THE OFFER
If you wish to tender all or (in the case of a tender for the Cash Offer only) a portion of your MariaDB Shares to Bidco in the Offer, you must do the following:
•
If you hold your MariaDB Shares directly as the holder of record, complete and sign the Letter of Transmittal (either manually or electronically) (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer Document (which constitutes the form of acceptance for the Offer for the purposes of the Irish Takeover Rules) in accordance with the instructions set forth therein and mail or electronically deliver the Letter of Transmittal with any required signature guarantees and all other required documents to Computershare Trust Company, N.A. (the “Exchange Agent”). Letters of Transmittal from certificated MariaDB Shareholders should be accompanied by share certificates in respect of the MariaDB Shares tendered. These materials must be delivered to the Exchange Agent prior to the Expiration Time. See Part 3 of Appendix 1 for further details on the procedures for book-entry transfer.

•
If you hold your MariaDB Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your MariaDB Shares through DTC’s Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

We are not providing for guaranteed delivery procedures. Therefore, MariaDB Shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC.
Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative will also be required to provide a completed Response Letter to the Investor Questionnaire as further described in Part 3 of Appendix 1. Bidco will review all Response Letters upon receipt, and this review process will take time. Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative are strongly encouraged to return their Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) electing for the Unlisted Unit Alternative as soon as possible.
Upon completion of the Response Letter and a determination by Bidco, in its sole discretion, that such MariaDB Shareholder may be offered and sold Topco Rollover Units pursuant to an exemption from registration under the Securities Act and an exemption from the registration requirements of applicable US state securities laws, such Eligible MariaDB Shareholder will receive a confidential offering memorandum (the “Offering Memorandum”). In addition, Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative will be required, following completion of the Response Letter and subsequent receipt of the Offering Memorandum, to deliver a signature page to the Topco LLCA to complete their election for the Unlisted Unit Alternative as further described in Part 3 of Appendix 1. Failure to complete these additional requirements will result in the relevant Eligible MariaDB Shareholders that tender their MariaDB Shares for the Unlisted Unit Alternative being unable to receive the Topco Rollover Units.
In all cases your acceptance of the Offer must be received by 5:00 p.m., New York City time, on 10 July 2024 (or such later time(s) and/or date(s) to which the Offer may be extended).
Questions or requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at the address and telephone number set forth in this Offer Document. Additional copies of this Offer Document, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to MariaDB Shareholders from the Information Agent. Additionally, copies of this Offer Document, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
For legal reasons, the Information Agent’s contact numbers listed at the front of this Offer Document will only be available to assist you with information contained in this Offer Document. Advice on the merits of the Offer cannot be provided nor may any financial advice be given. Calls may be monitored for quality control purposes.
This Offer Document and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
The information contained herein is a summary only and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this Offer Document. You are urged to read carefully, in its entirety, each of the Offer Document (together with any amendments or supplements hereto) and the accompanying Acceptance Documents.
Securities Sought:
All of the issued and to be issued MariaDB Shares and MariaDB Shares issuable upon the exercise, conversion or exchange of any outstanding options, warrants, convertible securities, restricted share awards or other rights to purchase, subscribe for, or be allocated MariaDB Shares.
Offer Price:
US$0.55 for each MariaDB Share, payable to the seller in cash (the “Cash Offer”) or, Eligible MariaDB Shareholders may elect, in respect of all (but not some) of their MariaDB Shares, to receive, in lieu of the Cash Offer to which they are otherwise entitled, one unlisted, unregistered non-voting Class B unit of Meridian TopCo LLC (“Topco”), a limited liability company formed in Delaware (each, a “Topco Rollover Unit”) for each MariaDB Share (the “Unlisted Unit Alternative”), subject to the proration provisions described herein. For more information, see “Frequently Asked Questions.”
Transaction Announcement:
The above offer to purchase MariaDB Shares is being made in furtherance of that certain announcement by Bidco of a firm intention to make the Offer dated 24 April 2024 pursuant to Rule 2.7 of the Irish Takeover Rules (the “Firm Announcement”).
Purchaser:
Meridian BidCo LLC (“Bidco”), an Affiliate of K1 Investment Management, LLC (“K1”), as general partner of K5 Capital Advisors, L.P., as general partner of K5 Private Investors, L.P. (“K5”).
Determination of MariaDB’s Board of
Directors:
The MariaDB board of directors (the “MariaDB Board”) has, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which has been appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders.
As detailed in the Firm Announcement and as expected to be stated in the First Response Circular/Schedule 14D-9 that is being mailed to all MariaDB Shareholders together with this Offer Document:
•	IBI Corporate Finance has concluded that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer.

•
IBI Corporate Finance is unable to advise as to whether or not the financial terms of the Unlisted Unit Alternative are fair and reasonable. This is because IBI Corporate Finance has not had any involvement in the development and validation of any financial projections for Topco. As a result, IBI Corporate Finance is unable to assess any plans Topco may have for the development of MariaDB or the Topco Group to the degree necessary to form an assessment of the value of the Unlisted Unit Alternative.

For additional information, see “Frequently Asked Questions—Has Bidco Discussed the Offer with the MariaDB Board?” and “Letter from the President of Bidco.” A description of the reasons for IBI Corporate Finance’s approval of the Cash Offer, is set forth in the First Response Circular/Schedule 14D-9. All shareholders should carefully read the information set forth in the First Response Circular/Schedule 14D-9, including the information set forth under the heading “Item 4. The Solicitation or Recommendation”.
Deeds of Irrevocable Undertaking:
K1, K5, Topco and Bidco have received irrevocable undertakings to accept the Offer, or where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, from each of the parties listed in paragraph 11 of the Rule 2.7 Announcement, as supplemented by irrevocables over 12,490,210 additional MariaDB Shares in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.67% of the existing issued share capital of MariaDB as of 16 May 2024. These undertakings continue to be binding in the event of a competing offer for MariaDB.
The dates and times set forth in the table below in connection with the Offer may change in accordance with the terms and conditions of the Offer, as described in this Offer Document.
The Offer expires at 5:00 p.m. (New York City time) on 10 July 2024, unless otherwise extended by Bidco with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules (the “Expiration Time”). The Offer shall commence on the date of this Offer Document and end at the Expiration Time (the “Offer Period”). The Offer Period will consist of (A) the period prior to which the Offer is declared unconditional as to acceptances by Bidco (the “Pre-Acceptance Unconditional Period”), which declaration will occur at 5:00 p.m. (New York City time) on 26 June 2024, or such later time(s) and/or date(s) as Bidco may determine with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules (the “Acceptance Unconditional Time”) and (B) the period following the Acceptance Unconditional Time prior to the Offer being declared wholly unconditional in all respects, which period shall be no longer than twenty one calendar days after the Acceptance Unconditional Time, or such later date(s) as Bidco may determine with the consent of the Irish Takeover Panel (the “Post-Acceptance Unconditional Period”).
The Offer is subject to certain conditions set forth in Part 1 of Appendix 1 to this Offer Document (the “Conditions”), including valid acceptances being received by Bidco (and not being withdrawn) by not later than the Acceptance Cut-off Time in respect of MariaDB Shares Affected representing not less than 80% (or such lower percentage as Bidco may decide) in nominal value of the Maximum MariaDB Shares Affected, which carry, or if allotted and issued, or reissued from treasury would carry, not less than 80% (or such lower percentage as Bidco may decide) of the voting rights attaching to the Maximum MariaDB Shares Affected (the “Acceptance Condition,” as further defined in Part 1 of Appendix 1 to this Offer Document).
The Offer may be declared “unconditional as to acceptances” if, at the Acceptance Unconditional Time, Bidco determines the Acceptance Condition has become, or Bidco declares it to be, fulfilled or, to the extent permitted, waived, whether or not any other Condition to the Offer remains to be satisfied. If Bidco declares the Offer to be unconditional as to acceptances, it will deem all remaining Conditions to be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time. For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time. Therefore, the Offer will be declared “wholly unconditional in all respects” at the Expiration Time whether or not the Acceptance Condition remains satisfied at that time.
If, as of the Acceptance Unconditional Time, Bidco cannot determine that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, Bidco may extend the Acceptance Unconditional Time to provide additional time for the Acceptance Condition to be satisfied, fulfilled or, to the extent permitted, waived, provided that the Pre-Acceptance Unconditional Period may not be extended past 5:00 p.m. (New York City time) on 23 July 2024 (the “Acceptance Condition Outside Time”) without the consent of the Irish Takeover Panel.
The Offer will lapse unless Bidco determines by 5:00 p.m. (New York City time) on 26 June 2024 (as such Acceptance Unconditional Time may be extended as described herein) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, or (ii) all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time.
For the purposes of this determination, Bidco may only take into account acceptances received up to 1:00 p.m. (New York City time) on 26 June 2024, as such time and date may be extended as Bidco may determine with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules (the “Acceptance Cut-off Time”), for the purposes of testing if the Acceptance Condition has been satisfied. Notwithstanding the Acceptance Cut-off Time, the Offer will remain open for acceptance until the Expiration Time.
Provided that the Offer is declared “unconditional as to acceptances” by the Acceptance Unconditional Time, the Post-Acceptance Unconditional Period will begin immediately thereafter and will remain open for a period of at least fourteen calendar days. Bidco may extend the Expiration Time, provided that the Expiration Time may not be extended past 5:00 p.m. (New York City time) on the twenty first calendar day following the Acceptance Unconditional Time without the consent of the Irish Takeover Panel. If the Pre-Acceptance Unconditional Period is extended, the Expiration Time of the Offer will also be extended for the same number of days such that the Expiration Time occurs at least fourteen calendar days following the Acceptance Unconditional Time.
Subject to the Offer being declared wholly unconditional in all respects by the Expiration Time, settlement of the consideration to which accepting MariaDB Shareholders are entitled under the Offer will be effected promptly and no later than three Business Days after the Expiration Time (the “Closing Date”).

EXPECTED TIMETABLE
Set forth below is an expected timetable as of the date of this Offer Document. To the extent the Offer is extended, Bidco will provide an updated timeline to reflect such extension.
Event	Time and/or Date
Offer Period
From 24 May 2024, the beginning of the Pre-Acceptance Unconditional Period, through to 5:00 pm (New York City time) on 10 July 2024 (unless extended), the end of the Post-Acceptance Unconditional Period (unless extended)

Publication of the Offer Document; beginning of the Pre-Acceptance Unconditional Period of the Offer Period	24 May 2024
Acceptance Cut-off Time, the latest time and date for MariaDB Shareholders to accept the Offer prior to the Acceptance Unconditional Time
1:00 p.m. (New York City time) on 26 June 2024 (the “Acceptance Cut-off Time”) (unless extended)

Bidco may only take into account acceptances received up to this time for the purposes of testing if the Acceptance Condition has been satisfied. Notwithstanding the Acceptance Cut-off Time, the Offer will remain open for acceptance until the Expiration Time.

Acceptance Unconditional Time, the time Bidco tests if the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived
5:00 p.m. (New York City time) on 26 June 2024 (the “Acceptance Unconditional Time”) (unless extended)

If Bidco cannot, by the Acceptance Unconditional Time (as may be extended as described herein), determine that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, or (ii) all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time, the Offer will lapse.

The Acceptance Unconditional Time may be extended, but not beyond 5:00 p.m. (New York City time) on 23 July 2024, which is the latest time and date on which the Offer may become, or be declared, unconditional as to acceptances without the consent of the Irish Takeover Panel (the “Acceptance Unconditional Outside Time”).

End of the Pre-Acceptance Unconditional Period
5:00 p.m. (New York City time) on 26 June 2024 (unless extended)

If extended, the Pre-Acceptance Unconditional Period will remain open for a period of at least 14 calendar days from the date of extension

Beginning of the Post-Acceptance Unconditional Period of the Offer Period, assuming the Acceptance Unconditional Time has occurred	5:01 p.m. (New York City time) on 26 June 2024 (unless extended)

End of the Post-Acceptance Unconditional Period (unless extended), the time Bidco will deem the Conditions (other than the Acceptance Condition) to be satisfied, fulfilled or, to the extent permitted, waived

5:00 p.m. (New York City time) on 10 July 2024 (the “Expiration Time”) (unless extended)

If the Pre-Acceptance Unconditional Period is extended, the Post-Acceptance Unconditional Period and the Expiration Time will simultaneously be extended to ensure the Post-Acceptance Unconditional Period will

Event	Time and/or Date

remain open for a period of at least fourteen calendar days.

If the Rollover Withdrawal Right is exercised during the Post-Acceptance Unconditional Period, the Post-Acceptance Unconditional Period and the Expiration Time will simultaneously be extended to ensure the Post-Acceptance Unconditional Period will remain open for a period of at least 10 Business Days (subject to obtaining the consent of the Irish Takeover Panel, if required).
Upon expiration of the Post-Acceptance Unconditional Period (i.e., the Expiration Time), Bidco shall deem all Conditions (other than the Acceptance Condition) to be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time.

The Expiration Time may be extended, but not beyond 5:00 p.m. (New York City time) on the twenty first calendar day following the start of the Post-Acceptance Unconditional Period, which is the latest time and date on which the Offer may become, or be declared, unconditional in all respects (subject to obtaining the consent of the Irish Takeover Panel, if required).

Payment of consideration to holders of MariaDB Shareholders who accept the Offer during the Offer Period	Not later than three Business Days after the Expiration Time (the “Closing Date”)
UNDER THE IRISH TAKEOVER RULES, WITHDRAWAL RIGHTS ARE TYPICALLY NOT AVAILABLE ONCE THE OFFER HAS BECOME UNCONDITIONAL AS TO ACCEPTANCES. FOR THIS OFFER, THE IRISH TAKEOVER PANEL HAS PROVIDED A DEROGATION FROM RULE 34(A) OF THE IRISH TAKEOVER RULES SUCH THAT ALL MARIADB SHAREHOLDERS MAY WITHDRAW THEIR TENDERED MARIADB SHARES ANY TIME BEFORE THE EXPIRATION TIME, NOTWITHSTANDING THAT THE OFFER MAY HAVE BEEN DECLARED UNCONDITIONAL AS TO ACCEPTANCES. IF YOU CHANGE YOUR MIND AGAIN BEFORE THE EXPIRATION TIME, YOU MAY RE-TENDER YOUR MARIADB SHARES BY FOLLOWING THE ACCEPTANCE PROCEDURES. PLEASE SEE PART 2 OF APPENDIX 1 FOR FURTHER INFORMATION ON WITHDRAWAL PROCEDURES.
THE IRISH TAKEOVER PANEL HAS GRANTED A WAIVER OF CERTAIN ASPECTS OF RULE 10.6 OF THE IRISH TAKEOVER RULES SO THAT THE OFFER IS NOT REQUIRED TO BECOME UNCONDITIONAL AS TO ACCEPTANCES UNTIL BIDCO IS SATISFIED THAT ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR WAIVED BY THE EXPIRATION TIME.
WHILE YOU HAVE UNTIL THE EXPIRATION TIME TO COMPLETE YOUR TENDER, IF BIDCO CANNOT DETERMINE, AT THE ACCEPTANCE UNCONDITIONAL TIME, (AS IT MAY BE EXTENDED AS DESCRIBED HEREIN) THAT (I) THE ACCEPTANCE CONDITION HAS BEEN SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED, AND (II) ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED BY THE EXPIRATION TIME, THE OFFER WILL LAPSE AND THERE WILL BE NO POST-ACCEPTANCE UNCONDITIONAL PERIOD. THEREFORE, MARIADB SHAREHOLDERS ARE STRONGLY ENCOURAGED TO TENDER THEIR MARIADB SHARES AS SOON AS POSSIBLE AND PRIOR TO THE ACCEPTANCE CUT-OFF TIME.
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time (and in all cases within four months of the date of this document), following closing of the Offer,

Bidco intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise (such acquisition, the “Buy Out” and, together with the Offer, the “Transactions”).
So long as the Offer is declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), if acceptances fall below the Acceptance Condition (as it may have been amended or waived, to the extent permitted, on or prior to the Acceptance Unconditional Time) due to withdrawals during the Post-Acceptance Unconditional Period, Bidco will still be required to close the Offer as of the Expiration Time (as it may be extended as described herein). If Bidco declares the Offer to be unconditional as to acceptances, it will deem all remaining Conditions to be satisfied or waived at the Expiration Time. Once the Offer has been declared unconditional as to acceptances, Bidco will be required to close the Offer regardless of whether there are withdrawals during the Post-Acceptance Unconditional Period, through and including the Expiration Time, and regardless of whether Bidco is able to carry out the Buy Out referenced in the preceding paragraph. For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time.

FREQUENTLY ASKED QUESTIONS
The following are some of the questions you, as a holder of MariaDB Shares, may have and answers to those questions. You are advised to read carefully the remainder of this Offer Document and all of the Appendices referred to herein, plus the accompanying Acceptance Documents.
1	WHAT ARE THE TERMS OF THE OFFER?
Under the terms of the Offer, which is subject to the satisfaction (or where applicable, waiver) of the conditions and further terms set out in Appendix 1 to this Offer Document and in the Letter of Transmittal, MariaDB Shareholders will be entitled to receive:
for each MariaDB Share: US$0.55 in cash
or, as an alternative to the Cash Offer, MariaDB Shareholders may elect to receive the Unlisted Unit Alternative on the following basis:
for each MariaDB Share: 1 Topco Rollover Unit
in lieu of the Cash Offer consideration to which they would otherwise be entitled under the Offer, subject to the proration provisions described at question 8 below and in further detail in paragraph 7 of Part 2 of Appendix 1.
The Topco Rollover Units will be issued on the terms and pursuant to the mechanism described in paragraph 7 of Part 2 of Appendix 1 and the Offering Memorandum. MariaDB Shareholders can elect to accept either the Cash Offer or the Unlisted Unit Alternative, but not both or a mixture of both.
2	WHO IS MAKING THE OFFER?
The Offer is being made by Bidco. Bidco was formed under the laws of Delaware, USA, and established specifically for the purpose of making the Offer. Further details in relation to Bidco and the financing of the Offer are described in Appendix 5.
3	WHAT ARE THE CLASSES OF MARIADB SECURITIES SOUGHT IN THE OFFER?
Bidco is seeking to acquire all of the issued and to be issued MariaDB Shares. According to MariaDB, there were 69,025,648 MariaDB Shares outstanding as of 16 May 2024 (being the latest practicable date).
4	IS THERE A MAXIMUM NUMBER OF TOPCO ROLLOVER UNITS THAT MAY BE ISSUED IN THE OFFER?
In aggregate, the maximum number of Topco Rollover Units available to be issued to Eligible MariaDB Shareholders under the Unlisted Unit Alternative is limited to 15% of Topco's fully diluted share capital (after issuance of all Topco Rollover Units to all Electing Shareholders) (the “Rollover Threshold”), equal to 39,729,622 Topco Rollover Units. Electing Shareholders may be subject to proration, as described in paragraph 7.4 of Part 2 of Appendix 1.
5	WILL THE TOPCO ROLLOVER UNITS BE FREELY TRANSFERABLE?
The Topco Rollover Units will not be listed or registered under US securities laws, will not be transferable (subject to certain limited exceptions), will be non-voting (other than those non-waivable voting rights, if any, required pursuant to applicable Delaware law), will have limited information rights (except for certain limited information to be provided to holders of the Topco Rollover Units and certain other financial information regarding Topco as the holders of Topco Rollover Units may reasonably request in writing from time to time (but no more frequently than annually)), and may be subject to dilution pursuant to any further issue of securities by Topco.
6	HOW DOES THE CASH OFFER COMPARE WITH RECENT VALUATIONS RELATING TO MARIADB SHARES?
The Cash Offer of US$0.55 represents a premium of approximately:
•	189% to MariaDB’s closing share price of $0.19 on 5 February 2024 (being the last full trading day prior to the announcement by MariaDB of a forbearance agreement with RP Ventures LLC);

•	57% to MariaDB’s closing share price of $0.35 on 15 February 2024 (being the last Business Day prior to the publication of K1’s Possible Offer Announcement and the commencement of the Offer Period);
•	129% to MariaDB’s average closing share price of $0.24 over the 30-trading day period ending 15 February 2024; and
•	90% to MariaDB’s average closing share price of $0.29 over the 60-trading day period ending 15 February 2024.
7	WHAT IS THE VALUE OF THE UNLISTED UNIT ALTERNATIVE?
Lazard Frères has provided an estimate of the value of a Topco Rollover Unit as required by Rule 24.11 of the Irish Takeover Rules. This estimate is set out in a letter included at Appendix 3 to this Offer Document.
8	ARE MARIADB SHAREHOLDERS GUARANTEED TO RECEIVE THE FORM OF CONSIDERATION THEY OPT FOR?
No. If the aggregate number of Topco Rollover Units to be issued to all Electing Shareholders exceeds the Rollover Threshold then each Electing Shareholder’s number of Topco Rollover Units to which they would otherwise have been entitled will be reduced on a pro-rated basis (based on the relative holdings of all of the Electing Shareholders of MariaDB Shares as of immediately prior to the Closing Date), and the consideration for each MariaDB Share that is not exchanged for Topco Rollover Units will be paid in cash in accordance with the terms of the Cash Offer as described in Part 2 of Appendix 1.
Bidco may in its sole discretion, withdraw the Unlisted Unit Alternative if there are any Electing Shareholders whose election to receive the Unlisted Unit Alternative will require registration of the Topco Rollover Units under US securities law (and there is not an applicable exemption for each such Electing Shareholder) (the “Rollover Withdrawal Right”). In the event Bidco exercises its Rollover Withdrawal Right, the Unlisted Unit Alternative will lapse, no Topco Rollover Units will be issued and the consideration payable in respect of each tendered MariaDB Share will be settled in cash in accordance with the terms of the Cash Offer. The Offer will be open for at least 10 Business Days after the announcement of Bidco’s exercise of its Rollover Withdrawal Right. For the avoidance of doubt, the exercise by Bidco of the Rollover Withdrawal Right shall not otherwise affect any validly received tenders, nor shall it constitute a variation of the Offer under the Irish Takeover Rules. In the event Bidco exercises its Rollover Withdrawal Right, all elections for the Unlisted Unit Alternative will be deemed elections for the Cash Offer.
In addition, Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative will be required to (i) provide a completed Response Letter and (ii) following receipt of the Offering Memorandum (if applicable), a signature page to the Topco LLCA by the Expiration Time, as further described in Part 3 of Appendix 1. Failure to complete these additional requirements will result in the relevant Eligible MariaDB Shareholders that tender their MariaDB Shares being unable to receive the Unlisted Unit Alternative.
9	IF I ACCEPT THE OFFER, HOW WILL I RECEIVE THE OFFER CONSIDERATION?
Promptly after the Expiration Time, Bidco will accept all MariaDB Shares validly tendered and not properly withdrawn prior to the Expiration Time. Rule 14e-1(c) under the US Exchange Act requires that an offeror in a tender offer either pay the consideration offered or return the securities tendered “promptly” after the withdrawal or termination of the tender offer, and as a result the Closing Date will be no later than three Business Days following the expiration date of the Offer. For further information in relation to the conditions to the Offer, please refer to Part 1 of Appendix 1.
Where cash consideration is payable in respect of your tendered MariaDB Shares, Bidco will deliver the cash consideration for your validly tendered and not properly withdrawn MariaDB Shares by depositing the cash with the Exchange Agent, which will act as your agent for the purpose of receiving the Offer consideration from Bidco and transmitting such consideration to you. Where Topco Rollover Units are deliverable in respect of your tendered MariaDB Shares, physical certificates representing Topco Rollover Units will not be issued pursuant to the Unlisted Unit Alternative. Rather, each Electing Shareholder’s name will be entered on the Unit ownership ledger of Topco in respect of the Topco Rollover Units to which such Electing Shareholder becomes entitled pursuant to the Unlisted Unit Alternative.

10	HAS BIDCO DISCUSSED THE OFFER WITH THE MARIADB BOARD?
The MariaDB Board has, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which has been appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders.
As described in the Firm Announcement and as is expected to be described in the First Response Circular/Schedule 14D-9, IBI Corporate Finance has concluded, in the context of the background to and reasons for recommending the Cash Offer set out therein that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer.
IBI Corporate Finance has stated that it is unable to advise as to whether or not the financial terms of the Unlisted Unit Alternative are fair and reasonable. This is because IBI Corporate Finance has not had any involvement in the development and validation of any financial projections for Topco. As a result, IBI Corporate Finance is unable to assess any plans Topco may have for the development of MariaDB or the Topco Group to the degree necessary to form an assessment of the value of the Unlisted Unit Alternative.
A description of the reasons for IBI Corporate Finance’s approval of the Cash Offer is set forth in the First Response Circular/Schedule 14D-9. All shareholders should carefully read the information set forth in the First Response Circular/Schedule 14D-9.
11	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?
Acceptance Condition
As further defined in Part 1 of Appendix 1 of this Offer Document, the Offer is conditional on valid acceptances being received by Bidco (and not being withdrawn) by not later than the Acceptance Cut-off Time (or such later time(s) and/or date(s) as Bidco may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules, determine) in respect of MariaDB Shares Affected representing not less than 80% (or such lower percentage as Bidco may decide) in nominal value of the Maximum MariaDB Shares Affected, which carry, or if allotted and issued, or reissued from treasury would carry, not less than 80% (or such lower percentage as Bidco may decide) of the voting rights attaching to the Maximum MariaDB Shares Affected. This percentage may be reduced at the discretion of Bidco, subject to certain limitations.
If the Acceptance Condition is met at the Acceptance Unconditional Time (as it may be extended as described herein), Bidco will be required to close the Offer regardless of whether the Acceptance Condition is no longer met at the Expiration Time. This obligation will continue regardless of whether Bidco is no longer in a position to carry out the Buy Out.
MariaDB Shareholders who have accepted should withdraw their acceptances if their willingness to accept the Offer would be affected by the reduction of the Acceptance Condition or by Bidco’s potential inability to carry out the Buy Out.
General Regulatory Condition
The Offer is conditional on no regulatory body having decided to take any action or institute any investigation or enquiry or having done or decided to do anything, in each case which would or would reasonably be expected to:
•
make the Offer or its implementation unenforceable under the laws of any relevant jurisdiction or otherwise restrain, prohibit, materially restrict or materially delay the Offer, or impose additional or different conditions or obligations on the Offer, or otherwise challenge or interfere with or require amendment of the Offer;

•	result in a material delay in the ability of Bidco or any member of the K1 Group, or render Bidco or any member of the K1 Group unable, to acquire some or all of the MariaDB Shares Affected; or
•
impose any limitation on or result in a delay in the ability of Bidco or any member of the K1 Group to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of the MariaDB Shares Affected.

K1 expects that the Offer will be reviewed by one or more regulators once the Offer Document is sent to MariaDB Shareholders. The timing and outcome of such review(s) is currently unknown.
Other conditions
In addition, there are anti-trust/competition law conditions and a condition that MariaDB takes no frustrating actions (within the meaning of Rule 21 of the Irish Takeover Rules), among others. The Irish Takeover Rules require us to obtain the consent of the Irish Takeover Panel before Bidco can invoke any condition to the Offer involving a criterion of materiality. In practice, the Irish Takeover Panel is unlikely to give such consent unless the circumstances underlying the failure of the condition are of material significance to Bidco in the context of the Offer.
The full text of all of the conditions to the Offer is set out in Part 1 of Appendix 1.
12	WHAT IS THE PURPOSE OF THE ACCEPTANCE UNCONDITIONAL TIME AND THE ACCEPTANCE CUT-OFF TIME?
The intention of the Acceptance Unconditional Time, and the Post-Acceptance Unconditional Period, is to announce to MariaDB Shareholders that the Acceptance Condition has been met, and that the MariaDB Shares tendered at the Expiration Time will be accepted for exchange. For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time.
Bidco may only take into account acceptances received up to the Acceptance Cut-off Time for the purposes of testing if the Acceptance Condition has been satisfied. Bidco will publicly announce, as set forth in paragraph 3.1 of Part 2 of Appendix 1, the occurrence of the Acceptance Unconditional Time.
This gives MariaDB Shareholders who have not yet tendered the opportunity to do so knowing that the Offer will close, and that if they do not tender they are likely to be subject to the application of the provisions of Sections 456 to 460 of the Companies Act 2014 and the compulsorily acquisition of their MariaDB Shares.
So long as the Offer is declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), if acceptances fall below the Acceptance Condition (as it may have been amended or waived, to the extent permitted, on or prior to the Acceptance Unconditional Time) due to withdrawals during the Post-Acceptance Unconditional Period, Bidco will still be required to close the Offer as of the Expiration Time (as it may be extended as described herein). If Bidco declares the Offer to be unconditional as to acceptances, it will deem all remaining Conditions to be satisfied or waived at the Expiration Time. Once the Offer has been declared unconditional as to acceptances, Bidco will be required to close the Offer regardless of whether there are withdrawals during the Post-Acceptance Unconditional Period, through and including the Expiration Time, and regardless of whether Bidco is able to carry out the compulsory acquisition process referenced in the preceding paragraph.
13	WHAT HAPPENS IF THE ACCEPTANCE UNCONDITIONAL TIME DOES NOT OCCUR BY THE ACCEPTANCE CONDITION OUTSIDE TIME?
While you have until the Expiration Time to complete your tender, if Bidco cannot determine at the Acceptance Unconditional Time (as it may be extended to no later than the Acceptance Condition Outside Time or otherwise with the consent of the Irish Takeover Panel) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time, the Offer will lapse and there will be no Post-Acceptance Unconditional Period. Therefore, MariaDB Shareholders are strongly encouraged to tender their MariaDB Shares as soon as possible and prior to the Acceptance Cut-off Time.
In the event the Offer lapses, all MariaDB Shares that have tendered their MariaDB Shares at that time will be returned (together with share certificates where applicable) (by post or such other method as may be approved by the Irish Takeover Panel), without expense to the tendering shareholder (or, in the case of MariaDB Shares tendered by book-entry transfer into the Exchange Agent’s account at a Book-Entry Transfer Facility, such MariaDB Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as soon as practicable and in any event within three Business Days following the lapse of the Offer.

14	WHAT HAPPENS IF THE ACCEPTANCE UNCONDITIONAL TIME IS EXTENDED?
The Acceptance Unconditional Time may be extended to any date up to the Acceptance Condition Outside Time at the discretion of Bidco, to provide additional time for the Acceptance Condition to be satisfied, fulfilled or, to the extent permitted, waived. Any additional extension beyond the Acceptance Condition Outside Time would require the consent of the Irish Takeover Panel. If the Acceptance Unconditional Time is extended, the Expiration Time of the Offer will also be extended for the same number of days such that the Post-Acceptance Unconditional Period runs for at least fourteen calendar days following the Acceptance Unconditional Time. If the Acceptance Unconditional Time is extended, the Acceptance Cut-off Time will be similarly extended.
15	MUST THE CONDITIONS (OTHER THAN THE ACCEPTANCE CONDITION) BE SATISFIED FOR BIDCO TO CLOSE THE OFFER?
Bidco must be satisfied that the Conditions (other than the Acceptance Condition) will be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time (as it may be extended as described herein) before Bidco will declare the Offer unconditional as to acceptances.
So long as the Offer is declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), Bidco will deem all remaining Conditions to be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time and will be required to close the Offer.
In the event of the Offer lapsing, all MariaDB Shares that have been tendered at that time will be returned (together with the relevant share certificates if applicable) (by post or such other method as may be approved by the Irish Takeover Panel), without expense to the tendering shareholder (or, in the case of MariaDB Shares tendered by book-entry transfer into the Exchange Agent’s account at a Book-Entry Transfer Facility, such MariaDB Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as soon as practicable and in any event within three Business Days following the lapse of the Offer.
16	WHEN WILL THE CONDITIONS, OTHER THAN THE ACCEPTANCE CONDITION, BE SATISFIED?
Under the Irish Takeover Rules, the Acceptance Condition must be satisfied by the Acceptance Condition Outside Time, unless that time is extended with the consent of the Irish Takeover Panel. Under the Irish Takeover Rules, Bidco must satisfy the remaining Conditions within a further twenty-one calendar days of the Acceptance Condition Outside Time, unless extended with the consent of the Irish Takeover Panel. As a result of a derogation granted by the Irish Takeover Panel, Bidco is not required to declare that the Acceptance Condition has been satisfied, until Bidco is satisfied that the other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time.
Once Bidco has made that determination, it will declare that the Acceptance Condition has been satisfied and will simultaneously declare that the remaining Conditions will be deemed to be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time (as it may be extended as described herein). Under the Irish Takeover Rules, once the Acceptance Condition has been satisfied, shareholders must be provided with at least an additional fourteen days to accept the Offer, which fourteen-day period is expected to expire at the Expiration Time (as it may be extended as described herein). MariaDB Shareholders will have withdrawal rights during this additional fourteen-day period. This fourteen-day period must elapse before the Offer can be closed.
17	WHAT DOES IT MEAN FOR THE POST-ACCEPTANCE UNCONDITIONAL PERIOD TO BEGIN?
The Post-Acceptance Unconditional Period will begin once the Offer has been declared unconditional as to acceptances. The Offer will be declared unconditional as to acceptances if at the Acceptance Unconditional Time Bidco can determine (i) that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived; and (ii) the Conditions (other than the Acceptance Condition) will be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time (as it may be extended as described herein). Bidco cannot acquire your MariaDB Shares pursuant to the Offer unless the Offer becomes or is declared unconditional as to acceptances by the Acceptance Unconditional Outside Time, absent approval from the Takeover Panel.
During the Post-Acceptance Unconditional Period, Bidco will have at least fourteen calendar days, but no more than twenty one calendar days, absent approval from the Takeover Panel, to declare the Offer unconditional in all respects. Withdrawal rights will continue for the duration of the Post-Acceptance Unconditional Period.

18	WHAT HAPPENS IF THE ACCEPTANCES FALL BELOW THE ACCEPTANCE CONDITION FOLLOWING THE ACCEPTANCE UNCONDITIONAL TIME?
So long as the Offer is declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), if acceptances fall below the Acceptance Condition (as it may have been amended or waived, to the extent permitted, on or prior to the Acceptance Unconditional Time) due to withdrawals during the Post-Acceptance Unconditional Period, Bidco will still be required to close the Offer as of the Expiration Time (as it may be extended as described herein). If Bidco declares the Offer to be unconditional as to acceptances, it will deem all remaining Conditions to be satisfied or waived at the Expiration Time. Once the Offer has been declared unconditional as to acceptances, Bidco will be required to close the Offer regardless of whether there are withdrawals during the Post-Acceptance Unconditional Period, through and including the Expiration Time, and regardless of whether Bidco is able to carry out the Buy Out. For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time.
As such, Bidco and K1 cannot guarantee that it will control MariaDB after the close of the Offer as the number of withdrawals during the Post Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to acquire control of MariaDB (e.g. 50%+ of the issued share capital of MariaDB). However, the K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.67% of the existing issued share capital of MariaDB as of 16 May 2024. The details of such irrevocable undertakings are set out in paragraph 6 “Disclosable Transactions” of the “Special Factors” section of this Offer Document. Notwithstanding the Offer being declared unconditional as to acceptances, Bidco and K1 also cannot guarantee that it will be in a position to carry out the Buy Out, including because the number of withdrawals during the Post Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to carry out the Buy Out under the provisions of Sections 456 to 460 of the Companies Act 2014.
19	WHAT HAPPENS IF THE ROLLOVER WITHDRAWAL RIGHT IS EXERCISED DURING THE POST-ACCEPTANCE UNCONDITIONAL PERIOD?
If the Rollover Withdrawal Right is exercised during the Post-Acceptance Unconditional Period, the Offer will remain open for at least ten Business Days following announcement of the change in consideration offered. If this occurs more than seven calendar days following the first day of the Post-Acceptance Unconditional Period, the consent of the Irish Takeover Panel will be required to permit compliance with Rule 14e-1(c) of the U.S. Exchange Act.
20	WHAT IS THE LAST DAY THE OFFER COULD BECOME OR BE DECLARED UNCONDITIONAL IN ALL RESPECTS?
The last day on which the Offer could become or be declared unconditional in all respects is the Expiration Time, which may be extended until the twenty first day following the start of the Post-Acceptance Unconditional Period, unless the Irish Takeover Panel agrees to a further extension of the Post-Acceptance Unconditional Period.
21	IS THE OFFER SUBJECT TO A FINANCING CONDITION?
No. The Offer is not subject to a financing condition. The Offer is being financed through existing resources of K5, as described in paragraph 8 of the Letter from the President of Bidco.
22	HOW DO I ACCEPT THE OFFER?
Please refer to paragraph 13 of the Letter from the President of Bidco and Part 3 of Appendix 1 of this Offer Document for instructions on how to accept the Offer.

23	HOW LONG DO I HAVE TO ACCEPT THE OFFER?
You will have until the Expiration Time (as it may be extended as described herein) to accept the Offer. We refer to this period, including any extensions, as the Offer Period. You may accept the Offer and withdraw any previous acceptances during the Offer Period.
However, while you have until the Expiration Time to complete your tender, if Bidco cannot determine at the Acceptance Unconditional Time (as it may be extended as described herein) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time, the Offer will lapse and there will be no Post-Acceptance Unconditional Period. Therefore, MariaDB Shareholders are strongly encouraged to tender their MariaDB Shares as soon as possible and prior to the Acceptance Cut-off Time.
24	CAN THE OFFER PERIOD BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?
Bidco may extend the Offer Period at any time in its discretion, provided (i) the Pre-Acceptance Unconditional Period may not extend past the Acceptance Condition Outside Time and (ii) the Post-Acceptance Unconditional Period may not be longer than twenty one calendar days, in each case without the consent of the Irish Takeover Panel.
Bidco may also be required to extend the Offer Period under applicable securities laws if it changes the Offer in any material respect. The minimum period during which the Offer must remain open following material changes in the terms of the Offer will depend upon the facts and circumstances then existing, including the materiality of the changes.
Please refer to paragraph 1 of Part 2 of Appendix 1 for more information.
25	HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
If Bidco extends the Acceptance Unconditional Time and/or the Expiration Time, it will make a public announcement of the extension not later than 8:00 a.m. (New York City time) on the next Business Day following the date on which the Offer is extended.
Please refer to paragraph 3 of Part 2 of Appendix 1 for more information.
26	IF I ACCEPT THE OFFER, MAY I CHANGE MY MIND AND WITHDRAW MY ACCEPTANCE?
Yes. To withdraw an acceptance, you must deliver a written notice of withdrawal with the required information to the Exchange Agent as applicable, at any time during the Offer Period.
Please refer to paragraph 4 of Part 2 of Appendix 1 for more information.
27	WHAT HAPPENS IF THE ROLLOVER THRESHOLD IS NOT REACHED?
If elections for the Unlisted Unit Alternative by Electing Shareholders result in the issuance of fewer Units than the Rollover Threshold and to the extent Bidco’s exercise of the Rollover Withdrawal Right does not occur, then, following the Closing Date, each Electing Shareholder, and only Electing Shareholders, will be offered the opportunity to subscribe in cash, at a value of US$0.55 per Topco Rollover Unit, after completion of the Offer for such number of additional Topco Rollover Units as shall equal the following: (i) the number of Topco Rollover Units equal to the Rollover Threshold minus (ii) the number of Topco Rollover Units issued to Electing Shareholders who elected to receive the Unlisted Unit Alternative in the Offer (the result of such calculation, the “Available Excess,” such further subscription opportunity, the “Top Up,” and the Electing Shareholders participating in the Top Up the “Top Up Electing Shareholders”); provided that, for clarity, in no event shall the aggregate issuance of Topco Rollover Units to all Electing Shareholders (including Top Up Electing Shareholders), including in the Top Up, exceed the Rollover Threshold. In the event that, in the Top Up, the aggregate subscriptions of Top Up Electing Shareholders exceed the Available Excess, then (a) such subscriptions will be subject to pro-ration based on the relative holdings of MariaDB Shares as of immediately prior to the Closing Date of the Top Up Electing Shareholders; and (b) any fractional entitlements to Topco Rollover Units under the Top Up will be rounded down to the nearest whole number of Topco Rollover Units per Top Up Electing Shareholder.

28	WILL THE OFFER BE FOLLOWED BY COMPULSORY ACQUISITION AND/OR DE-LISTING?
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time (and in all cases within four months of the date of this document), following closing of the Offer, Bidco intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise. The default election for all MariaDB Shareholders during this compulsory acquisition process will be for the Cash Offer. Furthermore, if Bidco has exercised its Rollover Withdrawal Right, the Unlisted Unit Alternative will not be available to any MariaDB Shareholders during this compulsory acquisition process and each remaining MariaDB Shareholder will be deemed to have elected for the Cash Offer.
The latest date by which Bidco may serve notice to apply the provisions of Sections 456 to 460 of the Companies Act 2014 is six months from the date of this Offer Document.
Notwithstanding the Offer being declared unconditional as to acceptances, Bidco and K1 also cannot guarantee that it will be in a position to carry out the Buy Out, including because the number of withdrawals during the Post Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to carry out the Buy Out under the provisions of Sections 456 to 460 of the Companies Act 2014. In addition, Bidco and K1 cannot guarantee that it will control MariaDB after the close of the Offer as the number of withdrawals during the Post Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to acquire control of MariaDB (e.g. 50%+ of the issued share capital of MariaDB). However, the K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.67% of the existing issued share capital of MariaDB as of 16 May 2024. The details of such irrevocable undertakings are set out in paragraph 6 “Disclosable Transactions” of the “Special Factors” section of this Offer Document.
After the Offer has closed and as soon as it is appropriate and possible to do so, Bidco intends to cause MariaDB to apply for cancellation of the listing of the MariaDB Shares on the NYSE, and to propose a resolution to re-register MariaDB as a private company under the relevant provisions of the Companies Act 2014. De-listing is likely to reduce significantly the liquidity and marketability of any MariaDB Shares in respect of which the Offer has not been accepted. Following the delisting of the MariaDB Shares from the NYSE, Bidco intends to procure that MariaDB files with the SEC a request that MariaDB’s obligations under the US Exchange Act be terminated if and when MariaDB is eligible to do so.
29	CAN I CHOOSE THE CURRENCY OF THE CASH THAT I RECEIVE?
The cash consideration payable under the Offer will be settled in US dollars. It will not be possible to choose an alternative currency in which to receive the cash consideration payable under the Offer.
30	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
If you are the registered owner of your MariaDB Shares and you accept the Offer, you will not have to pay brokerage fees or similar expenses in connection with your acceptance of the Offer. If you own your MariaDB Shares through a broker or other securities intermediary, and your securities intermediary accepts the Offer on your behalf, your securities intermediary may charge you a fee for doing so. You should consult your broker or securities intermediary to determine whether any charges will apply.
31	WILL I BE TAXED ON THE CONSIDERATION THAT I RECEIVE IN RESPECT OF THE OFFER?
A MariaDB Shareholder who is not resident or ordinarily resident or temporarily non-resident in Ireland, and who does not hold the MariaDB Shares in connection with a trade or business carried on in Ireland through a branch or agency, should not be subject to Irish tax on the consideration they receive in respect of the Offer. Other MariaDB Shareholders may have a liability to Irish tax.
For US federal income tax purposes, there will be tax consequences arising in connection with your sale of MariaDB Shares in the Offer. How you will be taxed will depend on a number of factors including, but not limited to, when you acquired the MariaDB Shares and if such MariaDB Shares were acquired pursuant to the exercise of a stock option. The tax implications of participating in the Offer are complex.

Important tax information related to the potential US federal income tax consequences of participation in the Offer is set forth in Section 1.2 (US Federal Income Tax) of Appendix 6. You should consult with your own legal, investment and tax advisors to determine the potential benefits, burdens and other consequences of the Offer particular to you, including the US federal, state, local, non-US and other tax consequences of participating in the Offer.
The above is provided for general information only. For an outline of the material Irish and US federal income tax consequences of the Offer, please see Appendix 6. It is recommended that you consult an appropriate independent adviser in respect of your tax treatment in relation to the Offer.
NONE OF BIDCO OR MARIADB ARE PROVIDING ANY TAX ADVICE, OR GUARANTEEING ANY TAX CONSEQUENCES FOR PARTICIPATION IN THIS OFFER DOCUMENT, AND YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF YOUR PARTICULAR SALE OF ELIGIBLE SHARES TO BIDCO IN, AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF, THIS OFFER DOCUMENT AND THE ACCEPTANCE DOCUMENTS.
32	IN WHAT CIRCUMSTANCES WOULD K1 AND BIDCO CONSIDER SWITCHING TO A SCHEME OF ARRANGEMENT?
K1 and Bidco wish to preserve the flexibility to enable them to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. The consent of both the Irish Takeover Panel and MariaDB would be required to do so. K1 and Bidco may consider switching to a scheme of arrangement in the event that they consider that it would enable them to obtain 100% ownership of MariaDB in a shorter timeframe than the Offer.
33	WHO CAN I SPEAK WITH IF I HAVE QUESTIONS ABOUT THE OFFER?
You may call Georgeson LLC, the Information Agent for the Offer, toll free at (866) 920-4932 from inside the US and +1 (781) 896-6949 for outside the US. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

SPECIAL FACTORS
1.	Background
From July 2023 through early October 2023, the Company engaged in an outreach to, and was contacted by, third parties regarding potential options to replace, refinance or restructure a loan outstanding in the amount of $15.9 million from the European Investment Bank which was scheduled to mature on 11 October 2023 (the “EIB Loan”). This included outreach by the Company to certain customers, financial institutions, investment banks, private equity firms (including Hale Capital Partners, L.P. (“Hale”)), and investors including current shareholders such as Open Ocean Opportunity Fund I Ky and its affiliates (collectively, “Open Ocean”), and Runa Capital Fund II, L.P., Runa Capital II (GP), Runa Capital Opportunity Fund I, L.P., Runa Capital Opportunity I (GP), and Runa Ventures I Limited (collectively, “Runa”).
From August 2023 through October 2023, the Company engaged in discussions with multiple third parties regarding potential equity financing options to refinance or restructure the EIB Loan and provide the Company with liquidity, including Runa and funds affiliated with Smartfin Management BV (namely Smartfin Capital II CommV and Smartfin Capital NV) (collectively, “Smartfin”), and provided such parties with due diligence information.
On 6 September 2023, following an introduction by an investment bank, a representative of K1 and the Company’s Chief Executive Officer, Paul O’Brien, held an initial telephonic conversation as part of K1’s general exploration of opportunities in the enterprise software space. This conversation included a discussion of the funding paths the Company was exploring. No commitment was asked of, or offered by, K1 with respect to the Company’s funding requirements. Mr. O’Brien indicated that the Company would be receptive to K1 maintaining contact with the Company from time to time and the representative of K1 suggested that the parties reconnect in October.
Throughout the period from August 2023 through 5 October 2023, the MariaDB board of directors (the “MariaDB Board”) held meetings via videoconference, including meetings at which Matheson LLP (Irish legal advisor to the Company) (“Matheson”) provided the directors with legal advice regarding their fiduciary duties under Irish law.
On 15 September 2023, Runa publicly announced, in accordance with Rule 2.4 of the Irish Takeover Rules, that on 14 September 2023 it had delivered a letter to the Company which contained a non-binding proposal to acquire 100% of the issued ordinary shares of the Company not owned by Runa at a price of $0.56 per share. Subsequently, on 10 October 2023, Runa announced, in accordance with Rule 2.8 of the Irish Takeover Rules, that it did not intend to make an offer for the Company.
On 10 October 2023, the Company entered into the RPV Note with RPV and used the proceeds to repay the EIB Loan in full. The maturity date of the RPV Note would occur on the earliest of (i) 10 January 2024, (ii) a change of control of the Company, (iii) any breach of any of the documentation relating to the EIB Loan or any demand for repayment of that loan, and (iv) the date on which the RPV Note otherwise became due and payable pursuant to its terms. The terms of the RPV Note restricted the Company, for the period until 10 January 2024, from pursuing or accepting any offer with respect to (x) any recapitalization, reorganization, merger, business combination, purchase, sale, loan, notes issuance, issuance of other indebtedness or other financing or similar transaction or (y) any acquisition by any person or group, which would result in any person or group becoming the beneficial owner of 2% or more of any class of equity interests or voting power or consolidated net income, revenue or assets, of the Company, in each case other than with RPV or Runa. The RPV Note also provided that the number of directors on the MariaDB Board be capped at four persons, and that two of the directors would be persons selected by RPV.
Also on 10 October 2023, promptly following the Company’s entry into the RPV Note, Hal Berenson, Christine Russell, Alex Suh and Theodore Wang resigned from the MariaDB Board and, pursuant to the RPV Note, at the direction of RPV, the Company appointed Yakov “Jack” Zubarev and Michael Fanfant to the MariaDB Board. Mr. Fanfant is a shareholder of Runa, which at the time, beneficially owned approximately 8.00% of the issued ordinary shares in the capital of the Company. As a result, as of 10 October 2023, the members of the MariaDB Board consisted of Mr. Jurgen Ingels, the Chairman of the MariaDB Board, Mr. Paul O’Brien, the Chief Executive Officer of the Company, Michael Fanfant and Yakov “Jack” Zubarev. Mr. Ingels is the

co-founder and managing partner of Smartfin. Various funds affiliated with Smartfin are existing shareholders of the Company. Mr. Ingels and Smartfin were, on 10 October 2023, and are shareholders of the Company. Mr. Ingels and Smartfin beneficially own approximately 8.59% of the issued ordinary shares in the capital of the Company as of 16 May 2024.
On 19 October 2023, a representative of K1 contacted Mr. O’Brien to request further details on the RPV Note. Mr. O’Brien referred K1 to the public press release regarding the RPV Note.
On 23 December 2023, Runa delivered to the Company a written proposal in the form of a draft term sheet providing for (x) the conversion of the outstanding principal and interest under the RPV Note into convertible preferred shares of the Company and (y) a $15 million cash investment by Runa and other third-party investors in exchange for the issuance of additional convertible preferred shares of the Company; provided, that RPV’s fees and expenses associated with the transaction would be credited against and reduce the cash purchase price to be paid by RPV for the convertible preferred shares (the “Potential RP Transaction”). In aggregate, it was expected that convertible preferred shares with an issue price of approximately $45 million would be issued in the Potential RP Transaction. It was expected that Open Ocean and Smartfin would participate in the cash investment pursuant to the Potential RP Transaction.
On 10 January 2024, no agreement on the Potential RP Transaction (or any other alternative to repay the RPV Note at maturity) had been reached and the parties to the RPV Note agreed to extend the stated maturity date of the RPV Note, together with the restrictive covenants thereunder, from 10 January 2024 to 31 January 2024 to provide the Company with additional time to continue negotiating a recapitalization arrangement with Runa. The Company paid RPV a nonrefundable funding fee of $75,000 relating to this amendment. During January and early February, Mr. Ingels and Gordon Caplan, a representative of Ilya Zubarev (the Chairman & Co-founder of Runa) would discuss from time to time the status of the Potential RP Transaction.
On 11 January 2024, in connection with a visit to the Bay Area by certain members of the K1 team that was unrelated to the Company, representatives of K1 met with Mr. O’Brien to discuss K1’s investment mandate and learn more about the history of the Company.
On or around 19 January 2024, in light of the relationship between Company directors Messrs. Fanfant and Zubarev and Runa and RPV and the conflict of interest associated with evaluating and negotiating the Potential RP Transaction, the MariaDB Board formed a special committee the (“Committee”) to evaluate the Potential RP Transaction and alternatives thereto and, ultimately, to make a recommendation to the MariaDB Board. The Committee, made up of Mr. Ingels and Mr. O’Brien, who were and are unrelated to Runa and RPV, engaged Baker Botts L.L.P. (“Baker Botts”) to serve as legal advisor and KPMG Corporate Finance Limited (“KPMG”) to provide a valuation of the Company’s business in the ordinary course.
From 19 January 2024 until 12 March 2024, the Committee met regularly to evaluate the Potential RP Transaction and potential alternative options for the Company and, at the direction of the Committee, Baker Botts engaged in negotiations with McDermott Will & Emery LLP (“McDermott”), counsel to Runa and RPV, regarding terms and conditions of a Potential RP Transaction. During this time period, the Company, Runa, RPV, Baker Botts, IBI Corporate Finance, Matheson, McDermott, and Runa’s external Irish legal counsel, or some or a combination of each, engaged in discussions regarding the terms and conditions of a Potential RP Transaction and began to exchange draft documentation related to the same.
On 26 January 2024, Hale delivered an unsolicited letter to the members of the Committee setting forth an indicative non-binding offer to acquire the entire issued, and to be issued, share capital of the Company in cash at a per-share price of $0.24 per share (the “First Hale Offer”). According to Hale, its offer implied a total enterprise value of the Company of $69.6 million and an equity value of approximately $16.0 million. Under the Irish Takeover Rules, following receipt of the First Hale Offer, the Company was prohibited, without the prior approval of its shareholders or the consent of the Irish Takeover Panel, from taking certain “frustrating actions” while the MariaDB Board had reason to believe that the making of an offer to acquire the Company is or may be imminent. The frustrating actions’ prohibitions are described in more detail in the Section titled “Frustrating Action” in Item 8. As a result, without the prior approval of the Company’s shareholders or the consent of the Irish Takeover Panel, the Company was prohibited from either: (A) implementing the Potential RP Transaction (or entering into an agreement to do so), or (B) extending the Company’s exclusivity obligations under the RPV Note, which were due to expire on 31 January 2024, unless in either case, (i) the indicative offer was withdrawn (or deemed, with Irish Takeover Panel consent, to have been withdrawn) by Hale or (ii) if the indicative offer were to be publicly announced, Hale did not thereafter announce a firm intention to make an offer for the Company in accordance with Rule 2.7 of the Irish Takeover Rules by not later than 5:00 p.m., New York City time, on the 42nd day following the date of such public announcement.
On 31 January 2024, the RPV Note matured and the Company did not pay the outstanding principal, interest, and other applicable fees or charges due and payable on the RPV Note. In addition, the Company and its subsidiaries, as guarantors under the RPV Note, failed to comply with certain other obligations under the RPV Note. This nonpayment and other noncompliance gave rise to events of default under the RPV Note.
On 31 January 2024 the Committee convened a meeting to evaluate the First Hale Offer and the Potential RP Transaction, including the commercial terms that had been agreed in connection with the Potential RP Transaction and legal and strategic risks to the Company in connection with the impending default under the RPV Note. The Committee also explored with counsel process and preparation for commencing proceedings under Chapter 11 of the U.S. bankruptcy code (a “Chapter 11 Process”) in the event no agreement with RPV on a forbearance or the Potential RP Transaction could be reached prior to or at maturity of the RPV Note. At the conclusion of such discussions, the Committee determined to make a recommendation to the MariaDB Board that: (i) the Company reject the First Hale Offer, (ii) the negotiated term sheet regarding the Potential RP Transaction be approved, subject to reaching agreement on the remaining open items, and (iii) the Company should seek a forbearance from RPV until the Potential RP Transaction could be finalized. Shortly thereafter, the MariaDB Board convened a meeting in which the Committee delivered the recommendations described above. The MariaDB Board, having considered the recommendations from the Committee, determined that the First Hale Offer should be rejected and that the Committee should continue to negotiate and finalize the terms of the Potential RP Transaction. Baker Botts then delivered a notice to Hale rejecting the First Hale Offer. Shortly thereafter, Hale delivered to Baker Botts an updated indicative non-binding offer (the “Second Hale Offer”) whereby Hale reiterated its interest in acquiring the entire issued and to be issued share capital of the Company at the same price of $0.24 per share.
On or around 3 February 2024, the Company re-engaged IBI Corporate Finance from a prior engagement in September 2023, on behalf of the Committee, to act as the Company’s Rule 3 financial advisor under the Irish Takeover Rules in evaluating the Potential RP Transaction and any inbound offers.
On 5 February 2024, McDermott, delivered a revised term sheet to Baker Botts that added Hale as a $10 million co-investor in the Potential RP Transaction in exchange for convertible preferred shares. Under the new terms, the term sheet provided for (x) the conversion of the outstanding principal and interest under the RPV Note into convertible preferred shares of the Company and (y) an aggregate anticipated cash investment of $23.5 million from Hale, RPV and other existing shareholders (which was expected to include Open Ocean and Smartfin) in exchange for additional convertible preferred shares with an aggregate issue price of approximately $50 million; provided, that RPV’s fees and expenses associated with the transaction would be credited against and reduce the cash purchase price to be paid by RPV for the convertible preferred shares. In addition, the updated term sheet provided that Hale would withdraw its indicative offer upon execution of the term sheet by the Company, RPV, and Hale.
Later that same day, the Company, RPV, and Hale entered into the term sheet and Hale withdrew the Second Hale Offer. As a result of the withdrawal by Hale of its Second Hale Offer, the Company was no longer prohibited by the Irish Takeover Rules from entering into the Potential RP Transaction or extending the Company’s exclusivity obligations under the RPV Note. Also on 5 February 2024, the Company and its subsidiaries, as guarantors under the RPV Note, entered a Forbearance Agreement with RPV (the “Forbearance Agreement”) which provided for, among other things, a forbearance from RPV exercising its rights and remedies under the RPV Note until the earlier of: (i) the execution of a definitive agreement to restructure the Company’s obligations under the RPV Note and any amendment or extension of the RPV Note, (ii) 11:59 pm Pacific Time on 21 February 2024, (iii) the occurrence or existence of certain events of default, (iv) initiation of any action by the Company or its subsidiaries, affiliates, or representatives to invalidate or limit the enforceability of certain provisions of the Forbearance Agreement, (v) a breach of the non-solicitation provisions of the Forbearance Agreement and (vi) the occurrence of certain insolvency events.
Under the terms of the Forbearance Agreement, the Company could not, directly or indirectly, initiate, solicit, take any action to facilitate or encourage any inquiries or making of any proposal or any indication of interest from any person or persons (other than RPV) that may constitute, or could be expected to lead to various transactions, which would include an offer for the Company and the Company agreed that certain additional actions taken by or regarding the Company would constitute an immediate event of default under the Forbearance Agreement, the RPV Note and related security documents, without any notice or grace or cure period. These actions include, among other things, any public announcement by a third party regarding a proposed offer or other transaction with the Company that could result in a change of control. Upon the occurrence of an event of default, RPV had the right to declare the principal of and accrued interest on the RPV Note to be immediately due and payable.
On 15 February 2024, representatives of K1 delivered to Mr. Ingels, as chairman of the MariaDB Board, an unsolicited proposal letter whereby K1 indicated its interest in exploring an offer to acquire the entire issued, and to be issued, share capital of the Company at a price of $0.55 per share (the “K1 Proposal”). The proposed per share price represented, according to K1, a 189% premium to the closing stock price on 5 February 2024, the last full trading day prior to the announcement of the entry into the Forbearance Agreement, and a 129% premium to the average closing stock price of the preceding 30 calendar days.
The following day, K1 publicly announced, in accordance with Rule 2.4 of the Irish Takeover Rules, the K1 Proposal which constituted an immediate event of default under the Forbearance Agreement. As a result, the forbearance period under the Forbearance Agreement terminated on 16 February 2024, allowing RPV the right to declare all principal of and accrued interest on the RPV Note to be immediately due and payable. Interest on amounts due under the RPV Note began to accrue at the default rate of 2% above the otherwise-applicable non-default interest rate of 10%. In response to the announcement, a Notice of Default under the RPV Note was delivered to the Company and McDermott communicated that if the Company did not sign the definitive documentation for the Potential RP Transaction that same day, RPV would foreclose on the RPV Note and exercise control over the operating account (the “Operating Account”) of Company’s U.S. subsidiary, MariaDB USA, Inc. pursuant to that certain Deposit Account Control Agreement entered into in connection with the RPV Note, and transfer the funds in the Operating Account to an account controlled by RPV. However, under the Irish Takeover Rules, following receipt of the K1 Proposal, the Company was again prohibited, without the prior approval of its shareholders or the consent of the Irish Takeover Panel, from taking certain “frustrating actions” while the MariaDB Board had reason to believe that the making of an offer to acquire the Company is or may be imminent. As a result, without the prior approval of the Company’s shareholders or the consent of the Irish Takeover Panel, the Company was prohibited from implementing the Potential RP Transaction (or entering into an agreement to do so), unless the K1 Proposal was withdrawn or K1 did not thereafter announce a firm intention to make an offer for the Company in accordance with Rule 2.7 of the Irish Takeover Rules prior to the expiry of the K1 Offer Period described below.
As a result of the public announcement of the K1 Proposal, K1 was required, under the Irish Takeover Rules, no later than 5:00 pm, New York City time, on 29 March 2024, being the 42nd day following the K1 announcement (the “K1 Offer Period”), to either (i) announce a firm intention to make an offer for the Company in accordance with Rule 2.7 of the Irish Takeover Rules; or (ii) announce that it did not intend to make an offer for the Company. The K1 Offer Period would be extended only with the consent of the Irish Takeover Panel at the request of the Company. If K1 did not make an offer for the Company in accordance with Rule 2.7 of the Irish Takeover Rules prior to the expiration of the K1 Offer Period, it would be restricted from making an additional offer for the Company for a period of six months from that time.
On 17 February 2024, affiliates of K1 entered into a non-disclosure agreement with the Company. On the same day, pursuant to the Deposit Account Control Agreement, RPV delivered an Activation Notice to Bank of America exercising control over the Operating Account and instructing Bank of America to deliver the funds in the Operating Account to an account controlled by RPV. The Operating Account was subsequently unfrozen on 26 February 2024, pursuant to instructions from RPV to Bank of America.
During the period following receipt of the K1 Proposal through 12 March 2024, some or a combination of representatives of the Company, Baker Botts, Matheson, and IBI Corporate Finance held various conversations with, at different times, some or a combination of representatives of K1, Kirkland & Ellis LLP (“K&E”), external legal advisor to K1, A&L Goodbody LLP (“ALG”), external Irish counsel to K1, and Lazard in connection with K1’s possible offer. These conversations included diligence calls with representatives of management and the broader MariaDB team on certain matters, including financial and tax diligence, legal diligence, technology diligence, organizational structure and design, go-to-market strategy, sales pipeline, renewals forecasts and renewal processes. No transaction agreement (or similar) was ever negotiated by K1 or any of the K1 Group with the Company or any representative of the Company. In addition, during the same period, multiple discussions were had among one or more of representatives of K1, Baker Botts, and McDermott regarding the Company’s financial situation, the terms of a potential bridge loan as well as a possible Chapter 11 Process and associated debtor-in-possession financing.
During the month of February, 2024, various discussions among some or a combination of representatives from K1, K&E, ALG, and Lazard, on the one hand, and RPV and McDermott, on the other hand, took place regarding whether there was any potential arrangement between K1 and RPV (or certain of its affiliates) to be entered into in connection with a financing solution for the Company. Ultimately, K1 and RPV did not reach agreement on any such arrangement and such discussions ceased at the end of February.
During late February through late March, representatives from K1 held various conversations with certain MariaDB Shareholders to solicit their opinions on the actions and inactions of the MariaDB Board with respect to the K1 Proposal. Certain of those MariaDB Shareholders made clear that while they may be willing to tender into a binding offer from K1, if one were to be made, they did not anticipate taking any other actions in their capacities as MariaDB Shareholders. As part of conversations with MariaDB Shareholders during this period (specifically on or around 19 February 2024), certain MariaDB Shareholders expressed that K1’s non-binding proposal would be more attractive to them if they were offered the opportunity to participate in a rollover type structure. Representatives of K1 did not engage, at this time, on the suggestion of a rollover, but ultimately included such an option (as the Unlisted Unit Alternative) as part of its proposal.
During this same period, each of the Committee and the MariaDB Board held various meetings to discuss the Company’s financial situation and the potential inability of the Company to meet its financial obligations, the possibility of commencing a Chapter 11 Process and the potential outcomes for the Company, and the possibility of consummating a transaction pursuant to the K1 Proposal.
On 20 February 2024, Runa filed a Schedule 13-D/A announcing that it had formed a shareholder “group” with Michael (Monty) Widenius, the Company’s founder and former Chief Technology Officer and who, according to the Schedule 13-D/A beneficially owned approximately 0.6% of the Company’s outstanding ordinary shares. The Schedule 13-D/A disclosed that Mr. Widenius had entered into a letter agreement with Runa, whereby he agreed, among other things, to work exclusively with Runa, Smartfin, and Open Ocean with respect to any transaction with the Company. In exchange for such exclusivity, Runa agreed that Mr. Widenius would be provided the opportunity to invest in any transaction between the Company and Runa that involves any form of financing, acquisition or change of control of the Company, including any acquisition of all or a material portion (5% or more) of the assets or equity of the Company or any of subsidiaries.
On 21 February 2024, Yogesh Gupta, CEO of Progress Software Corporation (“Progress”), contacted Mr. O’Brien to discuss a potential indicative offer from Progress to acquire the Company and, on 1 March 2024, the Company and Progress entered into a non-disclosure agreement.
On 28 February 2024, the Committee held a meeting to discuss the K1 Proposal, including the likely inability of K1 to successfully complete an acquisition of the Company due to lack of support from RV, Smartfin, Open Ocean, and Mr. Widenius, and the possibility of the Company commencing a Chapter 11 Process.
On 4 March 2024, the Committee held a meeting where it discussed that neither the Potential RP Transaction nor the K1 Proposal were actionable at the present time due to, among other things, the restrictions under the Irish Takeover Rules and the perceived inability of K1 to successfully complete an acquisition. The Committee recommended that the MariaDB Board commence the making of preparations, solely as a contingency planning matter, for commencing a Chapter 11 Process (the “Contingency Planning Recommendation”). On 5 March 2024, the MariaDB Board held a meeting to discuss the Contingency Planning Recommendation and directed the Committee to prepare a comparative analysis of the Potential RP Transaction, the K1 Proposal, and a Chapter 11 Process.
On 7 March 2024, KPMG presented its valuation analysis of the Company (the “Valuation”) to the Committee and Mr. Godfrey presented to the Committee IBI Corporate Finance’s analysis comparing the implications on the Company’s shareholders of the K1 Proposal, the Potential RP Transaction, and a Chapter 11 Process (the “IBI Corporate Finance Analysis”). The Valuation indicated that the Company likely had equity value notwithstanding amounts payable under the RPV Note. The IBI Corporate Finance Analysis stated that the Potential RP Transaction was inferior to both the K1 Proposal and potential U.S. Chapter 11 Process.

On 12 March 2024, the MariaDB Board held a meeting and dissolved the Committee. The MariaDB Board also elected to not renew the terms of Mr. O’Brien’s Employment Agreement, dated as of 26 May 2023, and Mr. O’Brien’s employment as Chief Executive Officer of the Company was expected to terminate as of 26 May 2024. On 13 March 2024, upon receipt by Mr. O’Brien of a request in writing signed by each of Messrs. Ingels, Fanfant, and Zubarev, the other directors on the MariaDB Board, for him to resign as a director of the Company, Mr. O’Brien’s office as a director of the Company was vacated with immediate effect.
At its 12 March 2024 meeting, the MariaDB Board further resolved to appoint Chris Creger, a Senior Managing Director of FTI Consulting, Inc. (“FTI”) to serve as its Chief Restructuring Officer to primarily assist with an evaluation of the Company’s cash flows, advise on liquidity opportunities and assess operating business and profitability plans. Mr. Creger was formally engaged pursuant to an engagement letter, effective 18 March 2024, between the Company and FTI.
On 21 March 2024, Runa, Michael (Monty) Widenius, Smartfin, Bart Luyten, Jurgen Ingels, Open Ocean, Patrik Backman, and Ralf Wahlsten filed a Schedule 13-D/A announcing that they had formed a group to collectively express their opposition to the K1 Proposal and that on 19 March 2024, Runa, Open Ocean, and Smartfin delivered a letter to the Company in which they stated their opposition to the K1 Proposal because they did not believe the K1 Proposal was in the best interests of the Company or its shareholders.
On 24 March 2024, at the request of representatives of K1, representatives of Lazard held a call with representatives of RPV where such representatives indicated that RPV would be amenable to selling the RPV Note at a premium to K1. K1’s outreach resulted from a failure of the conversations referred to above during the month of February on a potential financing solution for the Company with RPV and, consequently, the RPV Note, the terms of which were likely incompatible with a successful offer from K1.
On 25 March 2024, K1 submitted a proposal to RPV offering to purchase the RPV Note for cash consideration of $50 million, together with $2 million for RPV’s accrued expenses to such point. Following feedback from representatives of RPV that same day, on 26 March 2024, K1 made a revised proposal, offering to purchase the RPV Note for aggregate total consideration (including accrued expenses of RPV) of $65 million. This proposal was delivered to RPV as a non-binding term sheet containing additional provisions, including a release, resignation of the directors appointed by RPV and certain other matters.
On 26 March 2024, Progress publicly announced, pursuant to Rule 2.4 of the Irish Takeover Rules, that it was considering a possible offer for all the issued, and to be issued, share capital of the Company at a value of $0.60 per share (the “Progress Proposal”).
On 28 March 2024, RPV returned to K1 a markup of the term sheet, increasing the proposed consideration for the RPV Note to $67.1 million, among other changes to the term sheet.
On 29 March 2024, at the formal request of the MariaDB Board, the Irish Takeover Panel consented, pursuant to Rule 2.6(c) of the Irish Takeover Rules, to an extension until 5.00 p.m. (New York time) on 12 April 2024 of the K1 Offer Period. A further extension, at the request of the MariaDB Board, was granted by the Irish Takeover Panel on 12 April 2024, which extended the K1 Offer Period until 5:00 p.m., New York City time, on 22 April 2024, and a further extension to 5:00 p.m., New York City time, on 24 April 2024, was granted on 22 April 2024. K1 had requested that the MariaDB Board ask the Irish Takeover Panel for each of these extensions, in order to provide K1 additional time to continue to negotiate the terms of the K1 Proposal.
On 1 April 2024, Mr. Ingels held a call with Mr. Gupta to discuss the background of Progress and the Progress Proposal.
On 1 April 2024, Runa, Michael (Monty) Widenius, Smartfin, Bart Luyten, Jurgen Ingels, Open Ocean, Patrik Backman and Ralf Wahlsten filed a Schedule 13-D/A announcing that on 27 March 2024, they delivered a letter to the Company in which they stated their opposition to the K1 Proposal and the Progress Proposal.
On 4 April 2024, representatives of Smartfin, Open Ocean, and K1 met to discuss the history and background of the Company.
On 5 April 2024, the Irish Takeover Panel granted a derogation from Rules 20.1 and 20.2 of the Irish Takeover Rules to permit K1 to seek irrevocable undertakings from certain Company shareholders prior to the publication of its announcement of a firm intention to make an offer for the Company. On 9 April 2024, at the direction of K1, Lazard began the process of contacting those specified shareholders, in accordance with the terms of the derogation granted by the Irish Takeover Panel which required meetings with those shareholders to be chaperoned by Lazard. During that outreach, certain shareholders expressed a desire to participate in a rollover opportunity, and subsequently the negotiations included discussions of the Unlisted Unit Alternative and whether each Company shareholder wished to elect for that alternative. The negotiation of the irrevocable undertakings between K1 and its representatives and the specific shareholders and their representatives continued until immediately prior to the release by K1 of the Rule 2.7 announcement on 24 April 2024, of the recommended cash offer to be made by Bidco, an affiliate of K1, for the entire issued and to be issued share capital of the Company. Company shareholders representing approximately 51.53% of the issued ordinary shares in the capital of the Company as of 24 April 2024 executed irrevocable undertakings on 24 April 2024, each in substantially the same form, with only minor deviations. A description of the form of irrevocable undertaking, such minor deviations, and which shareholders executed irrevocable undertakings, is set forth in Section titled “Irrevocables” in Item 6 of the Offer Document.
On 9 April 2024 and 11 April 2024, K&E provided McDermott with initial drafts of the documentation required in connection with the purchase of the RPV Note, including a loan purchase agreement. Between 9 April 2024 and 24 April 2024, K&E and McDermott exchange multiple drafts of the loan purchase related documents and held multiple calls to negotiate the terms of such documents. Provisions negotiated included: (i) the scope of certain restrictive covenants, including the standstill, (ii) the terms of the mutual release, (iii) the representations and warranties, (iv) director and officer “tail coverage” and (v) claims that the former noteholder could retain. As part of the negotiations, the final purchase price was agreed upon as approximately $62.4 million plus approximately $4.5 million comprised of accrued interest under the RPV Note and the transaction expenses of RPV. During this time, as part of these negotiations, representatives of K1 and its advisors held multiple conversations with representatives of RPV and its advisors to negotiate the terms of the documentation. The final documentation relating to the purchase of the RPV Note by Topco was executed on 24 April 2024. Pursuant to the terms of the RPV Note, Topco exercised its right to appoint two directors to the MariaDB Board. Consequently, Michael Fanfant and Yakov “Jack” Zubarev resigned as directors of the Company with effect from completion of the acquisition of the RPV Note. George Mansour and Jordan Wappler were appointed to the MariaDB Board as the nominees of the new holder of the RPV Note immediately following the release by K1 of the Rule 2.7 announcement on 24 April 2024.
On 19 April 2024, Progress released a subsequent announcement in accordance with Rule 2.4 of the Irish Takeover Rules re-confirming the Progress Proposal and also stating that, in connection with the closing of the transactions contemplated by its offer, Progress would purchase the RPV Note for $40 million, less any amounts attributable to ownership of the Company’s shares.
On 24 April 2024, Bidco, an affiliate of K1, as manager of K5 Private Investors, L.P., made an announcement in accordance with Rule 2.7 of the Irish Takeover Rules of its firm intention to make the Offer (comprising (i) the recommended Cash Offer and (ii) the Unlisted Unit Alternative), the terms of which are described in more detail in the Section titled “Offer” in Item 2. The announcement included that IBI Corporate Finance had concluded that the terms of the Cash Offer were fair and reasonable and it would recommend that the MariaDB Shareholders should accept the Cash Offer.
On 26 April 2024, Runa, Michael (Monty) Widenius, Smartfin, Bart Luyten, Jurgen Ingels, Open Ocean, Patrik Backman, and Ralf Wahlsten filed a Schedule 13-D/A announcing that on 24 April 2024, (i) Runa and Topco entered into the loan purchase agreement and (ii) Bidco announced the terms of the Offer. In connection with the Offer, Runa, Michael (Monty) Widenius, Smartfin, Jurgen Ingels, Open Ocean, and Patrik Backman entered into Deeds of Irrevocable Undertakings in which they each agreed to accept (i) the Offer or alternatively (if Bidco or certain affiliates of Bidco elect to switch to a scheme of arrangement with respect to the Company under the Irish Companies Act 2014) the scheme of arrangement under the Companies Act 2014 and (ii) other than Runa, elect for the Unlisted Unit Alternative. In connection therewith, Runa, Smartfin, Open Ocean, Bart Luyten, Jurgen Ingels, Patrik Backman, Ralf Wahlsten, and Michael (Monty) Widenius entered into a Letter Agreement in which they agreed to dissolve their group.
On 1 May 2024, the Company engaged Baker Botts to represent the Company in connection with the K1 Proposal and thereafter Baker Botts, Matheson, ALG, and K&E engaged in discussions regarding and exchanged draft documentation to implement the Offer.

On 2 May 2024, Progress announced pursuant to Rule 2.8 of the Irish Takeover Rules that it had no intention to make an offer to acquire the Company.
Following 24 April 2024 until the date of this document, K1 and its representatives contacted additional MariaDB Shareholders and obtained irrevocables with respect to an additional 18.10% of the MariaDB Shares.
On 24 May 2024, K1 commenced the Offer and filed its Schedule TO.
Lazard Frères’ Valuation of the Topco Rollover Units
K1 and Bidco retained Lazard Frères to act as sole financial advisor to K1 and Bidco in connection with the Offer and to provide an estimate of the value of the Topco Rollover Units in accordance with Rule 24.11 of the Irish Takeover Rules. Lazard Frères delivered its written valuation to Bidco on 24 May 2024 (the “Estimate of Value Letter”), to the effect that, as of the Latest Practicable Date, and based upon and subject to the assumptions made, procedures followed, matters considered and other qualifications and limitations set forth therein, the fair market value of the Topco Rollover Units was in the range of $0.40 to $0.65 per Topco Rollover Unit.
The full text of Lazard Frères’ Estimate of Value Letter, dated 24 May 2024, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard Frères in connection with its Estimate of Value Letter, is attached to this Offer Document as Appendix 3 and is incorporated by reference herein in its entirety. The summary of Lazard Frères’ Estimate of Value Letter is qualified in its entirety by reference to the full text of the Estimate of Value Letter, and MariaDB Shareholders are encouraged to read the Estimate of Value Letter carefully and in its entirety.
Lazard Frères’ engagement and its Estimate of Value Letter were for the benefit of K1 and Bidco and its Estimate of Value Letter was rendered to the Bidco board of directors solely for the purposes of Rule 24.11 of the Irish Takeover Rules, and is not a valuation that has been prepared as a result of the requirements of, or in accordance with the terms of any applicable law or regulations in any jurisdiction other than Ireland. Lazard Frères’ Estimate of Value Letter is not intended to and does not constitute a recommendation to any MariaDB Shareholder as to whether they should accept the offer or make an election for the Unlisted Unit Alternative, or as to how they should vote or act with respect to the Offer or any matter relating thereto.
The Estimate of Value Letter was rendered as of the Latest Practicable Date on the basis of economic, monetary, market, general business, financial and other conditions prevailing on that date and the condition and prospects, financial and otherwise, of Topco as they were reflected in the information provided to Lazard Frères. Any changes therein may affect the Estimate of Value Letter and Lazard Frères disclaims any undertaking or obligation to advise any person of any such change that may come to its attention after such date or to change or withdraw the Estimate of Value Letter. Lazard Frères further notes that the current volatility and disruption in the credit and financial markets as of the Latest Practicable Date may or may not have an effect on MariaDB, K1, Bidco or Topco and Lazard Frères expressed no opinion as to the effects of such volatility or such disruption on MariaDB, K1, Bidco or Topco. In its analysis in connection with the preparation of the Estimate of Value Letter, Lazard Frères made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Lazard Frères, MariaDB, K1, Bidco and Topco. The Estimate of Value Letter does not address the relative merits of the Offer as compared to other transactions or business strategies that might be available to K1, Bidco or Topco, the merits of the underlying decision by K1, Bidco and Topco to engage in the Offer, or the election which Eligible MariaDB Shareholders may make in respect of the Unlisted Unit Alternative. Lazard Frères expressed no opinion with respect to the future trading prices of securities of MariaDB or any of its affiliates or the future value at which Topco Rollover Units may be sold. In addition, Lazard Frères expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties involved in the Offer, or class of such persons, relative to the consideration payable to MariaDB Shareholders or otherwise.
In connection with the Estimate of Value Letter, Lazard Frères:
(i) reviewed the Firm Announcement, the Offer Document, the Offering Memorandum and the Topco LLCA;

(ii) reviewed certain publicly available historical business and financial information relating to MariaDB;
(iii) reviewed certain information provided by K1 relating to the capital structure, operations, financial condition and prospects of Topco and MariaDB;
(iv) reviewed certain financial forecasts and other data prepared by K1 relating to the business of Topco, including the “base case” financial forecasts prepared by K1 (such base case forecasts, the “Forecasts”);
(v) held discussions with members of the senior management of K1 with respect to the business, operations, financial conditions and prospects of MariaDB and Topco;
(vi) reviewed public information with respect to certain other companies in lines of business and with financial performance profiles that Lazard Frères believed to be generally relevant in evaluating the business of MariaDB;
(vii) reviewed historical stock prices of MariaDB Shares;
(viii) reviewed certain public data sources; and
(ix) conducted such other financial studies, analyses and investigations as Lazard Frères deemed appropriate.
Lazard Frères assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. The Estimate of Value Letter is conditional upon such accuracy and completeness. Lazard Frères did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of MariaDB, Bidco or Topco or concerning the solvency of MariaDB, Bidco or Topco, and Lazard Frres was not furnished with any such valuation or appraisal. Lazard Frères did not have access to the management of MariaDB in connection with the preparation of the Estimate of Value Letter and did not receive financial forecasts prepared by management of MariaDB other than limited financial forecasts prepared by MariaDB in December 2023 which covered only their expectations at that time with respect to 2024. Accordingly, for purposes of the Estimate of Value Letter, at K1’s and Bidco’s direction, Lazard Frères utilized only the Forecasts (and not any other forecast scenario provided by K1). With respect to the Forecasts utilized in Lazard Frères’ analyses, Lazard Frères assumed, with the consent of K1 and Bidco, that they were reasonably prepared by K1 on bases reflecting K1’s best currently available estimates and judgments as to the future financial performance of Topco. In addition, Lazard Frères assumed, with the consent of K1 and Bidco, that the Forecasts would be realized in the amounts and at the times contemplated thereby. Lazard Frères assumed no responsibility for and expressed no view as to the Forecasts or the assumptions on which they were based. Lazard Frères has assumed the accuracy and fair presentation of, and relied upon, MariaDB’s audited financial statements and the reports of the auditors thereon and MariaDB’s unaudited interim financial statements.
Under Rule 13e-3 of the Exchange Act, a summary of the bases for and methods of arriving at the conclusions of the Estimate of Value Letter must be filed with the SEC (the “Lazard Report”). The Irish Takeover Panel considers that certain projections contained in the Lazard Report and used by Lazard Frères in connection with its preparation of the Estimate of Value Letter to be profit forecasts within the meaning of Rule 28 of the Irish Takeover Rules. However, following consideration of the exceptional circumstances of the matter, the Irish Takeover Panel granted a waiver of the requirement to procure (i) the reports from reporting accountants and financial advisors required by Rule 28.1(a) of the Irish Takeover Rules, and (ii) for the directors’ confirmations required by Rule 28.2(a) of the Irish Takeover Rules in connection with those projections, because the relevant projections are disclosed solely to comply with SEC requirements.
In rendering its Estimate of Value Letter, Lazard Frères assumed, with the consent of K1 and Bidco, that as of the Latest Practicable Date the Offer had become Effective, that Bidco had full control of MariaDB, that the Topco Rollover Units had been validly issued and the Offer would be implemented on the terms described in the Offer Document, without any modification of any material terms or conditions. Lazard Frères also assumed, with the consent of K1 and Bidco, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Offer would not have an adverse effect on MariaDB, Bidco, Topco or the Offer and that, following the Offer becoming Effective, Topco would both (i) cancel the RPV Note and (ii) provide additional equity of at least $23 million to MariaDB. Lazard Frères did not express any opinion as to any tax or other consequences that might result from the Offer or the holding of Topco Rollover Units, nor did Lazard Frères’ Estimate of Value Letter address any legal, tax, regulatory or accounting matters, as to which Lazard Frères understood that K1 and Bidco obtained such advice as they deemed necessary from qualified professionals. Lazard Frères expressed no view or opinion as to any terms or other aspects of the Offer, including, without limitation, the form or structure of the Offer or any agreements or arrangements entered into in connection with, or contemplated by, the Offer.
In analyzing the range of value of the Topco Rollover Units for purposes of the Estimate of Value Letter, no account has been taken of any potential transaction costs that a holder of Topco Rollover Units may incur, including any associated dealing costs, or any potential costs that may be associated with a sale of Topco to a third party or a liquidation of Topco and which might be expected to reduce any return to a holder of a Topco Rollover Unit upon the occurrence of such an event. In addition, no account has been taken of any minority shareholder issues arising from the existence of a controlling member in Topco, or the fact that K5, a controlling shareholder of Topco has power to appoint all of the members of the board of Topco, who have the exclusive authority and power to manage the business and affairs of Topco, and we have not made any adjustment for such factors. Lazard Frères noted that in analyzing the value of the Topco Rollover Units, MariaDB Shareholders may wish to apply a discount to take into account the illiquidity or non-transferability of the Topco Rollover Units, the governance arrangements in relation to Topco, and the other factors described in the Estimate of Value Letter that may impact value, based on, among other things, the type of holder and their individual circumstances. Lazard Frères makes no estimate of, and expresses no opinion as to, the materiality or amount of any such discount.
The following is a summary of the material financial analyses provided by Lazard Frères to the board of directors of Bidco in connection with the Estimate of Value Letter. The summary of Lazard Frères’ analyses provided below is not a complete description of the analyses underlying the Estimate of Value Letter. The preparation of the Estimate of Value Letter is a complex process and is not necessarily amenable to partial analysis or summary description. Lazard Frères believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by Lazard Frères, without considering all factors and analyses together, could create an incomplete view of the process underlying the Estimate of Value Letter. Accordingly, the Estimate of Value Letter should be read in its entirety.
Approach and Methodologies of the Estimate of Value Letter
The Estimate of Value Letter is based upon techniques and assumptions that Lazard Frères considered appropriate in the circumstances for the purposes of arriving at an estimate as to the fair market value of the Topco Rollover Units.
In determining the fair market value of the Topco Rollover Units, Lazard Frères primarily relied on a valuation analysis based on comparable companies public trading analysis and discounted cash flow analysis. Lazard Frères did not make any adjustment for the illiquidity or non-transferability of the Topco Rollover Units, the governance arrangements in relation to Topco, or the other factors described in the Estimate of Value Letter that may impact value, either in relation to the discount rate used in the discounted cash flow analysis, or in relation to the Estimate of Value Letter itself. Any assessment of the value of the Topco Rollover Units to an individual shareholder should take into account an individual shareholder's assessment of an appropriate discount to reflect the illiquidity of the Topco Rollover Units, the other governance arrangements in relation to Topco and such other factors.
The summary of the analyses and reviews provided below includes information presented in tabular format. To fully understand Lazard Frères’ analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard Frères’ analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard Frères’ analyses and reviews.
Comparable Companies Public Trading Analysis
Lazard Frères reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly traded software companies with financial performance profiles that Lazard Frères believed, based on its experience with companies in the software industry and professional judgment, to be generally relevant in analyzing MariaDB’s operations for purposes of this analysis. Lazard Frères compared such information of the selected comparable companies to the corresponding information for MariaDB to perform a valuation analysis.
The selected group of companies Lazard Frères reviewed (the “select comparable companies”) were:
•	Amplitude, Inc.;
•	WalkMe Ltd.; and
•	PSI Software S.E.
Lazard Frères selected the companies reviewed in this analysis because, among other things, the select comparable companies have financial profiles similar to MariaDB on a current basis. However, no selected entity is identical to MariaDB and certain of these companies may have characteristics that are materially different from those of MariaDB. Accordingly, Lazard Frères believes that purely quantitative analyses are not, in isolation, determinative and that qualitative judgments concerning differences between the businesses, financial and operating characteristics and prospects of MariaDB and the select comparable companies are also relevant.
For each of the select comparable companies, Lazard Frères calculated and compared various financial multiples and ratios, including, among other things, (a) the ratio of each company’s enterprise value (“EV”) to its estimated 2024 revenues and 2025 revenues, respectively, and (b) the ratio of each company’s EV to its estimated 2024 gross profit and 2025 gross profit, respectively.
Lazard Frères calculated each select comparable company’s EV as its market capitalization (based on each company’s closing share price as of the Latest Practicable Date and most recently publicly reported share count information (taking into account dilution from outstanding options and unvested stock units)), plus debt, debt-like items and noncontrolling interests, and less cash and cash equivalents and equity method investments. The EV, revenue and gross profit estimates for each of the select comparable companies used by Lazard Frères in its analysis were based on brokers’ consensus estimates and other publicly available information, and calendarized to a September 30 fiscal year end, consistent with MariaDB’s fiscal year. Lazard Frères then calculated the lower and upper quartile for the select comparable companies. The following table summarizes the results of this review.
Select Comparable Companies	Lower – upper quartile
2024E EV / Revenues	1.9x – 2.9x
2025E EV / Revenues	1.7x – 2.7x
2024E EV / Gross profit	2.2x – 3.6x
2025E EV / Gross profit	2.0x – 3.3x
Based on its professional judgment after taking into account, among other things, the analysis of the relevant metrics for each of the select comparable companies with respect to the fiscal year ending 30 September 2024, Lazard Frères selected an EV to revenue multiple range of 1.9x to 2.9x and applied it to Topco’s estimated 2024 revenues as set forth in the Forecasts.
Based on its professional judgment after taking into account, among other things, the analysis of the relevant metrics for each of the select comparable companies with respect to the fiscal year ending 30 September 2025, Lazard Frères selected an EV to revenue multiple range of 1.7x to 2.7x and applied it to Topco’s estimated 2025 revenues as set forth in the Forecasts.
Based on its professional judgment after taking into account, among other things, the analysis of the relevant metrics for each of the select comparable companies with respect to the fiscal year ending 30 September 2024, Lazard Frères selected an EV to gross profit multiple range of 2.2x to 3.6x and applied it to Topco’s estimated 2024 gross profit as set forth in the Forecasts.
Based on its professional judgment after taking into account, among other things, the analysis of the relevant metrics for each of the select comparable companies with respect to the fiscal year ending 30 September 2025, Lazard Frères selected an EV to gross profit multiple range of 2.0x to 3.3x and applied it to Topco’s estimated 2025 gross profit as set forth in the Forecasts.

Lazard Frères then calculated an implied equity value range per Topco Rollover Unit using the Forecasts and (1) an estimated net cash position of $1.1 million as of the Latest Practicable Date, as provided by K1’s management and (2) 225,134,526 Class A Topco Units and 39,729,622 Topco Rollover Units, as provided by K1’s management.
The analysis resulted in the following ranges of implied values per Topco Rollover Unit (rounded to the nearest $0.01 per share).
Implied Value per Topco Rollover Unit
2024E EV / Revenues	$0.41 – $0.63
2025E EV / Revenues	$0.42 – $0.66
2024E EV / Gross profit	$0.38 – $0.62
2025E EV / Gross profit	$0.39 – $0.65
Discounted Cash Flow Analysis
Lazard Frères also performed a discounted cash flow analysis of Topco by calculating, based on the Forecasts, the estimated present value (as of the Latest Practicable Date) of the unlevered, after-tax free cash flows that Topco was forecasted by management of K1 to generate for each of fiscal years 2024 through 2029. Lazard Frères also calculated a terminal value for Topco by applying (i) a perpetuity growth rate of 2.0% to the unlevered, after-tax free cash flow of Topco for the terminal year of Topco as reflected in the Forecasts, which perpetuity growth rate was selected based on Lazard Frères’ professional judgment and experience, taking into account, among other things, the Forecasts and trends in the overall economy generally and in the industry in which MariaDB operates, and (ii) a 10% discount, as directed by K1 and Bidco for purposes of the discounted cash flow analysis, to reflect the illustrative dilutive effect of an illustrative management incentive plan.
The estimated future cash flows and terminal value were discounted to the present value date using a discount rate of 16.1%. Such discount rate was chosen by Lazard Frères based upon its analysis of Topco’s weighted average cost of capital, determined using the capital asset pricing model and based on considerations that Lazard Frères deemed relevant in its professional judgment and experience, using market data available as of the Latest Practicable Date and taking into account certain financial metrics, including betas for an operationally comparable group of companies.
The analysis indicated an implied enterprise value range for Topco, from which Lazard Frères then calculated a value range per Topco Rollover Unit using (1) an estimated net cash position of $1.1 million as of the Latest Practicable Date, 2024, as provided by K1’s management, and (2) of 225,134,526 Class A Topco Units and 39,729,622 Topco Rollover Units, as provided by K1’s management.
The analysis based on the Forecasts resulted in a range of implied values per Topco Rollover Unit (rounded to the nearest $0.01 per share) of $0.46 – $0.60.
Fair Market Value of the Topco Rollover Units
Based upon and subject to the foregoing, and the assumptions and limitations set forth in the Estimate of Value Letter, in addition to other factors considered relevant, Lazard Frères was of the opinion that, as of the Latest Practicable Date, the fair market value of the Topco Rollover Units was in the range of $0.40 to $0.65 per Topco Rollover Unit.
General
The K1 and Bidco boards of directors selected Lazard as their financial advisor in connection with the Offer based on Lazard’s reputation, qualifications and experience in investment banking and mergers and acquisitions generally and in the software industry specifically, as well as its knowledge of K1’s and Bidco’s business and affairs and the industry in which they operate. Lazard is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Offer.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard has provided and in the future may provide investment banking and other services to or with respect to K1, Bidco, Topco, or their respective affiliates or portfolio companies, as applicable, for which Lazard may receive compensation; in particular, in the last two years, an affiliate of Lazard was retained by a portfolio company of K1 with respect to a matter that is not active at this time. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of K1, Bidco, Topco, MariaDB and certain of their respective affiliates and portfolio companies, as applicable, for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of K1, Bidco, Topco, MariaDB and certain of their respective affiliates. The issuance of the Estimate of Value Letter was approved by the Opinion Committee of Lazard Frères.
In connection with Lazard Frères’ services as financial advisor and evaluator to K1 and Bidco, K1 and Bidco have agreed to pay Lazard Frères an aggregate fee for such services equal to $1,800,000, $300,000 of which became payable upon delivery of the Estimate of Value Letter, no part of which was contingent upon the conclusions reached in the Estimate of Value Letter, $1,250,000 of which is payable contingent upon the closing of the Offer, with an additional fee of $250,000 payable at the closing of the Offer at the discretion of K1 and Bidco, based on their view of Lazard’s performance and the result of the Offer. In addition, K1 and Bidco agreed to reimburse Lazard Frères for certain expenses incurred in connection with Lazard Frères’ engagement, and K1, Bidco and K5 agreed to indemnify Lazard Frères and certain related persons against certain liabilities that may arise from or related to Lazard Frères’ engagement.
2.	Purpose of and Reasons for the Offer; Plans for MariaDB
The purpose of the Offer is for Bidco and the K1 Group to acquire control of, and the entire equity interest in (less the portion of Topco issued to former MariaDB Shareholders as part of the Unlisted Unit Alternative, if any), MariaDB. The Offer, as a first step in Bidco’s acquisition of MariaDB, is intended to facilitate the acquisition of all of the MariaDB Shares. The purpose of the Buy Out (as defined below) is to acquire all of the MariaDB Shares not purchased pursuant to the Offer and to cause MariaDB to become a wholly owned subsidiary of Bidco.
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time, following closing of the Offer, Bidco intends to effect the Buy Out.
After the Offer has closed and as soon as it is appropriate and possible to do so, Bidco intends to cause MariaDB to apply for cancellation of the listing of the MariaDB Shares on the NYSE, and to propose a resolution to re-register MariaDB as a private company under the relevant provisions of the Companies Act 2014.
We believe that, as a private company, MariaDB will be able to improve its ability to execute initiatives that over time will create additional enterprise value for MariaDB, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and burdens placed on public companies, we believe that MariaDB’s management and employees will be able to execute more effectively on future strategic plans. In addition, we will benefit from the savings associated with MariaDB no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Offer to the K1 Group include the lack of liquidity for MariaDB Shares following the Offer and the risk that MariaDB will decrease in value following the Offer. See paragraph 11 of the Letter from the President of Bidco for further information.
K1 intends to conduct a comprehensive review of MariaDB’s business, operations, capitalization and management following completion of the Transactions. Accordingly, we are not in a position to discuss specific plans and timelines at this time. However, other than as described in this Offer Document (including the immediately following paragraph), we have no present plans or proposals (other than the Buy Out, the delisting and the deregistration, each as described herein) that would relate to or result in (i) any extraordinary corporate transaction involving MariaDB or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the board of MariaDB or management, (iii) any material change in MariaDB’s capitalization or dividend policy, (iv) any other material change in MariaDB’s corporate structure or business or (v) any class of equity securities of MariaDB becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

If the Offer is consummated in accordance with its terms, K1 (through Topco) may take certain actions to further stabilize MariaDB’s financial position including (i) making an up to $23 million additional equity investment in MariaDB and (ii) equitizing, cancelling or otherwise eliminating the RPV Note.
If the Offer is consummated, the interest of the K1 Group in MariaDB’s net book value and net earnings would be proportionate to the number of MariaDB Shares acquired in the Offer. If the Buy Out is consummated, the K1 Group’s interest in such items would further increase to 100%, and the K1 Group would be entitled to all benefits resulting from that interest, including all income generated by MariaDB’s operations and any future increase in MariaDB’s value. If the Unlisted Unit Alternative is available and elected by some or all MariaDB Shareholders, such former MariaDB Shareholders will share in a portion of the interest in MariaDB’s net book value and net earnings, and the benefits resulting from that interest. Former MariaDB Shareholders who elect for the Cash Offer would, upon closing of the Offer, have no opportunity to participate in the earnings and growth of MariaDB and would not have any right to vote on corporate matters. Similarly, after the Offer and, if applicable, the Buy Out, the K1 Group and, if the Unlisted Unit Alternative is available and elected for by some or all MariaDB Shareholders, such former MariaDB Shareholders, would also bear the risk of losses generated by MariaDB’s operations and any decrease in the value of MariaDB, and those former MariaDB Shareholders who elected the Cash Offer would not face the risk of losses generated by MariaDB’s operations or decline in the value of MariaDB.
Although we do not believe that net book value is a relevant measure, solely because the same is required for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act we have set out the below information relating to net book value.
Assuming all MariaDB Shareholders elect for the Cash Offer, if the Offer and subsequent Buy Out is completed, all of the equity interests in MariaDB will be beneficially owned, indirectly through Bidco, by the K1 Group. Assuming all MariaDB Shareholders elect for the Unlisted Unit Alternative (and are eligible to do so), if the Offer and subsequent Buy Out is completed, 85% of the equity interests in MariaDB will be beneficially owned, indirectly through Bidco, by the K1 Group.
The table below sets forth the interests in MariaDB’s net book value and net earnings of the K1 Group immediately after the Offer and subsequent Buy Out, based on MariaDB’s net book value at 31 March 2024 and net earnings for the nine months ended 31 March 2024, as if the Offer and the Buy Out were each completed on such date.
	Beneficial Ownership of MariaDB Assuming 100% of MariaDB Shareholders elect the Cash Offer
($ in thousands)	% Ownership	Net Book Value at 31 March 2024(2)	Net Income for the Nine Months Ended 31 March 2024(3)
Bidco	100%	$(57,931)	$(29,929)
K1	100%	$(57,931)	$(29,929)
	Beneficial Ownership of MariaDB Assuming 100% of MariaDB Shareholders elect the Unlisted Unit Alternative(1)
($ in thousands)	% Ownership	Net Book Value at 31 March 2024(2)	Net Income for the Nine Months Ended 31 March 2024(3)
Bidco	100%	$(57,931)	$(29,929)
K1	85%	$(49,241)	$(25,440)
Former Maria DB Shareholders	15%	$(8,690)	$(4,489)
(1)	The actual interests of the K1 Group following completion of the Buy Out will be based on the number of MariaDB Shareholders who elect for the Unlisted Unit Alternative.
(2)	Based on total shareholders’ deficit of $57,931 million as of 31 March 2024.
(3)
Based on net loss of $3,519 million for the three months ended 31 March 2024, the net loss of $8,768 million for the three months ended 31 December 2023 and the net loss of $17,642 million for the three months ending 30 September 2023.

3.	The Recommendation by IBI Corporate Finance
The MariaDB Board has, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which has been appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders.
As described in the Firm Announcement and as is expected to be described in the First Response Circular/Schedule 14D-9, IBI Corporate Finance has concluded, in the context of the background to and reasons for recommending the Cash Offer set out therein that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer.
IBI Corporate Finance has stated that it is unable to advise as to whether or not the financial terms of the Unlisted Unit Alternative are fair and reasonable. This is because IBI Corporate Finance has not had any involvement in the development and validation of any financial projections for Topco. As a result, IBI Corporate Finance is unable to assess any plans Topco may have for the development of MariaDB or the Topco Group to the degree necessary to form an assessment of the value of the Unlisted Unit Alternative.
A description of the reasons for IBI Corporate Finance’s approval of the Cash Offer is set forth in the First Response Circular/Schedule 14D-9. All shareholders should carefully read the information set forth in the First Response Circular/Schedule 14D-9.
4.	Position of K1 and Bidco Regarding Fairness of the Offer
Position of K1 Filing Parties Regarding Fairness of the Offer
Under the SEC rules governing “going-private” transactions, each K1 Filing Party may be deemed to be an affiliate of MariaDB and, therefore, required to disclose certain information and express their belief as to certain matters to MariaDB’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act (the “Unaffiliated Security Holders”). The K1 Filing Parties are making the statements in this “Special Factors” section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, the view of the K1 Filing Parties as to the fairness of the Offer is not intended to be and should not be construed as a recommendation to any MariaDB Shareholder as whether they should tender their MariaDB Shares into the Offer. The K1 Filing Parties have interests in the Offer that are different from, and/or in addition to, the Unaffiliated Security Holders, as described elsewhere in this Offer Document.
Other than the estimate of value by Lazard Frères of the Unlisted Unit Alternative required by Rule 24.11 of the Irish Takeover Rules, the K1 Filing Parties have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Offer to the Unaffiliated Security Holders. However, we believe that the Offer, and the price per MariaDB Share to be paid in the Offer (i.e., the payment of US$0.55 per MariaDB Share in the Cash Offer, without interest and less any required withholding taxes, or the value of the Topco Rollover Units (if issued) for those that elect the Unlisted Unit Alternative), is substantively and procedurally fair to the Unaffiliated Security Holders. We base our belief on, among other things, the following factors, each of which, in our judgment, supports the view as to the fairness of the Offer:
•	The Cash Offer represents:
○	A 189% premium to MariaDB's closing share price of $0.19 on 5 February 2024 (being the last full trading day prior to the announcement by MariaDB of a forbearance agreement with RPV);
○	A 57% premium to MariaDB's closing share price of $0.35 on 15 February 2024 (being the last date prior to the publication of K1's Possible Offer Announcement); and
○	A 129% premium to MariaDB's average closing share price of $0.24 over the 30-trading day period ending 15 February 2024;
•	the Offer is not subject to any financing condition;
•
the Cash Offer provides the Unaffiliated Security Holders with the certainty of receiving a cash value for their MariaDB Shares, while the Unlisted Unit Alternative (if available) provides those MariaDB Shareholders with a desire to continue to participate in the success or failure of the MariaDB business, the opportunity to do so;

•	any MariaDB Shareholder that tenders all its MariaDB Shares in the Cash Offer will not bear the risk of loss due to any decline in the value of the MariaDB Shares if the Offer is completed;
•
the Unaffiliated Security Holders have the opportunity to elect the Unlisted Unit Alternative (subject to availability and such Unaffiliated Security Holders’ eligibility), meaning they can participate in any future earnings, appreciation in value or growth of MariaDB’s business and will benefit from any potential sale of MariaDB or its assets to a third party in the future;

•
in the context of the background to and reasons for recommending the Cash Offer, which are set out in the Firm Announcement and are expected to be set out in the First Response Circular/Schedule 14D-9, IBI Corporate Finance has concluded that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer;

•
none of the K1 Filing Parties participated in or had any influence on the deliberative process with respect to the conclusions reached by IBI Corporate Finance in recommending the terms of the Cash Offer;

•	the MariaDB Shareholders will have sufficient time to make a decision whether or not to tender because the Offer will remain open for a minimum of 20 Business Days;
•
K1 and affiliated entities have acquired the RPV Note which will ensure the business is put into a sound financial position in the short-term, permitting MariaDB Shareholders the opportunity to assess the Offer; and

•	each of the MariaDB Shareholders will be able to decide whether or not to tender MariaDB Shares in the Offer.
We also considered the following uncertainties, risks and potentially countervailing factors in our consideration of the fairness of the terms of the Offer:
•
no transaction agreement was entered into in connection with the Offer and, therefore, MariaDB has no contractual rights to enforce against Bidco, and all of the protections granted to MariaDB Shareholders are those under applicable Irish and U.S. law;

•
the MariaDB Board, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which was appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Cash Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders;

•
no unaffiliated representative was retained to act solely on behalf of the Unaffiliated Security Holders for the purpose of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the Offer;

•
any MariaDB Shareholder who elects the Cash Offer will not participate in the potential future earnings, growth, or value realized by MariaDB after the Offer, including as a result of any sale of MariaDB or its assets to a third party in the future;

•
the receipt of cash or Topco Rollover Units in exchange for MariaDB Shares pursuant to the Offer will generally be a taxable sale transaction for US federal income tax purposes to U.S. Holders (as defined in the section entitled “—US Federal Income Tax”) who tender their MariaDB Shares into the Offer to the extent that such shareholders have any gain on their MariaDB Shares;

•
any MariaDB Shareholder who elects the Unlisted Unit Alternative will bear the risk of any decrease in MariaDB’s future earnings, growth or value, and the risk that MariaDB (or its assets) is never sold and therefore the value of their investment in Topco is never realized;

•
if the offer is declared unconditional in all respects and the applicable thresholds described elsewhere in this Offer Document are met, Bidco may conduct the Buy Out. The default election for all MariaDB Shareholders during this compulsory acquisition process will be for the Cash Offer. Furthermore, if Bidco has exercised its Rollover Withdrawal Right, the Unlisted Unit Alternative will not be available to any MariaDB Shareholders during this “the Buy Out” process and each remaining MariaDB Shareholder will be deemed to have elected for the Cash Offer;

•
the Unlisted Unit Alternative is only available if certain conditions, described elsewhere in this Offer Document, are met. If the Unlisted Unit Alternative is not available, then all MariaDB Shareholders will receive the Cash Offer and will be unable to participate in the potential benefits of the Unlisted Unit Alternative; and

•	certain directors and officers of MariaDB have actual or potential conflicts of interest in connection with the Offer. See “—10. Interests of Certain Persons in the Offer.”
We did not find it practicable to assign, nor did we assign, relative weights to the individual factors considered in reaching our conclusion as to fairness. K1 and Bidco’s financial advisor, Lazard, was not asked to and has not delivered, and will not deliver, a fairness opinion to us or any other person in connection with the Offer.
In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of MariaDB. The liquidation value was not considered because MariaDB (following the purchase of the RPV Note) is a viable going concern and we have no plans to liquidate MariaDB. Therefore, we believe that the liquidation value of MariaDB is irrelevant to a determination as to whether the Offer is fair to Unaffiliated Security Holders. Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of MariaDB as a going concern because it is indicative of historical costs, and therefore is irrelevant to a determination as to whether the Offer is fair to the Unaffiliated Security Holders. We are not aware of any firm offers made by a third party to acquire MariaDB during the past two years (other than the statements of Progress Software Corp. and Runa Capital II (GP) regarding their respective possible offers for MariaDB Shares, each of which did not result in a firm offer). Third-party offers were not considered in reaching our conclusion as to fairness. If the Offer is consummated, the K1 Group intends to retain all MariaDB Shares so acquired in the Offer.
The foregoing discussion of the information and factors considered and given weight by us is not intended to be exhaustive and is not presented in any relative order of importance, but includes the factors considered by us that we believe to be material. Our view as to the fairness of the Offer to the Unaffiliated Security Holders should not be construed as a recommendation to any MariaDB Shareholder as to whether that shareholder should tender MariaDB Shares in the Offer. The K1 Filing Parties attempted to negotiate the terms of a transaction that would be most favourable to them, and not to the Unaffiliated Security Holders, and, accordingly, did not negotiate the terms of the Offer with a goal of obtaining terms that were fair to the Unaffiliated Security Holders.
IBI determined that the Cash Offer was fair and in the best interests of MariaDB and the Unaffiliated Security Holders as described in “Item 4. The Solicitation or Recommendation” of the First Response Circler/Schedule 14D-9 and “Item 8. Fairness of the Transaction” of the Schedule 13E-3 filed by the Company with the SEC.
5.	Effects of the Offer
Effect of the Offer on Outstanding Shares Held by Directors and Named Executive Officers
If the executive officers and directors of the Company tender their MariaDB Shares for purchase pursuant to the Offer, they will receive the same opportunity to select cash consideration or the Unlisted Unit Alternative on the same terms and conditions as the other MariaDB Shareholders.

The following table sets forth (1) the number of MariaDB Shares beneficially owned as of 16 May 2024, by each of the Company’s executive officers and directors and (2) the aggregate cash consideration that would be payable for such MariaDB Shares, based on an offer price of US$0.55 per MariaDB Share (assuming the Cash Offer was elected).
Name	Number of MariaDB Shares Beneficially Owned(1)	Number of MariaDB Shares Underlying Awards Under the Employee Share Plans	Aggregate Cash Consideration Payable for MariaDB Shares(2)
Executive Officers
Paul O’Brien	—	1,300,000	$715,000
Conor McCarthy	61,669	375,000	$240,168
Tom Siegel	—	650,000	$357,500
Directors
Jürgen Ingels	5,927,117*	182,291	$3,360,174
George Mansour	—
Jordan Wappler	—
(1)
In calculating the number of MariaDB Shares beneficially owned for this purpose, MariaDB Shares underlying outstanding awards under the Employee Share Plans held by each individual are excluded from this column.

(2)	Calculated as the number of MariaDB Shares beneficially owned (including the number of shares underlying outstanding awards under the Employee Share Plans) multiplied by the Offer Price.
*	Includes 48,342 shares held directly by Mr. Ingels and the shareholding of Smartfin. Mr. Ingels is the co-founder and managing partner of Smartfin.
Effect of the Offer on Company Compensatory Awards
Immediately following the closing of the Offer, each outstanding stock option to purchase a MariaDB Share (the “Options”), whether vested or unvested, will be automatically cancelled and converted solely into the right to receive an amount in cash equal to (1) the total number of MariaDB Shares subject to the Option immediately prior to the closing of the Offer multiplied by (2) the excess, if any, of the Offer Price over the per share exercise price of such Option, without interest thereon and less applicable withholding taxes. For the avoidance of doubt, at the closing of the Offer, each Option with a per share exercise price equal to or greater than the Offer Price that is outstanding as of immediately prior to the closing of the Offer shall be cancelled without any consideration and shall be of no further force or effect.
Immediately following the closing of the Offer, each outstanding restricted stock unit with respect to MariaDB Shares (the “RSUs”), whether vested but not yet settled or unvested, will be automatically cancelled and converted solely into the right to receive an amount in cash equal in value to (1) the total number of MariaDB Shares subject to such RSU immediately prior to the closing of the Offer, multiplied by (2) the Offer Price, without interest thereon and less applicable withholding taxes.
Possible Effects of the Offer on the Market for the Shares
While we intend to consummate the Buy Out as soon as practicable after consummation of the Offer, if the Offer is consummated but the Buy Out does not occur, the number of MariaDB Shareholders, and the number of MariaDB Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for MariaDB Shares held by MariaDB Shareholders other than the K1 Filing Parties. We cannot predict whether the reduction in the number of MariaDB Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, MariaDB Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.
NYSE Listing
After the Offer has closed and as soon as it is appropriate and possible to do so, and subject to the Offer becoming or being declared unconditional in all respects, Bidco intends to cause MariaDB to apply for the cancellation of the listing and trading of the MariaDB Shares on the NYSE. Such cancellation of the listing and trading of MariaDB Shares is likely to reduce significantly the liquidity and marketability of any MariaDB Shares with respect to which the Offer has not been accepted.
Additionally, under NYSE rules, if MariaDB fails to meet certain criteria, the MariaDB Shares could be involuntarily de-listed from the NYSE. Among such criteria are minimum thresholds for (i) the number of holders, (ii) the number of MariaDB Shares publicly held and (iii) the aggregate market value of the MariaDB Shares publicly held. Thus, if we purchase a sufficient number of MariaDB Shares in the Offer, the MariaDB Shares may no longer meet NYSE’s listing requirements, regardless of our intent to voluntarily de-list the MariaDB Shares from the NYSE.
If the NYSE were to delist the MariaDB Shares, it is possible that the MariaDB Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the MariaDB Shares would be reported by such exchange or other sources. The extent of the public market for the MariaDB Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held MariaDB Shares at such time, the interest in maintaining a market in the MariaDB Shares on the part of securities firms, the possible termination of registration of the MariaDB Shares under the Exchange Act and other factors.
Reporting Obligations and Registration under the Exchange Act
The MariaDB Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by MariaDB to the SEC if the MariaDB Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the MariaDB Shares under the Exchange Act would substantially reduce the information required to be furnished by MariaDB to MariaDB Shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to MariaDB, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. If registration of MariaDB Shares under the Exchange Act were terminated, the MariaDB Shares would no longer be eligible for quotation on NYSE. As soon as the requirements for termination of registration are met, the K1 Filing Parties intend to cause MariaDB to make a filing with the SEC to terminate registration of the MariaDB Shares under Section 12(g)(4) of the Exchange Act and to suspend MariaDB’s reporting obligations under Section 15(d) of the Exchange Act.
6.	Disclosable Transactions
Director Appointments
As further described below, on 24 April 2024, Runa Capital Fund II, L.P., Runa Capital II (GP), Runa Capital Opportunity Fund I, L.P., Runa Capital Opportunity I (GP) and Runa Ventures I Limited and Topco entered into that certain Loan Purchase Agreement pursuant to which Topco purchased from RPV all of RPV’s right, title, and interest in, to and under the RPV Note. The RPV Note entitles the holder thereof to appoint two directors to the Board of MariaDB. Following the purchase of the RPV Note, Michael Fanfant and Yakov “Jack” Zubarev resigned as directors of MariaDB with effect from completion of the acquisition of the RPV Note and George Mansour and Jordan Wappler were appointed to the board of MariaDB as the nominees of the new holder of the RPV Note.
Agency Resignation and Assignment Agreement
On 24 April 2024, RPV, as Agent under, and as defined in the RPV Note and Topco entered into that certain Agency Resignation and Assignment Agreement, pursuant to which, among other things, RPV resigned as Agent under the RPV Note (in such capacity, “Resigning Agent”) and Topco succeeded Resigning Agent as Agent under the RPV Note (in such capacity, “Successor Agent”). Pursuant to the Agency Resignation and Assignment Agreement, at the Effective Time or promptly thereafter, Resigning Agent (i) delivered all Collateral (as defined in the RPV Note) constituting all certificated equity securities that are in the possession of Resigning Agent to Successor Agent; (ii) executed documents necessary to assign its security interest in patents, trademarks and copyrights; (iii) executed documents of assignment with respect to all deposit account control agreements in effect; and (iv) entered into the Irish law Debenture Administrative Agent Substitution Deed.

Irish Law Debenture Administrative Agent Substitution Deed
The Irish law Debenture Administrative Agent Substitution Deed was entered into in respect of the debenture dated 10 October 2023 between RPV (as the administrative agent) and MariaDB (as chargor) (the “Debenture”) pursuant to which MariaDB created security interests over the undertaking and assets of MariaDB in favour of RPV, who held the benefit of the security interests created pursuant to the Debenture on trust for each of the Secured Parties (as defined in the Debenture). The purpose of the Debenture was to secure all liabilities, indebtedness and obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of MariaDB under the RPV Note or any other document or instrument executed in connection therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due. Pursuant to the Irish law Debenture Administrative Agent Substitution Deed, (i) RPV appointed Topco as the trustee of the trust in the place of RPV, (ii) RPV resigned as the administrative agent appointed under the RPV Note and the Debenture and (iii) RPV assigned and transferred absolutely to Topco all its present and future rights, title, interests, powers, authorities, discretions and indemnities in, amongst others, the Debenture. As such, Topco is party to the Debenture and holds the benefit of the secured assets created pursuant to the Debenture.
Assignment of Deposit Account Control Agreement
On 24 April 2024, MariaDB USA, Inc., RPV, Bank of America, N.A. and Topco entered into that certain Assignment of Deposit Account Control Agreement, pursuant to which RPV assigned to Topco all of RPV’s rights, titles, interests, duties, liabilities and obligations as secured party under the Amended and Restated Deposit Account Control Agreement, dated as of 23 February 2024, to evidence Topco’s security interest in certain deposit account(s) and the funds deposited therein.
Notice of Succession of Agency and Assignment of Security Interest in Patent Rights
On 24 April 2024, RPV and Topco entered into that certain Notice of Succession of Agency and Assignment of Security Interest in Patent Rights, pursuant to which RPV assigned to Topco each of the liens and security interests pledged, collaterally assigned, mortgaged, transferred and granted to, or otherwise created in favor of, RPV under the Patent Security Agreement, dated as of 10 October 2023 in, to and under the Patent Collateral (as defined in the Patent Security Agreement).
The Loan Purchase Agreement
On 24 April 2024, RPV, Topco, and, solely for the limited purposes set forth therein, each of Runa Capital II (GP), a Cayman Islands exempted company (“Runa Capital II”), Runa Capital Opportunity I (GP), a Cayman Islands exempted company (“Runa Capital Opportunity”), and Runa Ventures Limited, a Bermuda company (together with Runa Capital II and Runa Capital Opportunity, the “Runa Loan Entities”), entered into that certain Loan Purchase Agreement (the “Loan Purchase Agreement”), filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein, by reference pursuant to which, among other things, Topco purchased from RPV, on such date, all of RPV’s obligations, liabilities, right, title, and interest, in, to and under the RPV Note for $66,852,043.40 in cash.
Mutual Release and Covenants Not to Sue
Effective as of the closing of the purchase of the RPV Note, each of RPV and the Runa Loan Entities, on the one hand, and Topco, on the other hand, on behalf of themselves and certain of their related parties (as described further in the Loan Purchase Agreement), unconditionally and irrevocably released the other party (or parties, as the case may be) and certain of their related parties (as described further in the Loan Purchase Agreement, and including, in the case of the release given by RPV and the Runa Loan Entities, MariaDB and its subsidiaries) from, among other things, all claims, liabilities and causes of action of any kind or nature to the extent arising out of, in connection with, or relating to (i) RPV’s ownership of the RPV Note or status as a holder or note holder thereunder and/or an agent under the RPV Note or any related documents (except, in the case of the release given by Topco, other than any claims against RPV or any Runa Loan Entity pursuant to the Loan Purchase Agreement, which claims were not released) or (ii) any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever arising from, in connection with, or relating to the RPV Note Documents (as defined in the Loan Purchase Agreement) or the transactions contemplated thereby.

Notwithstanding the preceding paragraph, the claims released by RPV, the Runa Loan Entities and certain of their related parties did not include any right or claim of (i) any of them, or increase or expand the obligations of any of them, under or pursuant to any indemnification, exculpation, expense advancement or other rights that any of them may be entitled to, solely in their capacity as a manager, director or officer of MariaDB or any of its subsidiaries, pursuant to applicable law, the organizational documents of MariaDB or any of its subsidiaries, any existing directors’ and officers’ liability insurance policy as in effect on the Closing Date or any replacement of such policy, or certain indemnification agreements entered into by and between MariaDB USA, Inc., on the one hand, and each of the Runa directors, on the other hand, (ii) RPV against Topco pursuant to the Loan Purchase Agreement or (iii) any rights that any of them may have pursuant to Section 37 and Section 38 of the RPV Note (collectively, the “Preserved Claims”).
In addition to the mutual releases described above, each of RPV and the Runa Loan Entities, on the one hand, and Topco, on the other hand, on behalf of themselves and certain of their related parties (as described in the Loan Purchase Agreement), covenanted not to (and to cause their related parties not to) sue or bring, assert or otherwise pursue any allegation, claim, proceeding or other action against the other party (or parties, as the case may be) and certain of their related parties (as described in the Loan Purchase Agreement, and including, in the case of the covenant of RPV and the Runa Loan Entities, MariaDB and its subsidiaries) on the basis of any matters released, regardless of whether such allegation, claim, proceeding or other action is enforceable under, or not prohibited by, applicable law or otherwise.
Non-Interference
Under the terms of the Loan Purchase Agreement, RPV and the Runa Loan Entities, on behalf of themselves and certain of their related parties (as described in the Loan Purchase Agreement), agreed that until the earlier of the date that (x) is three years after the date of the Loan Purchase Agreement and (y) (1) no amounts are due or payable under the RPV Note or any other Note document to Topco or any permitted assignee that is an affiliate of Topco, (2) any person, other than Topco or any of its related parties (as described in the Loan Purchase Agreement) that constitute a group as defined under Rule 13d-5(b)(1) promulgated under the Exchange Act, acquires relevant securities or other equity securities of MariaDB representing more than fifty percent (50%) of the outstanding debt or equity interests in MariaDB and its subsidiaries and (3) neither Topco nor any of its related parties holds any debt or equity interest in MariaDB and its subsidiaries (such period, the “Restricted Period”), they shall not and shall cause such other persons not to, directly or indirectly through any other person (i) object to, challenge, or commence any legal proceedings against Topco or certain of its related parties with respect to their acquisition of debt or equity securities in MariaDB or any of its subsidiaries (collectively, the “Contemplated Transactions”), (ii) engage in any action that would reasonably be expected to adversely interfere with, impede, delay, or otherwise affect Topco’s or one of its affiliates’ consummation of any Contemplated Transaction (including by acting alone or in concert with others to seek representation on or to control or influence the management, board of directors or policies of MariaDB or its subsidiaries) (but, without limiting any and all Preserved Claims), (iii) solicit, initiate or knowingly encourage any proposal or offer to MariaDB or its subsidiaries that constitutes or would reasonably be expected to lead to an alternative transaction to any Contemplated Transaction with a person other than Topco or one of its affiliates, (iv) initiate or participate in any communication with third parties with the intention of discouraging or dissuading them from proceeding with any transaction with Topco or one of its affiliates with respect to the debt or equity securities of MariaDB or its subsidiaries, (v) enter into any agreement, purchase agreement, letter of intent, tender agreement, or similar agreement with respect to an alternative transaction to a Contemplated Transaction involving a person other than Topco or one of its affiliates, (vi) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any acquisition of any equity interest (or beneficial ownership thereof), or rights or options to acquire any equity interest (or beneficial ownership thereof), any material assets, or any indebtedness or businesses of MariaDB or any of its subsidiaries, or (vii) take any action that would reasonably be expected to result in a request by a court of competent jurisdiction or a governmental authority to disclose, or would reasonably be expected to cause or require Topco, MariaDB or any of their respective related parties to disclose or make a public announcement regarding, any Confidential Information (as defined in the Loan Purchase Agreement) or any matter of the type set forth above.
Notwithstanding the preceding paragraph, none of RPV, any Runa Loan Entity nor any of their related parties (as described in the Loan Purchase Agreement) shall be prevented from disposing of any equity securities of

MariaDB after 31 December 2024 or from taking any actions in furtherance thereof, including the solicitation of purchasers for such equity securities (unless the failure by Topco or any of its related parties to acquire such equity securities prior to 31 December 2024 was caused, in any material respect, by the failure of any such person to comply with the restrictions set forth in the preceding paragraph).
Non-Solicitation
Under the terms of the Loan Purchase Agreement, during the Restricted Period, subject to a carve-out for certain actions of portfolio companies, RPV and the Runa Loan Entities, on behalf of themselves and certain of their related parties (as described in the Loan Purchase Agreement), agreed not to, for themselves or on behalf of another person (i) (x) directly or indirectly solicit for employment or knowingly encourage any employee, consultant, adviser, or independent contractor of MariaDB or its subsidiaries who was employed, hired or engaged by MariaDB or its subsidiaries immediately prior to the closing to leave the employment, service relationship or engagement of MariaDB or its subsidiaries, or in any way knowingly interfere adversely with the relationship between MariaDB or its subsidiaries and any such employee, consultant, adviser, or independent contractor who was an employee, consultant, adviser, or independent contractor of MariaDB or its subsidiaries as of the Closing or (y) employ, hire or engage any such person who is or was, at any time within 12 months of such proposed employment, hiring or engagement, employed, hired or engaged by MariaDB or its subsidiaries (provided that the foregoing restriction does not prohibit RPV, the Runa Loan Entities or their related parties from engaging in solicitations for employees, consultants, advisers or independent contractors, so long as such solicitations are general in nature, do not specifically target employees, consultants, advisers or independent contractors of MariaDB or its subsidiaries, and do not result in the employment or engagement of such persons who respond to such general solicitations), (ii) intentionally and actively induce any specific customer, supplier, licensor, licensee, vendor, lessor or other material business relation of MariaDB or its subsidiaries as of the Closing (each a “Business Relation”) to cease doing business with, or otherwise modify adversely the business done with, MariaDB or its subsidiaries or (iii) in any way knowingly and intentionally interfere with the relationship between any specific Business Relation and MariaDB or its subsidiaries that is in effect as of the Closing.
In addition, subject to a carve-out for certain actions of portfolio companies, during the Restricted Period, RPV and the Runa Loan Entities, on behalf of themselves and certain of their related parties (as described in the Loan Purchase Agreement), agreed not to, directly or indirectly, for themselves or on behalf of another person (i) (1) create, develop or otherwise produce or invest in (including by investing in any person but excluding, for clarity, charitable donations or contributions to, sponsorships or forums of and similar activities involving the MariaDB Foundation or any of its subsidiaries) any open source based SQL database that use or are forked from any portion of the existing source code of the MariaDB Foundation, MariaDB and/or its subsidiaries, including without limitation MySQL, and that are or would reasonably be expected to be competitive with the products or services provided by MariaDB and/or its subsidiaries as of the Closing or (2) use any portion of the existing source code of MariaDB Foundation, MariaDB and/or its subsidiaries as of the Closing to create, develop, or produce a competitive product or service to such products or services provided by MariaDB and its subsidiaries as of the Closing, or (ii) solicit Michael “Monty” Widenius for employment or any consultant, independent contractor or other engagement, or otherwise any commercial relationship, or employ or engage him in any such capacity, or otherwise enter into any commercial agreement or arrangement with him that adversely interferes in any material respect or would reasonably be expected to adversely interfere in any material respect with the relationship between Mr. Widenius and MariaDB or any of its subsidiaries (provided that the foregoing restriction does not prohibit interactions between (x) on the one hand, RPV, the Runa Loan Entities and certain of their related parties (as described in the Loan Purchase Agreement), and, on the other hand, Mr. Widenius, that do not directly or indirectly relate to such employment, consulting, independent contractor or other commercial relationship or (y) on the one hand, Acronis AG, a company organized under the laws of Switzerland (“Acronis AG”), and, on the other hand, Mr. Widenius, so long as none of RPV, the Runa Loan Entities nor their related parties (in each case, other than Acronis AG) causes, directs or actively facilitates or encourages Acronis AG to take any action prohibited by the foregoing restrictions.
The foregoing summary describes the material terms of the Loan Purchase Agreement and is qualified in its entirety by the provisions of the Loan Purchase Agreement, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO which this Offer Document is filed as an exhibit to.

Irrevocables
The K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.67% of the existing issued share capital of MariaDB as of 16 May 2024.
These undertakings continue to be binding in the event of a competing offer for MariaDB.
Further details of these irrevocable undertakings (including the circumstances in which they may lapse) are set out below:
Shareholder	Number of MariaDB Shares as of 16 May 2024	Approximate % of the existing issued share capital of MariaDB as of 16 May 2024	Election for Cash Offer or Unlisted Unit Alternative
Director
Jürgen Ingels	48,342	0.07%	Unlisted Unit Alternative
Other Shareholders
Michael Widenius	803,122	1.16%	No election made
Intel Capital Corporation	6,282,325	9.1%	Cash Offer
Theodore T. Wang	2,477,277	3.59%	Cash Offer
Lionyet International Limited	2,428,935	3.52%	Unlisted Unit Alternative
Lakeside Travel Holding Limited	3,432,695	4.97%	Unlisted Unit Alternative
JJ Jacobs Enterprises LLC	778,639	1.13%	Cash Offer
California Technology Partners II LLP	3,633,683	5.26%	Cash Offer
Alexander B. Suh	20,718	0.03%	No election made
Cognitor Ab	34,247	0.05%	No election made
Open Ocean Fund Two Ky	1,457,649	2.11%	No election made
Open Ocean Opportunity Fund I Ky	1,802,847	2.61%	No election made
Patrick Backman	218,834	0.32%	No election made
Manck Ab	22,816	0.03%	No election made
Sirius Consulting Oy	322,781	0.47%	No election made
Smartfin Capital II CommV	2,145,434	3.11%	Unlisted Unit Alternative
Smartfin Capital NV	3,733,341	5.41%	Unlisted Unit Alternative
Runa Ventures I Limited	719,351	1.04%	Cash Offer
Runa Capital Fund II, L.P.	2,557,043	3.70%	Cash Offer
Runa Capital Opportunity Fund I, L.P.	1,992,618	2.89%	Cash Offer
Highbar Partners II LP	1,650,981	2.39%	Cash Offer
Highbar Partners Fund LP	33,964	0.05%	Cash Offer
Highbar Entrepreneur Partners II LP	12,883	0.02%	Cash Offer
Vinland Long Bias Fund Ltd.	343,252	0.50%	Cash Offer
Vinland Macro Fund Ltd.	117,600	0.17%	Cash Offer
Vinland Macro High Vol Fund Ltd.	591,780	0.86%	Cash Offer
Finnish Investment LTD	2,108,352	3.05%	Cash Offer
Carola Sevlius	267,272	0.39%	No election made
Fantasy Talent International Limited	620,541	0.90%	Unlisted Unit Alternative
Vista Associates Corporation	589,131	0.85%	Unlisted Unit Alternative
North Land Global Limited	1,426,480	2.07%	Unlisted Unit Alternative
Star Advantage Global Limited	620,541	0.90%	Unlisted Unit Alternative
Realmplus Limited	1,241,081	1.80%	No election made
Andreas Bechtolsheim	1,423,522	2.06%	Cash Offer
Lombard International Assurances SA	923,158	1.34%	No election made
Kaj Arnö	298,353	0.43%	No election made

Shareholder	Number of MariaDB Shares as of 16 May 2024	Approximate % of the existing issued share capital of MariaDB as of 16 May 2024	Election for Cash Offer or Unlisted Unit Alternative
David Axmark	107,237	0.16%	No election made
Sophia Arnö	57,041	0.08%	No election made
Alexander Arnö	57,041	0.08%	No election made
TOTAL	47,402,907	68.67%
Save in respect of the irrevocable undertakings received from Intel Capital Corporation and each of the Runa Equity Holders, each of the irrevocable undertakings shall lapse and cease to have any effect on and from the earliest of the following occurrences:
•
Bidco and/or the K1 Group publicly announces that it does not intend to make or proceed with the Offer and no new, revised or replacement offer or scheme is announced in accordance with Rule 2.7 of the Irish Takeover Rules, either at the same time or within two days of such announcement;

•
the Offer lapses, closes or is withdrawn (which, for the avoidance of doubt, will not be deemed to have occurred only by reason of Bidco and/or the K1 Group electing to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014); or

•
the Offer becomes or is declared unconditional in all respects or where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, the scheme of arrangement under the Companies Act 2014 becomes effective.

The irrevocable undertakings received from Intel Capital Corporation and each of the Runa Equity Holders shall lapse and cease to have any effect on and from the earliest of the following occurrences:
•
Bidco and/or the K1 Group publicly announces that it does not intend to make or proceed with the Offer and no new, revised or replacement offer or scheme is announced in accordance with Rule 2.7 of the Irish Takeover Rules, either at the same time or within two days of such announcement;

•
the Offer lapses, closes or is withdrawn (which, for the avoidance of doubt, will not be deemed to have occurred only by reason of Bidco and/or the K1 Group electing to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014);

•
the Offer becomes or is declared unconditional in all respects or (where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014), the scheme of arrangement under the Companies Act 2014 becomes effective; or

•	the Offer does not become unconditional in all respects (or the scheme of arrangement, if applicable does not become effective) by 31 December 2024.
7.	No Appraisal Rights
No appraisal rights under the Irish Takeover Rules or the Companies Act 2014 will be available to holders of MariaDB Shares with respect to the Offer.
8.	Transactions and Arrangements Concerning the MariaDB Shares
Except as set forth elsewhere in this Offer Document: (i) none of the K1 Group beneficially owns or has a right to acquire any MariaDB Shares or any other equity securities of MariaDB; (ii) none of the K1 Group members has effected any transaction in the MariaDB Shares or any other equity securities of MariaDB during the 60 days prior to the date of this Offer Document; (iii) none of the K1 Group members has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer Document, there have been no transactions between any K1 Group member, on the one hand, and MariaDB or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations, other than as so reported; (v) during the two years before the date of this Offer Document, there have been no contacts, negotiations or transactions between any K1 Group member, on the one hand, and MariaDB or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of the K1 Group members has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); (vii) neither Mr. Mansour or Mr. Wappler, in their capacities as directors of MariaDB, has made a recommendation either in support of or in opposition to the Offer and (viii) none of K1 Group members has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
Each of the directors and executive officers of MariaDB will make individual determinations regarding whether to tender their MariaDB Shares in the Offer based upon certain factors and reasons each of them deem individually relevant. MariaDB has informed us that, to the knowledge of MariaDB after reasonable inquiry, each executive officer, director and affiliate of MariaDB who holds MariaDB Shares currently intends, subject to compliance with applicable law, including Section 16(b) of the Exchange Act, to tender all MariaDB Shares held of record or beneficially owned by such person or entity in the Offer. Smartfin and Mr. Ingels have given irrevocable undertakings to accept the Offer and to elect in full for the Unlisted Unit Alternative.
9.	Certain Agreements between K1 and its Affiliates and MariaDB
Irrevocable Agreements
The K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.67% of the existing issued share capital of MariaDB as of 16 May 2024.
Purchase of Debt from RP Ventures LLC
On 24 April 2024, the Runa Capital Fund II, L.P., Runa Capital II (GP), Runa Capital Opportunity Fund I, L.P., Runa Capital Opportunity I (GP) and Runa Ventures I Limited and Topco entered into that certain Loan Purchase Agreement pursuant to which Topco purchased from RPV all of RPV’s right, title, and interest in, to and under the RPV Note. The consideration paid by Topco to RPV for the RPV Note was approximately $62.4 million, plus approximately $4.5 million comprised of accrued interest under the RPV Note and the transaction expenses of RPV. The RPV Note entitles the holder thereof to appoint two directors to the board of MariaDB. Following the purchase of the RPV Note, Michael Fanfant and Yakov “Jack” Zubarev resigned as directors of MariaDB with effect from completion of the acquisition of the RPV Note and George Mansour and Jordan Wappler were appointed to the board of MariaDB as the nominees of the new holder of the RPV Note.
10.	Interests of Certain Persons in the Offer
Financial Interests
The financial interests of K1 and BidCo with regard to the Cash Offer are generally adverse to the financial interests of the MariaDB Shareholders being asked to tender their MariaDB Shares. Even for those MariaDB Shareholders who elect to receive the Unlisted Unit Alternative, the Topco Rollover Units have fewer rights than the voting Class A units of Topco held by the K1 Group. See the summary of the Topco LLCA included in Appendix 2.
Executive Officers and Directors of the Company
The MariaDB Shareholders being asked to tender their MariaDB Shares should be aware that the executive officers and certain directors of the Company have interests in connection with the Offer that present them with actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the First Response Circular/Schedule 14D-9 under the heading “Item 3—Past Contacts, Transactions, Negotiations and Agreements,” which description and information are incorporated herein by reference.

Conflicts of Interest
In considering the fairness of the consideration to be received in the Offer, MariaDB Shareholders should be aware that K1 and its affiliates (including Topco and Bidco) have certain current actual or potential conflicts of interest in connection with the Offer, notably Topco’s ownership of the RPV Note (and its status as MariaDB’s largest creditor as a result thereof). In addition, certain of K1’s employees are also directors of MariaDB, as further described in the First Response Circular/Schedule 14D-9.
11.	Arrangement with MariaDB’s Directors and Executive Officers
You should be aware that aside from their interests as MariaDB Shareholders, the directors and executive officers of the Company may be considered to have interests in the Offer that are different from, or in addition to, those of other shareholders generally. In particular, two of the Company’s directors—George Mansour and Jordan Wappler—are currently employees of K1 and its affiliates.
12.	Source and Amount of Funds
The Offer is not subject to any financing condition. The cash consideration is being funded through existing resources of K5, which are to be invested by them to fund Bidco pursuant to the Equity Commitment Letter.
Assuming all MariaDB Shareholders elect for the Cash Offer, the cash consideration payable by Bidco to MariaDB Shareholders, in the aggregate, for all outstanding MariaDB Shares will be approximately $39.9 million as of 16 May 2024.
Total fees and expenses incurred or to be incurred by Bidco in connection with the Offer are estimated as of 16 May 2024 to be as follows:
Amount to Be Incurred
Financial and legal advisory and other professional fees	$11,255,000
Exchange Agent and Information Agent fees	$170,000
SEC filing fees	$25,000
Printing and mailing costs	$50,000
Total	$11,500,000

LETTER FROM THE PRESIDENT OF BIDCO
Meridian BidCo LLC
c/o K1 Investment Management, LLC
875 Manhattan Beach Blvd.
Manhattan Beach, CA 90266
Officers:
Sujit Banerjee (as President)
Henry Wang (Secretary)

24 May 2024
To holders of MariaDB Shares
Dear Shareholder
ALL CASH OFFER FOR MARIADB PLC
1	INTRODUCTION
On 24 April 2024, Bidco made the Firm Announcement. I am writing to you to explain the terms of the Offer, the background to and reasons for making the Offer and the procedures by which you can accept it.
2	THE OFFER
Bidco hereby offers to acquire the entire issued and to be issued share capital of MariaDB on the terms, and subject to the conditions, set out in this Offer Document and in the Acceptance Documents. The Offer values the entire issued and to be issued share capital of MariaDB at approximately US$39.9 million.
MariaDB Shareholders may elect to exchange their MariaDB Shares for (i) the Cash Offer or (ii) in respect of all (but not some) of their MariaDB Shares, one unlisted, unregistered non-voting Class B unit of Topco (each, a “Topco Rollover Unit”) for each MariaDB Share (the “Unlisted Unit Alternative”), subject to the provisions (including with respect to proration) described in paragraph 7 of Part 2 of Appendix 1.
Cash Offer
Pursuant to the Cash Offer, MariaDB Shareholders may elect, in respect of their MariaDB Shares, to receive the Cash Offer.
The Cash Offer is US$0.55 in cash per MariaDB Share.
The Cash Offer is fully financed, cash confirmed and not conditional on due diligence.
Unlisted Unit Alternative
As an alternative to the Cash Offer, Eligible MariaDB Shareholders may elect, in respect of all (but not some) of their MariaDB Shares, to receive, in lieu of the Cash Offer to which they are otherwise entitled, the Unlisted Unit Alternative, with such Topco Rollover Units to be issued on the terms and pursuant to the mechanism described in paragraph 7 of Part 2 of Appendix 1. In aggregate, the maximum number of Topco Rollover Units available to be issued to Eligible MariaDB Shareholders under the Unlisted Unit Alternative is limited to 15% of Topco’s fully diluted share capital (after issuance of all Topco Rollover Units to all Electing Shareholders) (the “Rollover Threshold”), or 39,729,622 Topco Rollover Units. It is a condition to the Unlisted Unit Alternative that the Topco Rollover Units to be offered and sold may be issued pursuant to an exemption from registration under the Securities Act and an exemption from the registration requirements of applicable US state securities laws. The key terms of the Unlisted Unit Alternative are summarised in paragraphs 7.1-7.3 of Part 2 of Appendix 1 of this Offer Document. Further details regarding Topco and the rights of the Topco Rollover Units are set out paragraphs 7.4-7.8 of Part 2 of Appendix 1 of this Offer Document.
3	BACKGROUND TO AND K1’S COMPELLING REASONS FOR THE OFFER
MariaDB provides a mission critical product offering that occupies a strong position within the relational database market with an impressive global customer base across multiple industry sectors.

Having followed the development of the business through time, K1 believes that the Offer for MariaDB is an attractive opportunity given:
•
MariaDB’s strong competitive position as a market leading open-source relational database solution which has been downloaded over a billion times and is used across a variety of organizations ranging from small businesses to Fortune 500 organizations;

•	the opportunity to support MariaDB’s growth through organic and inorganic initiatives; and
•	the ability for management to have greater operating flexibility and focus as a private company.
Furthermore, as a private company, MariaDB would be able to benefit from a number of advantages including:
•	the ability to prioritize long term objectives and sustainable growth initiatives;
•	greater operating flexibility and the ability to adapt to market changes and pursue opportunities that align with its long-term vision, more swiftly; and
•	support from a capital partner with over $14.9 billion in assets under management with both operational and financial resources to help MariaDB achieve its long term potential.
Furthermore, MariaDB’s business model and product portfolio aligns with K1’s mandate and proven track record of investing in enterprise software companies providing mission critical products and services with high recurring revenues, strong retention rates and diversified customer bases. Finally, K1’s operating affiliate, K1 Operations LLC, has a strong track record of supporting management teams in executing operationally focused strategies designed to support the growth, development and profitability of their partner companies.
4	COMPELLING REASONS FOR ACCEPTING THE OFFER
MariaDB has been in financial distress for an extended period of time, which most recently culminated in the failure to repay the RPV Note initially granted on 10 October 2023. This uncertainty has been reflected in the MariaDB share price which had traded at an average closing share price of $1.07 between 20 March 2023 (3 months post IPO) and 18 August 2023 (inclusive), before declining significantly and closing at $0.19 on 5 February 2024.
As a result, Bidco believes that the Offer not only delivers a compelling value proposition for MariaDB Shareholders but also represents a relatively certain path forward to realize shareholder value. In summary, the Offer represents:
•	A 189% premium to MariaDB’s closing share price of $0.19 on 5 February 2024 (being the last full trading day prior to the announcement by MariaDB of a forbearance agreement with RPV);
•	A 57% premium to MariaDB’s closing share price of $0.35 on 15 February 2024 (being the last date prior to the publication of K1’s Possible Offer Announcement); and
•	A 129% premium to MariaDB’s average closing share price of $0.24 over the 30-trading day period ending 15 February 2024.
Finally, K1 and affiliated entities have also acquired the RPV Note which will in turn remedy the current insolvency position of MariaDB in the short-term and ensure the business is put into a sound financial position and in turn make the proposed acquisition viable.
5	IRREVOCABLES
The K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.67% of the existing issued share capital of MariaDB as of 16 May 2024.
6	INFORMATION ON K1, BIDCO AND TOPCO
K1 is a global investment firm that builds category-leading enterprise software companies and has over $14.9 billion of assets under management. K1 partners with strong management teams of high growth technology businesses to help them achieve successful outcomes. With over 115 professionals, K1 and its operating affiliate, K1 Operations LLC, change industry landscapes with operationally focused growth strategies designed to rapidly scale portfolio companies. Since the inception of the firm, K1 has partnered with over 225 enterprise software companies including industry leaders such as Axcient, Checkmarx, Emburse, Elmo, Granicus, Litera Microsystems, Onit, Reveal-Brainspace, simPRO, Smarsh, and XTM International.
Bidco is a newly formed limited liability company formed in Delaware for the purposes of the Offer and is indirectly wholly owned by K5. Bidco has not traded since its formation, nor has it entered into any obligations, other than in connection with the Offer. The current officers of Bidco are Sujit Banerjee (as President) and Henry Wang (as Secretary).
Topco is a newly formed limited liability company formed in Delaware for the purposes of the Offer and the acquisition of the RPV Note and is directly wholly owned by K5. Topco has not traded since its formation, nor has it entered into any obligations, other than in connection with the Offer and the acquisition of the RPV Note. The current officers of Topco are Sujit Banerjee (as President) and Henry Wang (as Secretary).
Further information on Bidco is set out in paragraph 2 of Appendix 5.
7	INFORMATION ON MARIADB
MariaDB, headquartered in California and listed on the NYSE, is a new generation database company whose products are used by companies big and small, reaching more than a billion users through Linux distributions, downloaded over one billion times, and used across all types of use cases and industries. Deployed in minutes and maintained with ease, MariaDB database products are engineered to support any workload and any scale – all while saving up to 90% of proprietary database costs. MariaDB’s software is the backbone of critical services that people rely on every day.
8	FINANCING OF THE OFFER
The cash consideration payable by Bidco pursuant to the Offer is being funded through existing resources of K5, which are to be invested by them to fund Bidco pursuant to the Equity Commitment Letter.
Lazard & Co., Limited, acting as financial adviser to K1 and Bidco, is satisfied that sufficient resources are available to Bidco to enable it to satisfy in full the cash consideration payable under the terms of the Offer.
Please see paragraph 3 of Appendix 5 for further information on the financing of the Offer.
9	FUTURE INTENTIONS REGARDING MARIADB, ITS MANAGEMENT, EMPLOYEES AND ASSETS
Intentions for the Future Business of MariaDB and its Subsidiaries
Following completion of the Offer, K1 and Bidco intend to work closely with MariaDB in accelerating investment in organic growth opportunities, identifying inorganic growth opportunities to expand the overall size, scale and reach of MariaDB’s solutions and product portfolio as well as focusing on key operational initiatives to position the company for sustainable long-term growth. K1’s emphasis on value-added and long term partnership with MariaDB and focus on sustainable growth and innovation will allow the company to gain several strategic advantages, particularly in a private company context. Such benefits include: (i) the ability to prioritize long term objectives, (ii) greater operating flexibility and ability to more swiftly adapt to market changes and pursue opportunities that align with its long-term vision and (iii) support from a capital partner with over $14.9 billion in assets under management with operational and financial resources to help the company achieve its potential.
If the Offer is consummated in accordance with its terms, K1 (through Topco) may take certain actions to further stabilize MariaDB’s financial position including (i) making an up to $23 million additional equity investment in MariaDB and (ii) equitizing, cancelling or otherwise eliminating the RPV Note.
Intentions for Management and Employees
MariaDB has a team of passionate and talented employees who have worked hard to develop a robust set of products and services that today serve an impressive global customer base. K1 and Bidco intend to accelerate growth, allow high potential employees to develop their own careers and in turn enable the company to realize its full potential.

Following completion of the Offer, K1 and Bidco intend to work with MariaDB’s senior management team to review the operating performance of the business and align on operational best practices to implement in order to accelerate MariaDB’s growth and operating profitability and over the long term, create greater employment opportunities for existing and prospective team members. Following completion of the Transactions, certain corporate functions which have historically been related to MariaDB’s status as a publicly traded company may no longer be required or may be reduced in size to reflect MariaDB ceasing to be a public company.
As of the date of this Offer Document, the result of the review is uncertain, and no firm decisions have been made by K1 and Bidco in relation to specific actions which may be taken. K1 and Bidco do not have any intention of making material changes to the balance of skills and functions of MariaDB and do not expect their review to result in a material headcount reduction in the aggregate once implemented. Any headcount reductions will be carried out in accordance with applicable law.
Intentions for Existing Employment Rights and Pensions
K1 and Bidco confirm that, where employees of MariaDB have existing employment rights, including pension rights, under applicable law, those rights and agreements will be fully safeguarded in accordance with applicable law following the Offer becoming unconditional to the extent valid and in good standing under applicable law and such underlying agreements are effective. K1 and Bidco look forward to working with MariaDB's employees, customers and other stakeholders following the completion of the Offer.
Intentions for Management Incentive Arrangements
Following completion of the Offer, K1 and Bidco intend to review the management, governance and incentive structures of MariaDB. K1 and Bidco have not entered into, and have not agreed to nor memorialised any form of incentivisation arrangements with members of MariaDB’s management as of the date of this Offer Document, but may put in place incentive arrangements for certain members of the MariaDB’s management team following completion of the Offer when appropriate under applicable law. No discussions have taken place between K1 and MariaDB management to date in relation to management incentive arrangements.
Location of Business, Fixed Assets, Headquarters and Headquarter Functions
K1 and Bidco do not have plans to change the locations of business, headquarters or headquarters functions of MariaDB and intend to defer to any such decisions that may have been made by existing management, if any. K1 and Bidco do not intend to redeploy the fixed assets of MariaDB but may, in the future, consider and implement strategic alternatives concerning certain assets owned by MariaDB and locations of the business and headquarters.
Trading Facilities
MariaDB Shares are currently listed on the NYSE. As set out in paragraph 11, as soon as it is appropriate and possible to do so, applications will be made for the deregistration of the MariaDB Shares under the US Exchange Act and delisting from the NYSE.
10	MARIADB OPTIONHOLDERS AND WARRANTHOLDERS
The Offer is being extended to any MariaDB Shares which are issued or unconditionally allotted and fully paid (or credited as fully paid) while the Offer remains capable of acceptance, including, without limitation, any MariaDB Shares issued pursuant to the exercise of options granted pursuant to the Employee Share Plans or pursuant to exercise of the Warrants.
Bidco will make appropriate proposals to MariaDB Optionholders and MariaDB Warrantholders. These proposals will be sent as soon as practicable following the date of this Offer Document and will be made subject to the Offer becoming or being declared unconditional in all respects.
11	COMPULSORY ACQUISITION, DE-LISTING, AND RE-REGISTRATION
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time (and in all cases within four months of the date of this document), following closing of the Offer, Bidco intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise. The default election for all MariaDB Shareholders during this compulsory acquisition process will be for the Cash Offer. Furthermore, if Bidco has exercised its Rollover Withdrawal Right, the Unlisted Unit Alternative will not be available to any MariaDB Shareholders during this compulsory acquisition process and each remaining MariaDB Shareholder will be deemed to have elected for the Cash Offer.
Notwithstanding the Offer being declared unconditional as to acceptances, Bidco and K1 also cannot guarantee that it will be in a position to carry out the Buy Out, including because the number of withdrawals during the Post Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to carry out the Buy Out under the provisions of Sections 456 to 460 of the Companies Act 2014. In addition, Bidco and K1 cannot guarantee that it will control MariaDB after the close of the Offer as the number of withdrawals during the Post Acceptance Unconditional Period may be such that Bidco may not have received sufficient acceptances at the Expiration Time to acquire control of MariaDB (e.g. 50%+ of the issued share capital of MariaDB). However, the K1 Group has received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favour of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.67% of the existing issued share capital of MariaDB as of 16 May 2024. The details of such irrevocable undertakings are set out in paragraph 6 “Disclosable Transactions” of the “Special Factors” section of this Offer Document.
After the Offer has closed and as soon as it is appropriate and possible to do so, and subject to the Offer becoming or being declared unconditional in all respects, Bidco intends to cause MariaDB to apply for the cancellation of the listing and trading of the MariaDB Shares on the NYSE. Such cancellation of the listing and trading of MariaDB Shares is likely to reduce significantly the liquidity and marketability of any MariaDB Shares with respect to which the Offer has not been accepted.
Bidco intends to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law to cause the de-registration of the MariaDB Shares under the US Exchange Act as soon as practicable after such delisting.
Following deregistration of the MariaDB Shares under the US Exchange Act and delisting from the NYSE, Bidco intends to procure that MariaDB is re-registered as a private company under the relevant provisions of the Companies Act 2014.
12	IRISH AND US FEDERAL INCOME TAXATION
The attention of MariaDB Shareholders is drawn to Appendix 6, which contains a summary, as a general guide only, of certain limited aspects of the Irish and US federal income taxation treatment of acceptance of the Offer. These summaries are not intended to be, and should not be construed to be, legal or taxation advice to any particular MariaDB Shareholder. Any MariaDB Shareholder who, or which, is in doubt as to his, her, or its position or who is subject to taxation in any jurisdiction other than Ireland or the United States is strongly recommended to consult his, her or its own independent professional advisers.
13	PROCEDURES FOR ACCEPTING THE OFFER
If you hold your MariaDB Shares directly as the holder of record, complete and sign the Letter of Transmittal (either manually or electronically) (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer Document (which constitutes the form of acceptance for the Offer for the purposes of the Irish Takeover Rules) in accordance with the instructions set forth therein and mail or electronically deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Exchange Agent. These materials must be delivered to the Exchange Agent prior to the Expiration Time. See Part 3 of Appendix 1 for further details on the procedures for book-entry transfer.
If you hold your MariaDB Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your MariaDB Shares through DTC’s Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.
We are not providing for guaranteed delivery procedures. Therefore, MariaDB Shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours.

The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering MariaDB Shareholder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
WHILE YOU HAVE UNTIL THE EXPIRATION TIME TO COMPLETE YOUR TENDER, IF BIDCO CANNOT DETERMINE AT THE ACCEPTANCE UNCONDITIONAL TIME (AS IT MAY BE EXTENDED AS DESCRIBED HEREIN) THAT (I) THE ACCEPTANCE CONDITION HAS BEEN SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED, AND (II) ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED BY THE EXPIRATION TIME, THE OFFER WILL LAPSE AND THERE WILL BE NO POST-ACCEPTANCE UNCONDITIONAL PERIOD. THEREFORE, MARIADB SHAREHOLDERS ARE STRONGLY ENCOURAGED TO TENDER THEIR MARIADB SHARES AS SOON AS POSSIBLE AND PRIOR TO THE ACCEPTANCE CUT-OFF TIME.
In addition, Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative will be required to (i) provide a completed Response Letter and (ii) following receipt of the Offering Memorandum (if applicable), a signature page to the Topco LLCA by the Expiration Time, as further described in Part 3 of Appendix 1. Failure to complete these additional requirements will result in the relevant Eligible MariaDB Shareholders that tender their MariaDB Shares being unable to receive the Unlisted Unit Alternative.
For further details on the procedure for tendering MariaDB Shares, please see Part 3 of Appendix 1.
IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING MARIADB SHARES, PLEASE CONTACT THE INFORMATION AGENT AT ITS TELEPHONE NUMBER SET FORTH ON THE FRONT OF THIS OFFER DOCUMENT.
14	CONDITIONS AND RIGHTS OF WITHDRAWAL
The full text of all of the conditions to the Offer is set out in Part 1 of Appendix 1.
Rights of withdrawal
Any person that tenders MariaDB Shares will have the right to withdraw such MariaDB Shares at any time until the Expiration Time.
The Offer will not be deemed to have been accepted in respect of any MariaDB Shares which have been validly withdrawn.
This right of withdrawal is equally available to all MariaDB Shareholders.
Further details of this right of withdrawal and the procedure for effecting withdrawals are set out in paragraph 4 of Part 2 of Appendix 1.
15	SETTLEMENT
Subject to the Offer becoming or being declared unconditional in all respects (except in the case of certain Overseas Shareholders (other than those resident in, or otherwise subject to the jurisdiction of, Ireland or the United States) as described in this Offer Document and save to the extent that the Irish Takeover Panel permits any extension of such period) by the Expiration Time (as it may be extended as described herein), settlement of the consideration to which accepting MariaDB Shareholders are entitled under the Offer will be effected promptly and no later than three Business Days after the Expiration Time.
Cash Consideration
15.1	MariaDB Shares held in certificated or registered form
Where an acceptance relates to MariaDB Shares in certificated or registered form, settlement of any cash consideration due will be sent by post (or such other method as may be approved by the Irish Takeover Panel) to the accepting holder or his, her or its appointed agent(s) whose name and address (outside a Restricted Jurisdiction) is set out in the relevant box in the Letter of Transmittal or, if none is set out, to the first named holder at his, her or its registered address (outside of a Restricted Jurisdiction). The cash consideration due will be paid in US dollars and will be effected by the issue of cheques.

15.2	MariaDB Shares in book-entry form held through the Book-Entry Transfer Facility
Where an acceptance relates to MariaDB Shares in book-entry form held through the Book-Entry Transfer Facility, the cash consideration to which the accepting holder is entitled will be paid in US dollars and will be effected by means of a payment by the Exchange Agent to the Book-Entry Transfer Facility for credit to the account of the participant in the Book-Entry Transfer Facility that tendered the MariaDB Shares for further credit to the account of the accepting holder.
Allotment of Topco Rollover Units
16
Physical certificates representing Topco Rollover Units will not be issued pursuant to the Unlisted Unit Alternative. Rather, each Electing Shareholder’s name will be entered on the Unit ownership ledger of Topco in respect of the Topco Rollover Units to which such Electing Shareholder becomes entitled pursuant to the Unlisted Unit Alternative.

17	LAPSE OR WITHDRAWAL OF THE OFFER
If the Offer lapses or is withdrawn, or if any tendered MariaDB Shares are not accepted for exchange for any reason pursuant to the terms and conditions of the Offer (including if the Offer lapses (i.e., expires before becoming unconditional in all respects)), or if certificates representing such shares are submitted representing more MariaDB Shares than are tendered, certificates representing unexchanged or untendered MariaDB Shares will be returned (by post or such other method as may be approved by the Irish Takeover Panel), without expense to the tendering shareholder (or, in the case of MariaDB Shares tendered by book-entry transfer into the Exchange Agent’s account at a Book-Entry Transfer Facility, such MariaDB Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as soon as practicable and in any event within three Business Days following the lapse or withdrawal of the offer.
18	FURTHER INFORMATION
Your attention is drawn to the information set out in the rest of this Offer Document, including the appendices.
Yours faithfully,

Sujit Banerjee
President
Meridian BidCo LLC

APPENDIX 1

CONDITIONS, FURTHER TERMS, AND PROCEDURES FOR ACCEPTANCE OF THE OFFER
Part 1 Conditions of the Offer
The Offer complies with the Irish Takeover Rules and applicable US tender offer rules and is subject to the terms and conditions set out in this Offer Document and the Letter of Transmittal. The Offer (including the Unlisted Unit Alternative (and any elections thereunder)) is governed by the laws of Ireland and the United States and is subject to the jurisdiction of the courts of Ireland and the United States.
The Offer is subject to the following Conditions.
Acceptance Condition
(a)
valid acceptances being received (and not validly withdrawn) by not later than the Acceptance Cut-off Time (or such later time(s) and/or date(s) as Bidco may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules, determine) in respect of MariaDB Shares Affected representing not less than 80% (or such lower percentage as Bidco may decide) in nominal value of the Maximum MariaDB Shares Affected, which carry, or if allotted and issued, or reissued from treasury would carry, not less than 80% (or such lower percentage as Bidco may decide) of the voting rights attaching to the Maximum MariaDB Shares Affected, provided that this condition shall not be satisfied unless Bidco shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) MariaDB Shares carrying in aggregate more than 50% of the voting rights then exercisable at a general meeting of MariaDB, including for this purpose (except to the extent otherwise agreed with the Irish Takeover Panel) any such voting rights attaching to MariaDB Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and provided that unless Bidco otherwise determines, this condition (a) shall be capable of being satisfied, or being treated as satisfied, only at the time when all of the other conditions (b) to (q) inclusive, shall have been satisfied, fulfilled or, to the extent permitted, waived;

For the purposes of the conditions in Appendix 1:
(i)	MariaDB Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue; and
(ii)	the expression “MariaDB Shares Affected” shall mean:
(A)
MariaDB Shares which have been issued or unconditionally allotted on, or before, the date the Offer is made, but excluding any such MariaDB Shares which are cancelled after the date on which the Offer is made or which are held, or become held, as treasury shares;

(B)
MariaDB Shares which have been issued or unconditionally allotted after the date on which the Offer is made but before the time at which the Offer closes, or such earlier date as Bidco may, subject to the Irish Takeover Rules, decide (not being earlier than the date of the Acceptance Unconditional Time), but excluding any such MariaDB Shares which are cancelled after the date on which the Offer is made or which are held, or become held, as treasury shares; and

(C)
MariaDB Shares which have been re-issued from treasury after the date on which the Offer is made but before the time at which the Offer closes, or such earlier date as Bidco may, subject to the Irish Takeover Rules, decide (not being earlier than the date of the Acceptance Unconditional Time), other than MariaDB Shares in the beneficial ownership of Bidco on the date the Offer is made;
(iii)	the expression “Maximum MariaDB Shares Affected” shall mean, at a relevant date of determination, the aggregate of:
(A)	the total number of MariaDB Shares Affected; and
(B)
the maximum number (or such lesser number as Bidco may decide) of MariaDB Shares which are required, or may be required, to be allotted and/or issued and/or re-issued from treasury pursuant to the exercise of outstanding subscription, conversion or other rights (including rights granted under the Employee Share Plans), disregarding the terms on which any such rights may be exercised (including any restrictions thereon), and irrespective of whether such rights have been granted on, before, or after, the date on which the Offer is made.
Screening of Foreign Direct Investment
(b)
all filings, where necessary, having been made and all applicable waiting periods under the Irish Screening of Third Country Transactions Act 2023 and any regulations thereunder having been terminated or having expired, in each case in connection with the Offer;

US Hart-Scott-Rodino Clearance
(c)
all filings, where necessary, having been made and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of the United States and the regulations thereunder having been terminated or having expired, in each case in connection with the Offer;

General Regulatory and Antitrust/Competition
(d)
no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative or fiscal body, court, agency, association, institution, department or bureau including any anti-trust or merger control authorities, regulatory body, court, tribunal, environmental body, employee representative body, any analogous body whatsoever or tribunal in any jurisdiction or any person including, without limitation, a member of the MariaDB Group (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation, decision, order or change to published practice or having done or decided to do anything, in each case which would or would reasonably be expected to:

(i)
make the Offer or its implementation, or the acquisition or the proposed acquisition by Bidco or any member of the K1 Group of the MariaDB Shares Affected, or control of MariaDB or any of the assets of the MariaDB Group by Bidco or any member of the K1 Group void, illegal or unenforceable under the laws of any relevant jurisdiction or otherwise, directly or indirectly, restrain, revoke, prohibit, materially restrict or materially delay the same or impose additional or different conditions or obligations with respect thereto, or otherwise challenge or interfere therewith or require amendment of the Offer;

(ii)
result in a material delay in the ability of Bidco or any member of the K1 Group, or render Bidco or any member of the K1 Group unable, to acquire some or all of the MariaDB Shares Affected or result in or affect any divestiture of, or requirement to hold separate (including by establishing a trust or otherwise), or agree to restrict in any material respect its ownership or operation of, any material portion of the business or assets of MariaDB, or to enter into any material adverse settlement or consent decree, or agree to any material adverse undertaking, with respect to any material portion of the business or assets of MariaDB;

(iii)
require the divestiture by any member of the Wider MariaDB Group of all or any portion of their respective businesses, assets (including, without limitation, the shares or securities of any other member of the MariaDB Group) or property or impose any material limitation on the ability of any of them to conduct their respective businesses (or any part thereof) or own, control or manage their respective assets or properties (or any part thereof);

(iv)
impose any limitation on or result in a delay in the ability of Bidco or any member of the K1 Group to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of the MariaDB Shares Affected, or to exercise voting or management control over MariaDB or any subsidiary or subsidiary undertaking of MariaDB which is material in the context of the MariaDB Group taken as a whole or on the ability of any member of the MariaDB Group to hold or exercise effectively, directly or indirectly, any rights of ownership of shares or other securities (or the equivalent) in, or to exercise rights of voting or management control over, any member of the MariaDB Group to the extent that MariaDB has such ownership, voting or management control rights;

(v)
require Bidco or any member of the K1 Group or any member of the MariaDB Group to acquire or offer to acquire any shares or other securities (or the equivalent) in, or any interest in any asset owned by, any member of the MariaDB Group or any third party;

(vi)	require, prevent or delay any divestiture, by Bidco or any member of the K1 Group, of any MariaDB Shares Affected or any other securities (or the equivalent) in MariaDB;
(vii)
require Bidco or any member of the K1 Group or any material member of the MariaDB Group to sell, divest, hold separate, or otherwise dispose of all or any material part of their respective businesses, operations, product lines or assets or property or to prevent or materially delay any of the above;

(viii)	result in any material member of the MariaDB Group ceasing to be able to carry on business in any jurisdiction in which it currently operates;
(ix)
require any member of the MariaDB Group to relinquish, terminate or amend in any material way any material contract to which any member of the MariaDB Group or Bidco or any member of the K1 Group is a party;

(x)
impose any limitation on the ability of Bidco or any member of the K1 Group to integrate or co-ordinate its business or assets, or any part of it, with all or any part of the businesses of any member of the MariaDB Group;

(xi)
cause any member of the Wider MariaDB Group to cease to be entitled to any Authorisation (as defined in condition (n) below) used by it in the carrying on of its business in any jurisdiction in which it currently operates; or

(xii)	otherwise adversely affect the business, operations, profits, assets, liabilities, financial or trading position of any member of the MariaDB Group;
Notifications, waiting periods and Authorisations
(e)
all necessary or appropriate notifications and filings having been made and all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate) and all statutory or regulatory obligations in any jurisdiction having being complied with in each case in connection with the Offer or its implementation and all necessary, desirable or appropriate regulatory approvals, authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals in any jurisdiction (“Authorisations”) having been obtained on terms and in a form reasonably satisfactory to Bidco from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider MariaDB Group has entered into contractual arrangements and, all such necessary, desirable or appropriate Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise unconditional in all respects and there being no notice or intimation of an intention to revoke, suspend, restrict or vary or not to renew the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any such jurisdiction having been complied with;

(f)
all applicable waiting periods and any other time periods (including any extension thereof) during which any Third Party could, in respect of the Offer or the acquisition or proposed acquisition of any MariaDB Shares Affected by Bidco, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction having expired, lapsed or been terminated;

Share Buyback, Reduction, Redemption, Dividends, etc.
(g)
no member of the MariaDB Group having, after the date of this Offer Document, purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its shares or other securities (or the equivalent) or any shares or other securities (or the equivalent) of MariaDB or any other member of the MariaDB Group or reduced or made any other change to any part of its share capital;

(h)
no member of the MariaDB Group having, after the date of this Offer Document, recommended, declared, paid, or made, or proposed to recommend, declare, pay or make, any bonus issue, dividend or other distribution (whether in cash or otherwise) other than bonus issues of shares, dividends or other distributions lawfully paid or made to another member of the MariaDB Group;

Acquisitions, Disposals, Joint Ventures, Mergers and Similar Transactions
(i)
save for transactions between two or more members of the MariaDB Group, since 30 September 2023, no member of the MariaDB Group having implemented, authorised, proposed or announced its intention to implement, authorise or propose any merger, demerger, joint venture, partnership, collaboration, reconstruction, amalgamation, consolidation, scheme, acquisition or disposal of any operations, assets, undertaking, body corporate or partnership (or any interest therein) or the creation of any Encumbrance over any operations or assets;
Frustrating Actions (within the meaning of Rule 21 of the Irish Takeover Rules)
(j)
no passing of any resolution at a shareholder meeting of MariaDB, or making of a statement in writing by shareholders of MariaDB, to approve any action, possible action, contract, sale, disposal, or acquisition for the purposes of Rules 21.1 (a)(i) or (iii) of the Irish Takeover Rules;

(k)
no member of the MariaDB Group having taken, committed to take or announced that it intends to take or may take any action or commit to take any action which the Irish Takeover Panel determines is or would be frustrating action for the purposes of, or within the meaning of, Rule 21 of the Irish Takeover Rules;

Certain matters arising as a result of any arrangement, agreement, etc.
(l)
save as publicly announced by MariaDB prior to the date of this Offer Document and other than in connection with the RPV Note, there being no provision of any arrangement, agreement, licence, permit, franchise, facility, lease or other instrument to which any member of the Wider MariaDB Group is a party or by or to which any such member or any of its respective assets may be bound, entitled or be subject and which, in consequence of the Offer or the acquisition or proposed acquisition by Bidco or any member of the K1 Group of the MariaDB Shares Affected or because of a change in the control of MariaDB or otherwise, would or would be reasonably expected to result in (except where, in any of the following cases, the consequences thereof would not be material (in value terms or otherwise) in the context of the MariaDB Group taken as whole):

(i)
any monies borrowed by, or any indebtedness or liability (actual or contingent) of, or any grant available to any member of the MariaDB Group becoming payable, or becoming capable of being declared, repayable immediately or prior to their or its stated maturity or repayment date or the ability of any such member to borrow monies or incur any indebtedness being or becoming capable of being withdrawn or inhibited under any existing facility or loan agreement;

(ii)
the creation or enforcement of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business, property or assets of any member of the MariaDB Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)
any such arrangement, agreement, licence, permit, authorisation, franchise, facility, lease or other instrument or the rights, liabilities, obligations or interests or business of any member of the MariaDB Group thereunder or the business of any such member with any persons, firms or body (or any agreement or arrangement relating to any such arrangement or business or interests) being or becoming capable of being terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

(iv)
any assets or interests of, or any asset the use of which is enjoyed by, any member of the MariaDB Group being or falling to be disposed of or charged, or ceasing to be available to any member of the MariaDB Group or any right arising under which any such asset or interest would be required to be disposed of or charged or would cease to be available to any member of the MariaDB Group;

(v)	any material member of the MariaDB Group ceasing to be able to carry on business in any jurisdiction in which it currently operates;
(vi)	the value of, or the financial or trading position of, any member of the MariaDB Group being prejudiced or adversely affected;
(vii)	the creation or acceleration of any liability or liabilities (actual or contingent) by any member of the MariaDB Group; or
(viii)
any liability of any member of the MariaDB Group to make any severance, termination, bonus or other payment to any of its directors or other officers or advisers, and no event having occurred which might result in any events or circumstances as are referred to in this condition (l) (i)-(vii);

Certain Events occurring since 30 September 2023:
(m)	save as publicly announced by MariaDB prior to the date of this Offer Document, no member of the MariaDB Group having, since 30 September 2023:
(i)
issued or agreed to issue, grant, confer or award or authorized or proposed the issue of, additional shares of any class, or any rights or securities convertible into or exchangeable for shares, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible or exchangeable securities or issued or transferred, or agreed, authorized or proposed the re-issue of, any shares from treasury;

(ii)
save for transactions between two or more members of the MariaDB Group, made or proposed, or announced an intention to propose or make, any change or amendment in its loan capital or any loan notes issued by a member of the MariaDB Group to a person who is not a member of the MariaDB Group;

(iii)
except in the ordinary and usual course of business, entered into or materially improved, or made any offer (which remains open for acceptance) to enter into or materially improve, the terms of any employment contract, commitment or arrangement with any director of MariaDB or any person occupying one of the senior executive positions in the MariaDB Group;

(iv)
issued, authorised or proposed to make, or made, any change or amendment to any loan capital or debentures or (save in the ordinary course of business and save for transactions between two or more members of the MariaDB Group) incurred any indebtedness or contingent liability or repaid, repurchased or redeemed any indebtedness, loan capital, debenture or other liability or obligation;

(v)
entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the business of any member of the MariaDB Group or Bidco or any member of the K1 Group;

(vi)
entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction or arrangement otherwise than in the ordinary and usual course of business;

(vii)	waived or compromised any claim which would be material (in value terms or otherwise) in the context of the MariaDB Group taken as a whole;
(viii)
proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider MariaDB Group;

(ix)	made any alteration to its memorandum or articles of association or other constitutional and/or incorporation documents;
(x)
made, agreed or consented to any significant change to the terms of the trust deeds (including the termination or partial termination of the trusts) constituting the pension schemes established for its directors and/or employees and/or their dependants or the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification therefor, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis on which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation, or causing any employee of the MariaDB Group to cease to be a member of any pension scheme by withdrawing as a participating employer in such pension scheme, or unlawfully terminating the employment of any active member of a pension scheme, or making any employee member of the MariaDB Group redundant, or exercising any discretion under the provisions governing such pension scheme, which in any such case would be material in the context of the pension schemes operated by MariaDB Group;

(xi)
entered into any agreement, contract, scheme, arrangement or commitment or passed any resolution or made any offer with respect to, or announced an intention to, or to propose to effect any of the transactions, matters or events set out in this condition; or

(xii)	recommended, announced, declared, paid or made or proposed to recommend, announce, declare, pay or make any bonus issue, dividend or other distribution (whether in cash or otherwise).

No adverse change, litigation, regulatory enquiry or similar
(n)	since 30 September 2023:
(i)
other than in connection with an inability to repay the RPV Note on its terms, there not having arisen any adverse change or deterioration, or circumstances which could result in any adverse change or deterioration, in the business, assets, financial or trading position or profits of MariaDB or any member of the MariaDB Group;

(ii)
other than in connection with the RPV Note, no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider MariaDB Group is or would reasonably be expected to become a party (whether as plaintiff or defendant or otherwise) and no enquiry or investigation by or complaint or reference to any Third Party against or in respect of any member of the Wider MariaDB Group having been threatened, announced, implemented, instituted or remaining outstanding by, against or in respect of any member of the Wider MariaDB Group;

(iii)
no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence, consent, permit or authorisation held by any member of the Wider MariaDB Group which is necessary for the proper carrying on of its business; or

(iv)
no contingent or other liability existing or having arisen or being likely to arise or having become apparent to Bidco or the K1 Group which is or would reasonably be expected to affect adversely the wider MariaDB Group as a whole;

No discovery of certain matters regarding information, liabilities
(o)
Bidco not having discovered that any financial, business or other publicly disclosed information concerning the MariaDB Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading; or

(p)	no member of the MariaDB Group having conducted its business in breach of applicable laws or regulations which are material in the context of the MariaDB Group taken as a whole;
Anti-corruption and sanctions
(q)	BidCo or the K1 Group not having discovered, and in each case to an extent which is material in the context of the Wider MariaDB Group as a whole that:
(i)
MariaDB or any of its subsidiary undertakings (or former subsidiary undertakings while part of the Wider MariaDB Group), any past or present director, officer or employee of each member of the Wider MariaDB Group or any person that performs or has performed services for or on behalf of any such company is or has at any time whilst performing such services, engaged in any activity, practice or conduct (or omitted to take any action) in contravention of the Criminal Justice (Corruption Offences) Act 2018 or the US Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti corruption legislation;

(ii)
MariaDB or any of its subsidiaries (or former subsidiaries while part of the Wider MariaDB Group), any past or present director, officer or employee of each member of the Wider MariaDB Group is or any person that performs or has performed services for or on behalf of any such company has at any time whilst performing such services, engaged in any activity or business with, or made any investments in, or made any funds or assets available to or received any funds or assets from (A) any government, entity or individual in respect of which US or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US or European Union or other applicable laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control: or (B) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states or any other applicable jurisdiction other than in respect of business or activities that are not prohibited by any such sanctions; or

(iii)	a member of the Wider MariaDB Group has engaged in a transaction which would cause Bidco or any member of the K1 Group to be in breach of any applicable anti-corruption, anti-bribery, sanctions or anti-money laundering law or regulation on completion of the Offer, including the economic sanctions administered by the United States Office of Foreign Assets Control or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States or the European Union or any of its member states.
For the purposes of this Appendix 1:
“Encumbrance” means any adverse claim or right or third party right or other right or interest, equity, option or right to acquire or right to restrict, any mortgage, charge, assignment, pledge, lien or security interest or repurchase agreement or similar arrangement;
“Expiration Time” means 5:00 p.m. (New York City time) on 10 July 2024, being the date fixed by Bidco as the last time for MariaDB Shareholders to tender their MariaDB Shares in the Offer, unless and until Bidco in its discretion with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules, shall have extended the Offer Period, in which case the term “Expiration Time” shall mean the latest time and date at which the Offer Period, as so extended by Bidco, will expire;
“Offer Period” means the period from the date this Offer Document is sent to MariaDB Shareholders, up to and including the Expiration Time;
“Wider MariaDB Group” means MariaDB, any member of the MariaDB Group and associated companies (including any joint venture, partnership, firm or company or undertaking in which any member of the MariaDB Group (aggregating their interests) is interested) or any company in which any such member has a substantial interest.
The Offer will lapse unless Bidco determines at the Acceptance Unconditional Time (as may be extended as described herein) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived and (ii) the remaining Conditions (other than the Acceptance Condition) will be satisfied, fulfilled or, to the extent permitted, waived at the Expiration Time (as it may be extended as described herein). For the avoidance of doubt, Bidco is not required to declare the Offer unconditional as to acceptances until it is satisfied that all other Conditions will be satisfied or waived at the Expiration Time.
Bidco reserves the right to waive in whole or in part all or any of conditions (b) to (q) (if capable of waiver) to the extent applicable to the Offer or its implementation). Bidco shall not be obliged to waive (if capable of waiver) or treat as satisfied any Condition by a date earlier than the latest time and date for the fulfilment of all Conditions referred to in the previous paragraph, notwithstanding that any other Condition of the Offer may at such earlier date have been waived or fulfilled or that there are at such earlier dates no circumstances indicating that the relevant Condition may not be capable of fulfilment.
In the event that the Offer lapses in any circumstances, the Offer will cease to be capable of further acceptance and Bidco and accepting MariaDB Shareholders will thereupon cease to be bound by prior acceptances. If Bidco is required to make an offer for MariaDB Shares under the provisions of Rule 9 of the Irish Takeover Rules, Bidco may make such alterations to any of the above conditions as are necessary to comply with the provisions of that rule.
Bidco reserves the right for one or more subsidiaries of Bidco or another Affiliate owned by K1 from time to time to implement the acquisition of the MariaDB Shares with the prior written approval of the Irish Takeover Panel.
Bidco reserves the right, with the consent of the Irish Takeover Panel and MariaDB, to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. In such event, the scheme of arrangement will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments (including to statutory voting requirements) to reflect the change in method of implementing the Offer.

Part 2 Further Terms of the Offer
Except where the context requires otherwise, any references in Part 2, and Part 3 of this Appendix 1 and in the Acceptance Documents to:
acceptances of the Offer include deemed acceptances of the Offer;
the Offer becoming unconditional or like wording, means the Offer becoming or being declared unconditional in all respects;
the Offer will mean the Offer (including the Unlisted Unit Alternative) and includes any election available under the Offer and any revision, variation, renewal or extension thereto;
the Acceptance Condition means the condition in Part 1 of this Appendix 1;
the Acceptance Cut-off Time means 1:00 p.m. (New York City time) on 26 June 2024, as may be extended by Bidco with the consent of the Irish Takeover Panel (if required) in accordance with the Irish Takeover Rules;
the Offer becoming unconditional as to acceptances means at the Acceptance Unconditional Time, Bidco determines the Acceptance Condition has become, or Bidco declares it to be, satisfied, fulfilled or, to the extent permitted, waived, whether or not any other Condition to the Offer is or remains to be satisfied;
the Offer becoming unconditional in all respects (and similar terms) means all of the Conditions to the Offer (other than the Acceptance Condition) becoming, or being declared, satisfied, fulfilled or, to the extent permitted, waived, whether or not the Acceptance Condition continues to be satisfied, and references to the Offer having become, or having been declared, unconditional in all respects shall be construed accordingly;
a person acting in concert with Bidco is a reference to a person acting, or deemed to be acting, in concert with Bidco for the purposes of the Irish Takeover Rules and/or the Offer;
send, sent or sending or a similar expression in relation to any document, announcement or other information shall include distribution in hard copy form or electronic form or publication on a website in such manner as shall be permitted by the Irish Takeover Rules or otherwise with the Irish Takeover Panel’s consent;
Day 39 means 2 July 2024;
Day 46 means 9 July 2024; and
an extension of the Offer includes an extension of the Acceptance Unconditional Time and/or the Expiration Time.
1	Acceptance period
1.1
The Offer will initially be open for acceptance until the Expiration Time. Bidco reserves the right (but will not be obliged, other than as may be required by the Irish Takeover Rules) at any time and from time to time after that date to extend the Offer and, in such event, it will make a public announcement of such extension as described in paragraph 3 below and give oral or written notice of such extension to the Exchange Agent. If the Offer has not become unconditional as to acceptances by the Acceptance Unconditional Time, Bidco may extend the Acceptance Cut-off Time and the Acceptance Unconditional Time to provide additional time for the Acceptance Condition to be satisfied, fulfilled or, to the extent permitted, waived, provided the Pre-Acceptance Unconditional Period may not be extended past the Acceptance Unconditional Outside Time without the consent of the Irish Takeover Panel. There can be no assurance, however, that Bidco will, in such circumstances, extend the Pre-Acceptance Unconditional Period and, if no such extension is made, or if the Offer has not become unconditional as to acceptances by the Acceptance Unconditional Outside Time, the Offer will lapse and no MariaDB Shares will be purchased pursuant to the Offer.

1.2
Although no revision is contemplated, if Bidco revises the Offer to extend the Pre-Acceptance Unconditional Period, the Pre-Acceptance Unconditional Period will remain open for acceptance for a period of at least fourteen calendar days (or such other period as may be permitted by the Irish Takeover Panel and in accordance with applicable US tender offer rules) after the date on which Bidco sent a revised offer document to MariaDB Shareholders. Except with the consent of the Irish Takeover Panel, no extension of the Pre-Acceptance Unconditional Period may be made after Day 46.

1.3
The Offer, whether revised or not, shall not (except with the consent of the Irish Takeover Panel) be capable of becoming unconditional as to acceptances, and accordingly the Pre-Acceptance Unconditional Period is not

(except with the consent of the Irish Takeover Panel) capable of being extended, after the Acceptance Unconditional Outside Time. If Bidco cannot determine by the Acceptance Condition Outside Time that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time, the Offer will lapse in the absence of a competing bid and/or unless the Irish Takeover Panel agrees otherwise. If the Offer lapses for any reason, the Offer shall cease to be capable of further acceptance and Bidco and MariaDB Shareholders shall cease to be bound by prior acceptances.
1.4
WHILE YOU HAVE UNTIL THE EXPIRATION TIME TO COMPLETE YOUR TENDER, IF BIDCO CANNOT DETERMINE AT THE ACCEPTANCE UNCONDITIONAL TIME (AS IT MAY BE EXTENDED AS DESCRIBED HEREIN) THAT (I) THE ACCEPTANCE CONDITION HAS BEEN SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED, AND (II) ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED BY THE EXPIRATION TIME, THE OFFER WILL LAPSE AND THERE WILL BE NO POST-ACCEPTANCE UNCONDITIONAL PERIOD. THEREFORE, MARIADB SHAREHOLDERS ARE STRONGLY ENCOURAGED TO TENDER THEIR MARIADB SHARES AS SOON AS POSSIBLE AND PRIOR TO THE ACCEPTANCE CUT-OFF TIME.

1.5
If Bidco determines that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived at the Acceptance Unconditional Time, it will make a public announcement of the occurrence of the Acceptance Unconditional Time as described in paragraph 3 below and give oral or written notice of such extension to the Exchange Agent. Bidco will only announce the occurrence of the Acceptance Unconditional Time and the start of the Post-Acceptance Unconditional Period if it has determined at such time that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived and that all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time. After the Acceptance Unconditional Time, the Pre-Acceptance Unconditional Period will end, the Offer will be declared unconditional as to acceptances, and the Post-Acceptance Unconditional Period will begin. The Post-Acceptance Unconditional Period will not be less than fourteen calendar days from the end of the Pre-Acceptance Unconditional Period.

1.6
If, during the Offer Period, a competing offer or other competitive situation arises (as determined by the Irish Takeover Panel) after a no increase and/or no extension statement (as defined in the Irish Takeover Rules) has been made by, or on behalf of, Bidco in relation to the Offer, Bidco may, if it has, with the consent of the Irish Takeover Panel, specifically reserve the right to do so at the time such statement is made, or otherwise with the consent of the Irish Takeover Panel choose not to be bound by, or withdraw, the statement and, Bidco shall be free to extend and/or revise the Offer (including, with the consent of the Irish Takeover Panel, extending the Pre-Acceptance Unconditional Period past the Acceptance Unconditional Outside Time) provided that it complies with the requirements of the Irish Takeover Rules and the US tender offer rules and, in particular, that:

1.6.1
it announces the withdrawal of such statement and that it is free to extend and/or revise the Offer (as appropriate) as soon as possible (and in any event within four Business Days after the date of the firm announcement of the relevant competing offer or other competitive situation);

1.6.2
it notifies MariaDB Shareholders and persons with information rights at the earliest practicable opportunity in writing (and by press release in the United States) to that effect or, in the case of MariaDB Shareholders with registered addresses in Restricted Jurisdictions, or whom Bidco reasonably believes to be nominees, custodians or trustees holding MariaDB Shares for such persons, by an announcement in Ireland at the earliest practicable opportunity.

1.7
Bidco may, if it specifically reserves the right to do so at the time the statement is made (or otherwise with the consent of the Irish Takeover Panel) choose not to be bound by the terms of a no increase and/or no extension statement and may announce and/or send an increased, or improved, offer if it is recommended for acceptance by IBI Corporate Finance (or such other appropriate financial advisor of MariaDB) or in any other circumstance permitted by the Irish Takeover Panel.

1.8
If MariaDB makes an announcement of the kind referred to in Rule 31.9 of the Takeover Rules after Day 39, Bidco may, if it has reserved the right to do so (or otherwise with the consent of the Panel) choose not to be bound by a ‘no increase’ or a ‘no extension’ statement, and to revise or extend the Offer with the consent of the

Panel, provided that Bidco complies with the requirements of the Takeover Rules and in particular that notice to this effect is given as soon as possible (and in any event within four Business Days of the date of MariaDB’s announcement) and MariaDB Shareholders (except those resident in Restricted Jurisdictions) are informed in writing at the earliest opportunity.
2	Acceptance Condition
2.1
Except with the consent of the Irish Takeover Panel or otherwise in accordance with the Irish Takeover Rules, for the purpose of determining if the Acceptance Condition is satisfied, Bidco may only take into account acceptances of the Offer received (and not validly withdrawn) by the Exchange Agent:

2.1.1	at the Acceptance Cut-off Time; or
2.1.2
if the Pre-Acceptance Unconditional Period is extended, such later time(s) and/or date(s) as Bidco may determine, provided that the Pre-Acceptance Unconditional Period may not be extended past the Acceptance Unconditional Outside Time without consent from the Irish Takeover Panel.

2.2
Subject to the Irish Takeover Rules and applicable US tender offer rules, and notwithstanding any other provision of this Part 2, Bidco reserves the right to treat as valid in whole or in part any acceptance of the Offer not validly withdrawn if received by the Exchange Agent or otherwise by, or on behalf of, Bidco that is not entirely in order or in correct form or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other relevant document(s) or is received by it at any place or places or in any form or manner determined by the Exchange Agent or Bidco to be otherwise than as set out in this Offer Document and/or the relevant Acceptance Documents.

2.3
Except as otherwise agreed by the Irish Takeover Panel and notwithstanding the right reserved by Bidco to treat an Acceptance Document as valid even though not entirely in order or not accompanied by relevant documentation:

2.3.1
an acceptance of the Offer will be treated as valid for the purposes of the Acceptance Condition only if the requirements of Rule 10.3, and if applicable, Rule 10.5 of the Irish Takeover Rules are satisfied in respect of it;

2.3.2
a purchase of MariaDB Shares by Bidco or its nominee(s) will be treated as valid for the purposes of the Acceptance Condition only if the requirements of Rule 10.4 and, if applicable, Rule 10.5 of the Irish Takeover Rules are satisfied in respect of it; and

2.3.3
before the Offer may become or be declared unconditional as to acceptances the Exchange Agent must issue a certificate to Bidco which states the number of MariaDB Shares Affected in respect of which acceptances have been received and the number of MariaDB Shares Affected otherwise acquired, at the Acceptance Cut-off Time (as it may be extended as described herein), which comply with the provisions of this paragraph 2.3. A copy of such certificate will be sent to the Irish Takeover Panel and MariaDB’s financial adviser(s) as soon as possible after it is issued.

2.4
For the purpose of determining whether the Acceptance Condition has been satisfied at the Acceptance Unconditional Time (as it may be extended as described herein), Bidco will not be bound, unless otherwise determined by the Irish Takeover Panel, to take account of any MariaDB Shares which have been unconditionally allotted or issued or which arise as the result of the exercise of subscription, conversion or other rights before that determination takes place, unless written notice containing the details of the allotment or issue or conversion of which, containing all relevant details, has been received before that time by the Exchange Agent from MariaDB or its agents. Notice by email transmission or other electronic transmissions or copies of such notice of the allotment or issue or conversion will not be sufficient for this purpose.

2.5
So long as the Offer was declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), if acceptances fall below the Acceptance Condition (as it may have been amended or waived, to the extent permitted, on or prior to the Acceptance Unconditional Time) due to withdrawals during the Post-Acceptance Unconditional Period, Bidco will still be required to close the Offer.

3	Announcements
3.1
Without prejudice to paragraph 4.2 of this Part 2, by 8:00 a.m. (New York City time) on the next Business Day (the relevant day) following the day on which the Offer is due to become or is declared unconditional as to acceptances, due to expire, or is revised or extended, as the case may be, Bidco will make an appropriate announcement in accordance with Rule 30.1 of the Irish Takeover Rules. In the announcement Bidco will state (unless otherwise permitted by the Irish Takeover Panel) the total number of MariaDB Shares Affected (as nearly as practicable):

3.1.1
for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be in concert (for the purposes of the Irish Takeover Rules and in relation to the Offer) with Bidco);

3.1.2	acquired or agreed to be acquired by or on behalf of Bidco or any person acting or deemed to be in concert with Bidco during the Offer Period;
3.1.3	held by or on behalf of Bidco or any person acting or deemed to be acting in concert with Bidco prior to the Offer Period;
3.1.4	for which acceptances of the Offer have been received and which were subject to an irrevocable commitment or a letter of intent procured by Bidco or any person acting in concert with Bidco; and
3.1.5
in respect of which Bidco or any person acting in concert with it has an outstanding irrevocable commitment or a letter of intent, including those details of the nature of the commitment or letter as are prescribed by Rule 2.9(a), and will specify the percentage of MariaDB Shares Affected represented by each of these figures.
3.2
The announcement will include a statement of the total number of MariaDB Shares Affected which Bidco may count towards the satisfaction of the Acceptance Condition and the percentage of the Maximum MariaDB Shares Affected represented by this figure.

3.3
The announcement will also state details of any relevant securities of MariaDB in which Bidco or any person acting in concert with Bidco is interested, or in respect of which it holds a short position, in each case specifying the nature of the interest or short position concerned.

3.4
In calculating the number of MariaDB Shares represented by acceptances and/or purchases, Bidco may include only acceptances and purchases if they could be counted towards fulfilling the Acceptance Condition under Rules 10.3 and 10.4 and, if appropriate, Rule 10.5 of the Irish Takeover Rules unless the Irish Takeover Panel agrees otherwise. Subject to this, Bidco may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

3.5
Any decision to extend the Acceptance Unconditional Time will be announced by 8:00 a.m. (New York City time) on the relevant day or such later time(s) and/or date(s) as the Irish Takeover Panel may agree. The announcement will state the next time and date on which the Pre-Acceptance Unconditional Period will expire and inform MariaDB Shareholders that they may accept the Offer or withdraw their acceptance at any time until the end of the Pre-Acceptance Unconditional Period, as extended, provided the Pre-Acceptance Unconditional Period will not be extended past the Acceptance Unconditional Outside Time without the consent of the Irish Takeover Panel. If the Pre-Acceptance Unconditional Period is extended, the Expiration Time of the Offer will also be extended such that the Post-Acceptance Unconditional Period runs for at least fourteen calendar days following the Acceptance Unconditional Time, and the announcement will also state the new Expiration Time.

3.6
If Bidco has determined that the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, at the Acceptance Unconditional Time and the Offer has become unconditional as to acceptances (with the result that the Pre-Acceptance Unconditional Period has ended), the announcement to be made by 8:00 a.m. (New York City time) on the relevant day or such later time(s) and/or date(s) as the Irish Takeover Panel may agree will state that the Offer has been declared unconditional as to acceptances, the Post-Acceptance Unconditional Period has begun and the Offer will remain open until the Expiration Time, which shall be a period of not less than fourteen calendar days after the end of the Pre-Acceptance Unconditional Period.

3.7
So long as the Offer was declared unconditional as to acceptances at the Acceptance Unconditional Time (as it may be extended as described herein), then, at the Expiration Time, Bidco shall announce by 8:00 a.m. (New York City time) on the relevant day or such later time(s) and/or date(s) as the Irish Takeover Panel may agree that the Offer is unconditional in all respects (with the result that the Offer Period has ended) and the date the closing of the Offer is expected to occur.

3.8
In this Appendix 1, references to the making of an announcement or the giving of notice by, or on behalf of, Bidco include the release of an announcement by Bidco's public relations consultants (on behalf of Bidco) to the press and the delivery by hand or telephone or other electronic transmission of an announcement through a regulatory information service. A press release or other announcement made otherwise than through a regulatory information service will be notified simultaneously through a regulatory information service (unless otherwise agreed by the Irish Takeover Panel).

4	Rights of withdrawal
4.1
As set forth in this paragraph 4, acceptances of and elections under the Offer may be withdrawn up until the Expiration Time by written notice or otherwise, in the manner set out in paragraph 4.4 of this Part 2. Acceptances of the Offer that are not validly withdrawn by the Expiration Time may not be withdrawn.

4.2
If Bidco fails to comply by 3:30 p.m. (New York City time) on the Business Day after the Expiration Time (or such later time(s) and/or date(s) as the Irish Takeover Panel may agree) with any of the other requirements specified in paragraph 3.1 of this Part 2, an accepting MariaDB Shareholder may (unless the Irish Takeover Panel agrees otherwise) withdraw its acceptance of the Offer by written notice or otherwise in accordance with paragraph 4.4 of this Part 2.

4.3
All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Bidco whose determination (except as required by the Irish Takeover Panel) will be final and binding. None of Bidco, K1, Lazard, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph 4.

4.4
In this paragraph 4, written notice (including any letter of appointment, direction or authority) means notice in writing signed by the relevant accepting MariaDB Shareholder(s) (or his/their agent(s) duly appointed in writing and evidence of whose appointment satisfactory to Bidco is produced with the notice) given by post to the Exchange Agent at 150 Royall Street, Canton, MA 02021 or online via the web-platform established by the Exchange Agent for the purposes of the Offer (further details of which are set out in the Letter of Transmittal). To be effective, a written notice must be received on a timely basis by the Exchange Agent and must specify the name of the person who has tendered the MariaDB Shares, the number of MariaDB Shares to be withdrawn and the name of the registered holder of those MariaDB Shares, if different from the name of the person whose acceptance is to be withdrawn. A notice which is postmarked in, or otherwise appears to Bidco or its agents to have been sent from, a Restricted Jurisdiction may not be treated as valid. In the case of MariaDB Shares held through the Book-Entry Transfer Facility, a MariaDB Shareholder may withdraw its prior tender (provided that withdrawals are permitted at such time) by instructing the applicable broker or other securities intermediary to deliver a notice of withdrawal to the Exchange Agent through the Book-Entry Transfer Facility's procedures.

5	Revised Offer
5.1
Although no revision is contemplated, if Bidco revises the Offer (either in its terms and conditions or in the value or nature of the consideration offered or otherwise), the benefit of the revised offer will, subject to this paragraph 5 and paragraph 8 of this Part 2, be made available to any MariaDB Shareholder who has accepted the Offer (in its original or any revised form(s) including as revised by the Offer) and who has not validly withdrawn such acceptance (a “previous acceptor”) if any such revised offer represents, on the date on which it is announced (on such basis as Bidco’s financial advisers may consider appropriate), an improvement (or no diminution) in the value of the consideration offered compared with the consideration or terms previously offered or in the overall value received and/or retained by a MariaDB Shareholder. The acceptance by or on behalf of a previous acceptor will, subject as provided in this paragraph 5 and paragraph 8 of this Part 2 be deemed an acceptance of the revised offer and will constitute the separate appointment of each of Bidco and any director or executive officer of, or other person authorised by Bidco as his, her or its true and lawful attorney and/or agent with authority (in the attorney's or agent's sole discretion):

5.1.1	to accept the revised offer on behalf of such previous acceptor;
5.1.2
if the revised offer includes alternative form(s) of consideration, to make elections for and/or accept the alternative form(s) of consideration on his behalf in the proportions the attorney and/or agent in its absolute discretion thinks fit; and

5.1.3	to execute on his behalf and in his name all further documents (if any) and to do all things (if any) as may be required to give effect to such acceptances and/or elections.
In making any election and/or acceptance, the attorney and/or agent will take into account the nature of any previous acceptance(s) or election(s) made by or on behalf of the previous acceptor and other facts or matters he may reasonably consider relevant. The attorney and/or agent shall not be liable to any MariaDB Shareholder or any other person in making such election and/or acceptance or in making any determination in respect thereof. Any such revision will be made in accordance with paragraph 5.5 of this Part 2.
5.2
The deemed acceptance and/or election referred to in paragraph 5.1 of this Part 2 shall not apply, and the power of attorney and the authorities conferred by that paragraph shall not be exercised to the extent that a previous acceptor lodges with the Exchange Agent the relevant Acceptance Documents in which he, she or it validly elects to receive the consideration receivable by him under such revised offer in some other manner.

5.3
The powers of attorney and authorities conferred by this paragraph 5 and any acceptance of an revised offer and/or any election in relation to it shall be irrevocable unless and until the previous acceptor withdraws his acceptance having been entitled to do so under paragraph 4 (Rights of withdrawal) of this Part 2.

5.4
Bidco and the Exchange Agent reserve the right to treat an executed Acceptance Document relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) after the announcement or issue of any revised offer as a valid acceptance of the revised offer (and where applicable a valid election for the alternative forms of consideration). That acceptance will constitute an authority in the terms of paragraph 5.1 of this Part 2, mutatis mutandis, on behalf of the relevant MariaDB Shareholder.

5.5
If Bidco makes a material change in the terms of the Offer or it waives a material condition prior to the end of the Offer Period, Bidco will make appropriate disclosure and extend the Offer Period to the extent required by Rules 14(d)-4(d), 14(d)-6(c) and 14e-1 under the US Exchange Act. The minimum period of such extension following material changes in its terms, other than a change in the price or consideration offered, will depend on the facts and circumstances then existing, including the materiality of the changes. With respect to a change in price or consideration offered, a minimum of ten US Business Days is required to allow for adequate dissemination to MariaDB Shareholders.

6	General
6.1
The Offer will lapse unless Bidco determines at the Acceptance Unconditional Time (as it may be extended as described herein) that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time.

6.2	If the Offer lapses or is withdrawn for any reason:
6.2.1	it will not be capable of further acceptance;
6.2.2
accepting MariaDB Shareholders and Bidco will cease to be bound by any Acceptance Documents (including, but not limited to, and Letters of Transmittal) submitted by (or on behalf of) MariaDB Shareholders before the time the Offer lapses;

6.2.3
in the case of MariaDB Shares held in certificated form, completed Letters of Transmittal, the relevant share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Irish Takeover Panel) promptly after the Offer lapsing or being withdrawn, at the risk of the MariaDB Shareholder in question, to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in the relevant box in the Letter of Transmittal or, if none is set out, to the first named holder at his or her registered address (outside a Restricted Jurisdiction); and

6.2.4
in the case of MariaDB Shares held in uncertificated form, the Exchange Agent will, promptly after the Offer lapses, credit such MariaDB Shares delivered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility to the original accounts at the Book-Entry Transfer Facility from which they were tendered.

6.3	Settlement of the consideration to which any holder of MariaDB Shares is entitled under the Offer:
6.3.1	will be effected in the manner described in this Offer Document promptly and no later than three Business Days after the Expiration Time; and
6.3.2
will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Bidco may otherwise be, or claim to be, entitled against that MariaDB Shareholder.

6.4	Subject to paragraph 8 of this Part 2, Bidco reserves the right not to send any consideration to an address in a Restricted Jurisdiction.
6.5
The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Acceptance Documents constitute part of the terms of the Offer. Words and expressions defined in this Offer Document have the same meaning when used in the Acceptance Documents unless the context requires otherwise. The provisions of this Appendix 1 shall be deemed to be incorporated and form part of the Acceptance Documents.

6.6
The Offer is made in respect of all MariaDB Shares Affected. Any omission or failure to send this Offer Document, the Acceptance Documents, or any other document relating to the Offer and/or notice required to be sent under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to the provisions of paragraph 8 of Part 2 of this Appendix 1, the Offer is made to any MariaDB Shareholder to whom this Offer Document and the Acceptance Documents may not be sent or by whom such documents may not be received, and these persons may collect these documents from the Information Agent at 1290 Avenue of the Americas, 9th Floor New York, NY 10104.

6.7
If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received at the Expiration Time (and in all cases within four months of the date of this document), following closing of the Offer, Bidco intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise. As soon as the Offer has closed and as soon as it is appropriate and possible to do so, Bidco intends to deregister the MariaDB Shares under the US Exchange Act and delist the MariaDB Shares from the NYSE as well as procure that MariaDB is re-registered as a private company under the relevant provisions of the Companies Act 2014.

6.8
No acknowledgement of receipt of any Acceptance Document or transfer through the Book-Entry Transfer Facility, communication, notice, share certificate(s) or document(s) of title will be given by or on behalf of Bidco. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from MariaDB Shareholders (or their designated agents) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

6.9	Bidco reserves the right to notify any matter, including the making of the Offer, to an MariaDB Shareholder:
6.9.1	with a registered address outside Ireland or the United States; or
6.9.2	whom Bidco knows to be a custodian, trustee or nominee holding MariaDB Shares for persons who are citizens, residents or nationals of jurisdictions outside Ireland or the United States, by announcement or by paid advertisement in a newspaper or newspapers published and circulated in Ireland and the United States. The notice will be deemed to have been sufficiently given, despite any failure by an MariaDB Shareholder to receive or see that notice. A reference to a notice or the provision of information in writing by or on behalf of Bidco is to be construed accordingly.
6.10
Subject to paragraph 8 of this Part 2, the Offer is made on 24 May 2024 and is capable of acceptance therefrom. Copies of this Offer Document, the Letter of Transmittal and any related documents are available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on the website maintained by K1 in relation to the Offer at www.k1.com/meridian-offer-update and from the Exchange Agent at the addresses specified in paragraph 6.6 of this Part 2.
6.11	The Offer is governed by the laws of Ireland and the United States and is subject to the jurisdiction of the courts of Ireland and the United States.
6.12
The MariaDB Shares will be acquired pursuant to the Offer fully paid and free from all Encumbrances and together with all rights now or hereafter attaching thereto including without limitation voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made on or after the date of the Firm Announcement.

6.13
In the event that any dividend (or other distribution) is paid or becomes payable after the date of the Firm Announcement, Bidco will reduce the Offer consideration by the amount of any such dividend or other distribution which is paid or becomes payable by MariaDB to MariaDB Shareholders. If Bidco exercises the right to reduce the Offer consideration by all or part of the amount of a dividend (or other distribution) that has not been paid, MariaDB Shareholders will be entitled to receive and retain that dividend (or other distribution).

6.14
All references in this Appendix 1 to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

6.15	Any references in this Appendix 1 to the return or sending of documents by post shall extend to the return or sending by such other method as the Irish Takeover Panel may approve.
6.16
If the Irish Takeover Panel requires Bidco to make an offer for MariaDB Shares under the provisions of Rule 9 of the Irish Takeover Rules, Bidco may make such alterations to the conditions of the Offer, including the Acceptance Condition, as are necessary to comply with the provisions of that Rule.

6.17
In relation to any acceptances of the Offer in respect of a holding of MariaDB Shares which are in uncertificated form, Bidco reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of DTC or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the Irish Takeover Rules or are otherwise made with the consent of the Irish Takeover Panel.

7	Unlisted Unit Alternative
7.1
As an alternative to the Cash Offer, Eligible MariaDB Shareholders may elect, in respect of all (but not some) of their MariaDB Shares, to receive, in lieu of the Cash Offer to which they are otherwise entitled, the Unlisted Unit Alternative. In aggregate, the maximum number of Topco Rollover Units available to be issued to Electing Shareholders under the Unlisted Unit Alternative is limited to the Rollover Threshold.

7.2
Subject to the provisions of this section, Bidco will accept for exchange, and will exchange, up to the Rollover Threshold, for Topco Rollover Units, the MariaDB Shares validly tendered, and not validly withdrawn, by Electing Shareholders as of the Expiration Time.

7.3
The Unlisted Unit Alternative will be subject to adjustment. If the amount of MariaDB Shares with respect to which the election of the Unlisted Unit Alternative has been made and not validly withdrawn (each an “Topco Rollover Unit”) exceeds the Rollover Threshold, the following consideration shall be paid in respect of the Topco Rollover Units of an Electing Shareholder: (i) an amount of Topco shares equal to the quotient of (x) Rollover Threshold divided by (y) the total number of Unlisted Unit Alternative elected by all Electing Shareholders multiplied by the Topco Rollover Units of such Electing Shareholders and (ii) amount of cash equal to (x) US$0.55 multiplied by (y) the Topco Rollover Units of such Electing Shareholder minus the amount of Topco shares issued to such Electing Shareholder resulting from the calculation in (i).

7.4
In order to elect the Unlisted Unit Alternative, Eligible MariaDB Shareholders must first submit to the Exchange Agent pursuant to the procedures set forth in Part 3 of Appendix 1 a properly completed response letter (the “Response Letter”) to an investor questionnaire (the “Investor Questionnaire”) as set forth in Appendix 11 hereto. Upon completion of the Response Letter and a determination by Bidco, in its sole discretion, that such MariaDB Shareholder may be offered and sold Topco Rollover Units pursuant to an exemption from registration under the Securities Act and an exemption from the registration requirements of applicable US state securities laws, such Eligible MariaDB Shareholder will receive a confidential offering memorandum (the “Offering Memorandum”) detailing the procedures by which it may tender its MariaDB Shares and receive the Unlisted Unit Alternative, subject to the proration provision described in this section.
7.5
It is a condition to the Unlisted Unit Alternative that the Topco Rollover Units to be offered and sold pursuant to the Offering Memorandum may be issued pursuant to an exemption from registration under the Securities Act and an exemption from the registration requirements of applicable US state securities laws. Eligible MariaDB Shareholders that wish to participate in the Unlisted Unit Alternative but are unable to represent that they are non-US persons or accredited investors are encouraged to notify the Information Agent as soon as possible.

7.6
Bidco encourages any Eligible MariaDB Shareholder who is considering the Unlisted Unit Alternative, prior to submitting a completed Response Letter, to carefully review the summary of the Topco LLCA included in Appendix 2 and the risk factors included in Appendix 9. Bidco will require that Electing Shareholders execute a signature page to the Topco LLCA as described in Part 3 of Appendix 1.

7.7
Bidco may in its sole discretion, exercise its Rollover Withdrawal Right if there are any Electing Shareholders whose election to receive the Unlisted Unit Alternative will require registration of the Topco Rollover Units under the Securities Act or any applicable state securities laws (and there is not an applicable exemption for each such Electing Shareholder). In the event Bidco exercises its Rollover Withdrawal Right, the Unlisted Unit Alternative will lapse, no Topco Rollover Units will be issued and the consideration payable in respect of each tendered MariaDB Share will be settled in cash in accordance with the terms of the Cash Offer. The Offer will be open for at least 10 US Business Days after the announcement of Bidco’s exercise of its Rollover Withdrawal Right. For the avoidance of doubt, the exercise by Bidco of its Rollover Withdrawal Right shall not otherwise affect any validly received acceptances, nor shall it constitute a variation of the Offer under the Irish Takeover Rules. In the event Bidco exercises its Rollover Withdrawal Right, all elections for the Unlisted Unit Alternative will be deemed elections for the Cash Offer.

7.8
In addition, to the extent the exercise by Bidco of its Rollover Withdrawal Right does not occur, if elections for the Unlisted Unit Alternative by Electing Shareholders result in the issuance of fewer Units than the Rollover Threshold, then, following the Closing Date, each Electing Shareholder, and only Electing Shareholders, will be offered the opportunity to subscribe in cash, at a value of US$0.55 per Topco Rollover Unit, after completion of the Offer for such number of additional Topco Rollover Units as shall equal the Available Excess; provided that, for clarity, in no event shall the aggregate issuance of Topco Rollover Units to all Electing Shareholders (including Top Up Electing Shareholders), including in the Top Up, exceed the Rollover Threshold. In the event that, in the Top Up, the aggregate subscriptions of Top Up Electing Shareholders exceed the Available Excess, then (a) such subscriptions will be subject to pro-ration based on the relative holdings of MariaDB Shares as of immediately prior to the Closing Date of the Top Up Electing Shareholders; and (b) any fractional entitlements to Topco Rollover units under the Top Up will be rounded down to the nearest whole number of Topco Rollover Units per Top Up Electing Shareholder.

8	Overseas Shareholders
8.1
The making or acceptance of the Offer (including the provision of the Unlisted Unit Alternative) in, or to or by persons resident in or nationals or citizens of jurisdictions outside Ireland and the United States, or to persons who are, or were, custodians, nominees or trustees of, citizens, residents or nationals of such jurisdictions (“overseas persons”) may be prohibited or affected by the laws of the relevant jurisdiction. Such persons should fully inform themselves about and observe any applicable legal requirements.

8.2
It is the responsibility of any overseas persons receiving a copy of this Offer Document and/or form of acceptance and wishing to accept the Offer to satisfy themselves as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer, or other taxes due in such jurisdiction. Each overseas person will be responsible for any such issue, transfer or other taxes and duties or other payments due in any overseas jurisdiction in respect of his acceptance of the Offer by whomsoever they are payable and shall indemnify and hold harmless K1, Bidco, Lazard, the Exchange Agent and all persons acting on behalf of any of them in respect of such issue, transfer or other taxes and duties or other payments which they or their agents may be required to pay.
If you are an overseas person and you are in any doubt about your position, you should consult your independent financial advisor in the relevant jurisdiction.
8.3
The Offer (including the provision of the Unlisted Unit Alternative) is not being made, directly or indirectly, in or into or by the use of mails, or by any means or instrumentality (including, without limitation, email or facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce, or of any facility of a national securities exchange, of any Restricted Jurisdiction and, subject to certain exceptions, the Offer cannot be accepted by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction. Accordingly, copies of this Offer Document, the Acceptance Documents and any other accompanying documents are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent, into or from any Restricted Jurisdiction and persons receiving this Offer Document, the Acceptance Documents and any other accompanying documents (including custodians, nominees and trustees) should observe these restrictions and must not mail or otherwise distribute or send them in, into or from any Restricted Jurisdictions, as doing so may invalidate any purported acceptance of the Offer.

8.4
Envelopes containing Acceptance Documents, evidence of title or other documents relating to the Offer should not be postmarked in any Restricted Jurisdiction or otherwise sent from any Restricted Jurisdiction. All acceptors of the Offer must provide an address outside of a Restricted Jurisdiction for the receipt of the consideration to which they are entitled under the Offer or for the return of the relevant MariaDB share certificates and/or other documents of title in relation to their MariaDB Shares; otherwise, any purposed acceptance may be rendered invalid. Bidco reserves the right, in its absolute discretion, to treat any acceptance as invalid if it believes that such acceptance may violate applicable legal or regulatory requirements.

8.5	A MariaDB Shareholder will, subject to paragraphs 8.6 and 8.9 of this Part 2 and applicable laws, be deemed not to have validly accepted the Offer if:
8.5.1
such party has a registered address in a Restricted Jurisdiction and does not insert in the Special Payment and Delivery Form section of the Letter of Transmittal the name and address of a person or agent outside a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer to be sent, subject to the provisions of this paragraph and applicable laws;

8.5.2
such party inserts in the Special Payment and Delivery Form section of the Letter of Transmittal the name and address of a person or agent in a Restricted Jurisdiction to whom such party wishes the consideration to which such party is entitled under the Offer to be sent; or

8.5.3
in any case, the Acceptance Document(s) received from such party is received in an envelope postmarked in, or which otherwise appears to Bidco or its agents to have been sent from, or otherwise evidences use of any means or instrumentality of interstate or foreign commerce of a Restricted Jurisdiction.

8.6
Bidco reserves the right, in its sole discretion, to investigate, in relation to any acceptance whether the representation and warranty set out in paragraph 1.10 of Part 3 of this Appendix 1 could have been truthfully given by the relevant MariaDB Shareholder and, if such investigation is made and, as a result, Bidco cannot satisfy itself that such representation and warranty was true and correct, such acceptance shall not, subject to paragraph 8.9 of this Part 2, below, be valid.

8.7
If, in connection with the making of the Offer (including the provision of the Unlisted Unit Alternative), and notwithstanding the restrictions described above, any person (including without limitation, custodians, nominees or trustees), whether pursuant to a contractual or legal obligation or otherwise, sends, forwards or otherwise distributes this Offer Document, the relevant Acceptance Document or any related documents, in, into or from a Restricted Jurisdiction or uses the mails of, or any means or instrumentality (including, without limitation, email or facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national securities exchange of a Restricted Jurisdiction in connection with such action, such person should:

8.7.1	inform the recipient of such fact;
8.7.2	explain to the recipient that such action may invalidate any purported acceptance or election by the recipient; and
8.7.3	draw the attention of the recipient to this paragraph 8.
8.8
Notwithstanding the restrictions described above, Bidco will retain the right to permit the Offer to be accepted if, in its sole discretion, it is satisfied that the transaction in question is exempt from or not subject to the legislation or regulation giving rise to the restriction in question.

8.9
Notwithstanding the foregoing, the provisions of this paragraph 8 and/or any other terms of the Offer relating to overseas security holders may be waived, varied or modified as regards specific MariaDB Shareholders or on a general basis by Bidco in its absolute discretion. In particular, notwithstanding the provisions of this paragraph 8, Bidco reserves the right, in its absolute discretion, to treat as valid acceptances received from persons who are unable to give the representation and warranty set out in paragraph 10.1 of Part 3 of this Appendix 1, as the case may be.

8.10
References in this paragraph 8 to an MariaDB Shareholder include references to the person or persons executing Acceptance Documents and, in the event of more than one person executing the Acceptance Documents, the provisions of this paragraph 8 shall apply to them jointly and severally. Subject as aforesaid the provisions of this paragraph 8 supersede any terms of the Offer which are inconsistent herewith. Bidco reserves the right to treat any acceptance of the Offer as invalid where such acceptance would, in the opinion of Bidco, constitute or cause a breach of the laws of the relevant jurisdiction.

8.11
None of Bidco, K1, their financial advisers, the Exchange Agent or any director, officer, agent or other person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer on any of the bases set out above or otherwise in connection therewith.

8.12
These provisions and any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific overseas shareholders or on a general basis by K1 and/or Bidco in its absolute discretion. Subject to this discretion, the provisions of this paragraph 8 supersede any terms of the Offer inconsistent with them.

Overseas Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt as to your position, you should consult your professional adviser in the relevant territory.

Part 3 Procedure for Acceptance of the Offer for Holders of MariaDB Shares
1	Acceptance of the Offer
General
If you hold your MariaDB Shares directly as the holder of record, complete and sign the Letter of Transmittal (either manually or electronically) (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer Document (which constitutes the form of acceptance for the Offer for the purposes of the Irish Takeover Rules) in accordance with the instructions set forth therein and mail or electronically deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Exchange Agent. These materials must be delivered to the Exchange Agent prior to the Expiration Time. See paragraph 1.2 below for further details on the procedures for book-entry transfer.
If you hold your MariaDB Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your MariaDB Shares through DTC’s Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.
We are not providing for guaranteed delivery procedures. Therefore, MariaDB Shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours.
WHILE YOU HAVE UNTIL THE EXPIRATION TIME TO COMPLETE YOUR TENDER, IF BIDCO CANNOT DETERMINE AT THE ACCEPTANCE UNCONDITIONAL TIME (AS IT MAY BE EXTENDED AS DESCRIBED HEREIN) THAT (I) THE ACCEPTANCE CONDITION HAS BEEN SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED, OR (II) ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED BY THE EXPIRATION TIME, THE OFFER WILL LAPSE AND THERE WILL BE NO POST-ACCEPTANCE UNCONDITIONAL PERIOD. THEREFORE, MARIADB SHAREHOLDERS ARE STRONGLY ENCOURAGED TO TENDER THEIR MARIADB SHARES AS SOON AS POSSIBLE AND PRIOR TO THE ACCEPTANCE CUT-OFF TIME.
Unlisted Unit Alternative
Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative will also be required to provide a completed Response Letter prior to receiving the Offering Memorandum. Bidco will review all Response Letters upon receipt, and this review process will take time. Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative are strongly to encouraged to return their Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) electing the Unlisted Unit Alternative and related Response Letter as soon as possible.
Upon completion of the Response Letter and a determination by Bidco, in its sole discretion, that such MariaDB Shareholder may be offered and sold Topco Rollover Units pursuant to an exemption from registration under the Securities Act and an exemption from the registration requirements of applicable US state securities laws, such Eligible MariaDB Shareholder will receive the Offering Memorandum. In addition, Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative will be required, following receipt of the Offering Memorandum, to deliver a signature page to the Topco LLCA to complete their election of the Unlisted Unit Alternative. Failure to complete these additional requirements will result in the relevant Eligible MariaDB Shareholders that tender their MariaDB Shares being unable to receive the Unlisted Unit Alternative.
1.1	MariaDB Shares in electronic, book-entry form or certificated form – tenders pursuant to the Letter of Transmittal
If you are a registered holder of MariaDB Shares in electronic, book-entry form or certificated form and wish to tender your MariaDB Shares pursuant to the Letter of Transmittal:
1.1.1
To validly tender MariaDB Shares pursuant to the Offer you should complete, sign and send the Letter of Transmittal, together with any required signature guarantees, your certificates and any other documents, identification numbers or codes (if any) required by the Letter of Transmittal, to the Exchange Agent at 150 Royall Street, Canton, MA 02021, as soon as possible, or, in the case of the Letter of Transmittal only, online via the web-platform, details of which are set out in the Letter of Transmittal. In addition, any Eligible MariaDB Shareholder that wishes to receive the Unlisted Unit Alternative Offer should return, along with its Letter of Transmittal electing the Unlisted Unit Alternative, a completed Response Letter to the Exchange Agent at 150 Royall Street, Canton, MA 02021, as soon as possible. We are not providing for guaranteed delivery procedures. Therefore, MariaDB Shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Exchange Agent.
1.1.2
The Exchange Agent must receive these documents by 5:00 p.m. (New York City time) on 10 July 2024, the Expiration Time, (or such later time(s) and/or date(s) to which the Offer may be extended as described herein). Further details on the procedures for acceptance, including representations and warranties you are making by accepting the Offer are set out in the Letter of Transmittal and in paragraph 2 (Other requirements) of this Part 3. The processing office of the Exchange Agent will not be open overnight. Therefore, all physical deliveries of documents required to tender MariaDB Shares must be completed prior to the close of business on the US Business Day prior to the Expiration Time.

1.1.3	All MariaDB Shareholders should elect to receive either the Cash Offer or the Unlisted Unit Alternative on the Letter of Transmittal.
1.1.4
If neither the Cash election box nor the Unlisted Unit Alternative election box are completed, but the Letter of Transmittal is otherwise executed correctly, it will be deemed to be an acceptance of the Cash Offer in respect of all MariaDB Shares held by the tendering MariaDB Shareholder tendered pursuant to the Letter of Transmittal.

1.1.5
If both the Cash election box and the Unlisted Unit Alternative election box are completed but the Letter of Transmittal is otherwise executed correctly, it will be deemed to be an acceptance of the Cash Offer in respect of all MariaDB Shares held by the tendering MariaDB Shareholder tendered pursuant to the Letter of Transmittal.

1.1.6
Eligible MariaDB Shareholders that have elected for the Unlisted Unit Alternative election on the Letter of Transmittal and returned a completed a Response Letter will be deemed to have indicated their interest in receiving the Unlisted Unit Alternative, but will not have formally elected the Unlisted Unit Alternative at that time. Following review by Bidco of the Response Letter, such Eligible MariaDB Shareholder will receive the Offering Memorandum and a signature page to the Topco LLCA for execution. Only upon receipt by the Exchange Agent of the Eligible MariaDB Shareholder’s executed signature page to the Topco LLCA will such Eligible MariaDB Shareholder have formally elected the Unlisted Unit Alternative. Failure by an Eligible MariaDB Shareholder to (i) return a completed Response Letter along with the Letter of Transmittal and (ii) following receipt of the Offering Memorandum (if applicable), provide an executed signature page to the Topco LLCA by the Expiration Time, will be unable to receive the Unlisted Unit Alternative. Your MariaDB Shares tendered pursuant to the Letter of Transmittal will be returned to you, and you will be able to retender your MariaDB Shares for the Cash Offer.

1.1.7
No signature guarantee is required on the Letter of Transmittal: (i) if the Letter of Transmittal is signed by the registered holder(s) of MariaDB Shares and such holder(s) have not completed either the box entitled Special Payment and Issuance Instructions or the box entitled Special Delivery Instructions on the Letter of Transmittal; or (ii) if MariaDB Shares are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program or by any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the US Exchange Act (each of the foregoing being referred to as an “Eligible Institution”).

1.1.8
If the Letter of Transmittal is signed by the registered holder(s) of MariaDB Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificates representing such MariaDB Shares (if any) without alteration, enlargement or any other change whatsoever. If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) representing MariaDB Shares tendered, the certificate(s) tendered thereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such certificate(s).

1.1.9
If you wish to tender fewer than all of the MariaDB Shares represented by any certificate delivered to the Exchange Agent in the Cash Offer, you must indicate this in the Letter of Transmittal by completing the box entitled “Number of Shares Tendered.” In such case, except as otherwise provided in the Letter of Transmittal, new certificates representing the remainder of the MariaDB Shares that were represented by the old certificates (if any), but not tendered, will be sent to the registered holder(s) at the address(es) provided on the Letter of Transmittal, unless otherwise provided in the box(es) entitled Special Payment and Issuance Instructions or the box entitled Special Delivery Instructions on the Letter of Transmittal, as soon as practicable after the Expiration Time or the termination of the Offer. All MariaDB Shares represented by certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.
1.1.10	The Letter of Transmittal should be:
(a)
accompanied by share certificates in respect of the relevant MariaDB Shares, where the shares are held in certificated form, or such other documents, identification numbers or codes (if any) as are specified in the Letter of Transmittal; or

(b)
in the case of a holding in electronic, book-entry form, covered by a transfer to the Exchange Agent’s account at the book entry transfer facility, details of which are provided on the Letter of Transmittal.

1.1.11
Holders of certificates representing MariaDB Shares that have been mutilated, lost, stolen or destroyed should contact Computershare Trust Company, N.A., the transfer agent for MariaDB Shares, by calling 1-866-644-4127. The transfer agent will provide such holders with all necessary forms and instructions to replace any mutilated, lost, stolen or destroyed certificates.

1.1.12
Further details on the procedures for acceptance, including representations and warranties you are making by accepting the Offer are set out in the Letter of Transmittal and in paragraphs 1.3 - 1.13 of this Part 3.

1.2	MariaDB Shares held through a broker or other securities intermediary in book-entry form through the Book-Entry Transfer Facility (i.e., DTC)
If you hold your MariaDB Shares through a broker or other securities intermediary in book-entry form through the Book-Entry Transfer Facility (that is, you hold your MariaDB Shares in a brokerage or custodian account and through a clearing system):
1.2.1
If you hold your MariaDB Shares through a broker or other securities intermediary, you should follow the instructions sent to you by such securities intermediary. To validly tender shares pursuant to the Offer you should instruct your securities intermediary to deliver your MariaDB Shares by book-entry transfer made to the account maintained by the Exchange Agent at the Book-Entry Transfer Facility, and deliver an Agent’s Message or duly completed Letter of Transmittal and accompanying documents, identification numbers or codes to the Exchange Agent. These steps should be completed by 5:00 p.m. (New York City time) on 10 July 2024, the Expiration Time, (or such later time(s) and/or date(s) to which the Offer may be extended as described herein). The Book-Entry Transfer Facility will cease processing tenders of MariaDB Shares at its close of business on the US Business Day prior to the Expiration Time. In addition, each participant in the Book-Entry Transfer Facility and other securities intermediary will establish its own cut-off date and time to receive instructions to tender MariaDB Shares in the Offer, which may be earlier than the Expiration Time. You should contact the broker or other securities intermediary through which you hold MariaDB Shares to determine the cut-off date and time applicable to you.

1.2.2
The Exchange Agent has established an account with respect to the MariaDB Shares at the Book-Entry Transfer Facility for the purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of MariaDB Shares by causing the Book-Entry Transfer Facility to transfer such MariaDB Shares into the Exchange Agent’s account at the Book-Entry Transfer Facility’s in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. Although delivery of MariaDB Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and any other required documents must, in any case, be received by the Exchange Agent prior to the Expiration Time. An “Agent’s Message” delivered in lieu of the Letter of

Transmittal means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of the book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the MariaDB Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Offer and the Letter of Transmittal and that Bidco may enforce such agreement against the participant.
1.2.3
Eligible MariaDB Shareholders that have elected for the Unlisted Unit Alternative election on the Letter of Transmittal and returned a completed a Response Letter will be deemed to have indicated their interest in receiving the Unlisted Unit Alternative, but will not have formally elected the Unlisted Unit Alternative at that time. Following review by Bidco of the Response Letter, such Eligible MariaDB Shareholder will receive the Offering Memorandum and a signature page to the Topco LLCA for execution. Only upon receipt by the Exchange Agent of the Eligible MariaDB Shareholder’s executed signature page to the Topco LLCA will such Eligible MariaDB Shareholder have formally elected the Unlisted Unit Alternative. Failure by an Eligible MariaDB Shareholder to (i) return a completed Response Letter along with the Letter of Transmittal and (ii) following receipt of the Offering Memorandum (if applicable), provide an executed signature page to the Topco LLCA by the Expiration Time, will be unable to receive the Unlisted Unit Alternative. Your broker or other securities intermediary will be instructed to withdraw your tendered MariaDB Shares, and you may instruct your broker or other securities intermediary to retender your MariaDB Shares for the Cash Offer.

1.2.4
Further details on the procedures for acceptance, including representations and warranties you are making by accepting the Offer are set out in the Letter of Transmittal and in paragraphs 1.3 - 1.13 of this Part 3.

1.3	Effects of tendering MariaDB Shares
1.3.1
The method of delivery of MariaDB Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering MariaDB Shareholder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. In particular, Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative must also complete the additional requirements set forth above in this Part 3 of Annex 1 to complete their election of the Unlisted Unit Alternative. Bidco will review all completed Response Letters upon receipt, and this review process will take time. Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative are strongly encouraged to return their Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) electing the Unlisted Unit Alternative and completed Response Letter as soon as possible.

1.3.2
No alternative, conditional or contingent tenders will be accepted and no fractional MariaDB Shares will be exchanged. All tendering holders of MariaDB Shares, by execution of the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message), waive any right to receive any notice of the acceptance of their MariaDB Shares for exchange.

1.3.3
The Offer in respect of MariaDB Shares shall be deemed (without any further action by the Exchange Agent) accepted upon delivery of the Letter of Transmittal evidencing tendered MariaDB Shares, if any, and any other required documents to the Exchange Agent, or, in the case of a book-entry holder, book-entry transfer of MariaDB Shares to the account maintained by the Exchange Agent at the Book-Entry Transfer Facility and delivery of an Agent’s Message. Failure by an Eligible MariaDB Shareholder who has delivered a Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) electing the Unlisted Unit Alternative to (i) return a completed Response Letter and (ii) following receipt of the Offering Memorandum (if applicable), provide an executed signature page to the Topco LLCA by the Expiration Time, will be unable to receive the Unlisted Unit Alternative.

1.3.4	Bidco may in its sole discretion, exercise its Rollover Withdrawal Right if there are any Electing Shareholders whose election to receive the Unlisted Unit Alternative will require registration of the

Topco Rollover Units under the Securities Act or any applicable state securities laws (and there is not an applicable exemption for each such Electing Shareholder). In the event Bidco exercises its Rollover Withdrawal Right, the Unlisted Unit Alternative will lapse, no Topco Rollover Units will be issued and the consideration payable in respect of each tendered MariaDB Share will be settled in cash in accordance with the terms of the Cash Offer. In the event Bidco exercises its Rollover Withdrawal Right, all elections for the Unlisted Unit Alternative will be deemed elections for the Cash Offer.
1.3.5
The acceptance of the Offer by a tendering holder of MariaDB Shares pursuant to the procedures described above, subject to the withdrawal rights described in paragraph 4 of Part 2 of this Appendix 1, will constitute a binding agreement between the tendering holder of MariaDB Shares and Bidco upon the terms and subject to the conditions of the Offer.

1.4	Additional information
If you are in any doubt as to the procedure for acceptance or if you require additional copies of this Offer Document or the Letter of Transmittal, please call the Information Agent toll-free at (866) 920-4932 or from outside the United States at +1 (781) 896-6949. Please note that, for legal reasons, the Information Agent will be unable to give advice on the merits of the Offer or to provide legal, financial or taxation advice on the contents of this Offer Document. MariaDB Shareholders may also contact their brokers, dealers, banks, trust companies or other nominees for assistance concerning the Offer.
1.5	Other requirements
Without prejudice to the terms of the Letter of Transmittal and the provisions of Parts 1 and 2 of this Appendix 1, by executing the Letter of Transmittal or delivering an Agent’s Message to the Exchange Agent:
1.6
upon, and subject to, the Conditions to and terms of the Offer, and effective on the Offer being declared unconditional as to acceptances as of the Acceptance Unconditional Time and unconditional in all respects by Bidco at the Expiration Time (at which time Bidco will give notice thereof to the Exchange Agent), and if the tendering holder of MariaDB Shares has not validly withdrawn its acceptance as of the Expiration Time:

1.6.1
such tendering holder of MariaDB Shares sells, assigns and transfers to, or upon the order of, Bidco all right, title and interest in and to all MariaDB Shares with respect to which the Offer is accepted; and

1.6.2
such tendering holder of MariaDB Shares irrevocably constitutes and appoints each of Bidco and any director or executive officer of, or other person authorised by Bidco as its true and lawful agents, attorneys-in-fact and proxies and with its authority with respect to such MariaDB Shares tendered by such shareholder and accepted for exchange by Bidco, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to, in the agent’s, attorney’s or proxy’s sole discretion:

(a)
to complete and execute all or any form(s) of transfer and/or any other document(s) in connection with acceptance of the Offer which the attorney, agent or proxy may consider necessary or appropriate in relation to the MariaDB Shares;

(b)
have the MariaDB Shares re-registered in the name of or as instructed by Bidco or, if tender is by book-entry transfer, transfer the MariaDB Shares to an account at the Book-Entry Transfer Facility designated by Bidco;

(c)
take such other actions and execute such documents as Bidco may reasonably deem necessary or desirable to give effect to such tendering holder’s acceptance of the Offer in respect of such MariaDB Shares;

(d)	receive all benefits and otherwise exercise all rights of beneficial ownership of such MariaDB Shares;
(e)
subject to the provisions of paragraph 8 of Part 2 of this Appendix 1, to Bidco or its agents to procure the sending by post of the cheque for any cash consideration payable under the Offer, at the risk of the MariaDB Shareholder, to the person or agent whose name and address is set out in the Letter of Transmittal, or to the name and address (if any) set out in Special Payment and Issuance Instructions or the box entitled Special Delivery Instructions or, if none is set out, to the first-named holder at his registered address (outside the Restricted Jurisdictions unless otherwise permitted by Bidco);

(f)
to Bidco or its agents to procure that such MariaDB Shareholder’s name is entered on the Unit ownership ledger of Topco in respect of the Topco Rollover Units to which such MariaDB Shareholder becomes entitled pursuant to election in respect of MariaDB Shares under the Unlisted Unit Alternative; and/or

(g)
to Bidco or its agents, to record, act (including in respect of the Topco Rollover Units) and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of MariaDB in respect of his holding of MariaDB Shares (until such are revoked or varied) and to record and act, in respect of the Topco Rollover Units to be received by such holder of MariaDB Shares;

1.7
the tendering holder of MariaDB Shares agrees that all prior proxies and powers of attorney and proxies given by such shareholder with respect to such MariaDB Shares will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective);

1.8	the tendering holder of MariaDB Shares agrees that, effective from and after the date of such execution or, if later, the Expiration Time:
1.8.1
Bidco and any director or executive officer of, or person authorised by Bidco shall be entitled to direct the exercise of any votes attaching to MariaDB Shares which have been validly tendered and any other rights and privileges attaching to such MariaDB Shares, including all voting, consent and other rights attaching to such MariaDB Shares as they in their sole discretion may deem proper at any annual or special meeting of MariaDB Shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, and/or any right to requisition a general meeting of MariaDB or of any class of its securities;

1.8.2
such holder is granting the authority to Bidco or any director or executive officer of, or other person authorised by, Bidco, within the terms of paragraph 5 (Revised Offer) of Part 2 of this Appendix 1;

1.8.3
the execution of the Letter of Transmittal by a holder of MariaDB Shares (together with any signature guarantees) and its delivery to the Exchange Agent, or, in the case of MariaDB Shares in book-entry form, the book-entry transfer of MariaDB Shares to the account maintained by the Exchange Agent at the Book- Entry Transfer Facility and delivery of an Agent’s Message, shall constitute in respect of MariaDB Shares which have been accepted for exchange by Bidco:

(h)
an authority to MariaDB and/or its respective agents from the holder of such accepted MariaDB Shares to send any notice, circular, warrant, document or other communications that may be required to be sent to him as a holder of MariaDB Shares to Bidco at its registered office;

(i)
an authority to Bidco and any director or executive officer of, or other person authorised by Bidco to sign any consent to short notice of a general meeting or separate class meeting on behalf of the holder of such accepted MariaDB Shares and/or to execute a form of proxy in respect of the accepted MariaDB Shares appointing any person nominated by Bidco to attend general meetings and separate class meetings of MariaDB or any adjournment thereof and to exercise the votes attaching to any such MariaDB Shares on his behalf; and

(j)
the agreement of the tendering holder of such accepted MariaDB Shares not to exercise any such rights without the consent of Bidco and the irrevocable undertaking of such tendering holder of such accepted MariaDB Shares not to appoint a proxy for or to attend any such general meetings or separate class meetings; and

1.8.4
in the case of MariaDB Shares held through a broker, dealer, commercial bank, trust company or other nominee, the creation of a Depository Trust Company payment obligation in favour of his payment bank in accordance with Depository Trust Company payment arrangements shall discharge in full any obligation of Bidco to pay him the cash portion of the purchase price to which he is entitled pursuant to the Offer;

1.9	the tendering holder of MariaDB Shares represents and warrants that:
1.9.1
the tendering holder of MariaDB Shares owns the MariaDB Shares being tendered (and any and all dividends, distributions, rights, other MariaDB Shares or other securities issuable, payable or distributable in respect thereof on or after the date of this Offer Document (but not actually issued, paid, or distributed) (collectively, “Distributions”));

1.9.2
the tendering holder of such MariaDB Shares has the full power and authority to accept the Offer and to tender, sell, assign and transfer such holder’s MariaDB Shares (and all Distributions) tendered in the Offer;

1.9.3
Bidco will acquire good, marketable and unencumbered title to any MariaDB Shares which are accepted for exchange by Bidco, free from all liens, restrictions, charges, encumbrances, rights of pre-emption, other third party rights and other interests of any nature whatsoever and together with all rights now or hereafter attaching thereto including without limitation voting rights and, subject to paragraph 6.13 of Part 2 of Appendix 1, the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made on or after the date of this Offer Document;

1.9.4
the tendering holder of MariaDB Shares which have been accepted for exchange by Bidco will, upon request, execute any additional documents and take all other such necessary actions as deemed by the Exchange Agent or Bidco to be necessary or desirable to complete the sale, assignment and transfer of MariaDB Shares in respect of which the Offer is being accepted and, for the avoidance of doubt, to perfect any of the authorities and/or secure the full benefit of the authorities and powers of attorney expressed to be granted under the Letter of Transmittal or this Appendix 1;

1.9.5
the MariaDB Shareholder will do all such acts and things as shall be necessary or expedient to vest in Bidco or its nominee(s) or such other persons as Bidco may decide the MariaDB Shares for which an acceptance of the Offer has been given under paragraph 1 of this Part 3 (which has not been validly withdrawn), and will ratify each and every act or thing which may be done or effected by Bidco or the Exchange Agent or any officer of Bidco or the Exchange Agent or their respective agents, or by MariaDB or its agents, as the case may be, in the proper exercise of any of their powers and/or authorities under this Part 3;

1.10	the tendering holder of MariaDB Shares represents and warrants to Bidco and the Exchange Agent that such tendering holder of MariaDB Shares which have been accepted for exchange by Bidco:
1.10.1
has not received or sent copies or originals of this Offer Document, the Letter of Transmittal or any related offering documentation in, into or from any jurisdiction where it would be unlawful to make the Offer;

1.10.2
has not used in connection with the Offer or the execution or delivery of the Letter of Transmittal, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, email or facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national securities exchange of any jurisdiction where it would be unlawful to make the Offer;

1.10.3
is accepting the Offer from outside a jurisdiction where it would be unlawful to make the Offer and has not signed the Letter of Transmittal in any jurisdiction where it would be unlawful to make the Offer; and

1.10.4
is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside a jurisdiction where it would be unlawful to make the Offer;

1.11
the tendering holder of MariaDB Shares agrees that, if any provisions of this Appendix 1 shall be unenforceable or invalid or shall not operate so as to afford Bidco, the Exchange Agent and/or any director, executive officer, agent or other person authorised by Bidco the benefit of any authority expressed to be given therein, he shall, with all practicable speed, do all such acts and things and execute all such documents and give all such assurances that may be required or desirable to enable Bidco, the Exchange Agent and/or any director, executive officer, agent or any other person authorised by Bidco to secure the full benefit of this Appendix 1;

1.12
the tendering holder of MariaDB Shares agrees that the terms and conditions of the Offer contained in this Offer Document shall be deemed to be incorporated in, and form part of, the Letter of Transmittal which shall be read and construed accordingly and that on execution the Letter of Transmittal will take effect as a deed; and

1.13
the tendering holder of MariaDB Shares agrees that the Offer is governed by the laws of Ireland and the United States and will be subject to the jurisdiction of the courts of Ireland and the United States and that execution of the Letter of Transmittal constitutes his submission to the jurisdiction of the courts of Ireland and the United States in relation to all matters arising in connection with the Offer and the Letter of Transmittal.

APPENDIX 2
SUMMARY OF THE TOPCO LLCA
The Topco LLCA
The amended and restated limited liability company agreement of Topco (the “Topco LLCA”) will amend and restate that certain Limited Liability Company Agreement of Topco, dated as of 28 March 2024.
The Topco LLCA sets forth the rights and obligations of Topco’s members (the “Members”) with respect to their limited liability company interests in Topco. It also provides for, among other things, how Topco will be managed and dissolved and the treatment of certain tax matters. A summary of the material provisions of the Topco LLCA is set forth below. This summary has been included to provide potential investors in Topco with information regarding the terms of the Topco LLCA, but it does not purport to be and is not a complete summary of all terms, and it is qualified in its entirety by reference to the form of the final agreement, which has been filed as Exhibit (d)(6) to the Schedule TO and is incorporated herein by reference.
Units and Capital Contributions
The Topco LLCA provides that limited liability company interests in Topco will be represented by units (“Units”). Units include Class A units, which shall have the right to vote on any action, approval or consent by the holders of Class A units to the extent such right is granted to them pursuant to the Topco LLCA, Class B units which, except for non-waivable rights (if any) expressly granted to the holders of such Units pursuant to Delaware law, shall have no voting rights, and any other Units created and authorized by Topco’s board of managers (“Board”). Topco will maintain a Unit ownership ledger setting forth, among other things, the name of each Member, the number of each class of Units they hold, and the capital contributions made by such Member.
The Topco LLCA also provides that, except as expressly provided therein, no Member will be entitled to withdraw any part of their capital contributions or receive any distribution from Topco.
Management of Topco
The Board of Managers
Under the terms of the Topco LLCA, the Board will consist of three managers appointed by K5 (collectively, the “K1 Managers”), each of whom shall be entitled to three votes, and such other managers appointed from time to time by K5, each of whom shall be entitled to one vote. The K1 Managers will at all times hold a majority of the total votes of the Board, and K5 may elect to vest any one appointed K1 Manager with the vote or votes of any unappointed K1 Manager(s). The affirmative vote (whether by proxy or otherwise) of the managers holding at least a majority of the votes of all managers then serving on the Board shall be the act of the Board. Each manager will serve until a successor is appointed or their earlier resignation, death or removal. A manager may resign at any time by delivering written notice to Topco. Managers may be removed from the Board or any committee thereof only by K5.
The Board or K5 may approve one or more observers of the Board that shall (i) be entitled to attend meetings of the Board, but not vote and (ii) be entitled to receive all notices, information and reports as determined by the Board that are generally furnished by Topco to the Board, at the same time and in the same manner as furnished to the Board. Any such observer may be removed for any reason at any time by the Board or K5.
Topco will pay, or cause one of its subsidiaries to pay, the reasonable out of pocket costs and expenses incurred by each manager and any observer of the Board in the course of such person’s service, including in connection with attending regular and special meetings of the Board or any committee thereof. Such reimbursement will be subject to Topco’s and its subsidiaries’ policies and procedures with respect to reimbursements and any other limitations or conditions determined by the Board.
The Topco LLCA contains customary exculpation and indemnification provisions in respect of Topco’s managers and provides that, unless otherwise determined by the Board, Topco will maintain, at its or its subsidiaries’ expense, insurance to protect such persons against any expense, liability or loss against which they are so indemnified.
Authority of the Board
Pursuant to the Topco LLCA, except for any actions that expressly require the approval or consent of K5 or the Members thereunder, and notwithstanding anything to the contrary in the Delaware Limited Liability Company Act (the “Delaware Act”), the Board shall have the exclusive authority and power to, among other things: (i) conduct, direct and exercise full control over all activities of Topco, including all decisions relating to the issuance, voting, sale and transfer of, and the exercise of other rights with respect to, securities of Topco’s subsidiaries; (ii) manage the business and affairs of Topco, including matters concerning (A) distribution of net profits, net losses and investment proceeds, including the taxes thereon, and (B) accounting procedures and determinations, tax determinations and elections; (iii) (A) bind or take any action on behalf of Topco and (B) exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments or other decisions) granted to Topco under the Topco LLCA or any other contract, instrument or agreement to which Topco is a party; (iv) (A) approve, on behalf of Topco and all of the Members, a Sale Transaction (defined below) in which Topco or any of its subsidiaries is the seller or any merger, consolidation or other transaction involving Topco, any of its subsidiaries or any of their assets, and to cause Topco to enter into any agreement regarding any Sale Transaction in which Topco or any of its subsidiaries is the seller or any merger, consolidation or other transaction involving Topco, any of its subsidiaries or any of their assets, (B) approve and structure an initial public offering, (C) determine the location of the principal and any other office of Topco, (D) cause Topco to transfer to, or domesticate or continue in any jurisdiction, and, in connection therewith, elect to continue its existence as a limited liability company, in the State of Delaware, (E) cause Topco to convert to a corporation or other entity, (F) cause Topco to create and issue Units (including other classes of Units having rights, powers or duties different from, senior to or more favorable than existing classes of Units) and to determine the consideration payable in connection with the issuance of Units, if any, and, in connection therewith, amend and restate the Topco LLCA to reflect such issuances and to make such other amendments as the Board deems necessary or desirable to reflect such issuances, (G) cause Topco to repurchase, redeem or otherwise acquire Units, (H) determine the fair market value of any Unit and the fair value of any assets of Topco, including any equity or debt securities of any subsidiary of Topco, in each case, taking into account all factors determinative of value that the Board deems relevant, (I) determine, as of any applicable time, any amounts contemplated to be determined or calculated in the Topco LLCA, (J) admit any person as a Member, (K) amend and restate the Topco LLCA, (L) permit certain persons to continue as Members notwithstanding certain provisions of the Delaware Act, and (M) cause Topco to dissolve and wind up its affairs; (v) cause Topco to make distributions; (vi) determine the timing, amount and other terms of any investment in Topco and to effect amendments to the Topco LLCA necessary in order to effectuate such investments and to determine on whose behalf expenses were incurred and the attribution of fees and expenses to the investment made directly or indirectly by Topco, its subsidiaries and affiliates; and (vii) make such other determinations and interpretations not provided for by the terms of the Topco LLCA, taking into account any interests and factors the Board deems appropriate.
Notwithstanding the preceding paragraph, without the prior written consent of K5, Topco shall not, and shall not permit any of its subsidiaries to, and no manager shall vote to cause any such entity to, (i) dispose of, divest, exchange or sell any material assets of Topco or any material assets, equity interests or securities of any of Topco’s subsidiaries or (ii) enter into or initiate any process in respect of a Sale Transaction, public offering, merger, combination, conversion, consolidation, amalgamation, recapitalization, reorganization, joint venture, partnership or similar transaction.
The Board may, from time to time, delegate to one or more persons (including any manager, Member or officer and including through the creation of one or more other committees) such authority and duties as the Board may deem advisable. Any such delegation may be revoked for any reason at any time by the Board.
Managers’ Standard of Care
The Topco LLCA provides that, to the maximum extent permitted under the Delaware Act and other applicable law, neither the Board nor any manager shall owe any fiduciary duties to Topco, any other manager or the Members, and any and all such fiduciary duties are thereby eliminated in all respects. Furthermore, each Member waives any right to make a claim or demand or bring a suit or action, and agrees not to make any claim or demand or bring any suit or action, against the Board or any manager that such Member may have been entitled to make or bring if such fiduciary duties were not so eliminated.
Officers
Under the Topco LLCA, the Board may from time to time appoint persons to serve as officers of Topco. Officers will have only such title, authority and duties as the Board may provide, and will hold office until such officer’s successor is appointed or until such officer dies, resigns or is removed. Officers may resign at any time by delivering written notice to the Board. Officers may be removed for any reason by the Board at any time.

Membership Rights and Obligations
Liabilities and Withdrawal
Pursuant to the Topco LLCA, except as otherwise required by applicable law, the debts, liabilities, commitments and other obligations of Topco, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of Topco, and no Member shall have any personal liability whatsoever in its capacity as a Member, whether to Topco, to any of the other Members, to the creditors of Topco or to any other person, for the debts, liabilities, commitments or any other obligations of Topco or for any losses of Topco.
Except as otherwise expressly permitted by the Topco LLCA, no Member may withdraw from Topco prior to the dissolution and winding up of Topco without the prior written consent of the Board.
Authority
No Member, in its capacity as such, has the authority or power to act for or on behalf of Topco, to bind Topco, or to take any action that would or could be construed as binding on Topco, or to make any expenditures on behalf of Topco, unless such authority and power has been expressly granted to and not revoked from such Member by the Board or pursuant to the Topco LLCA.
Except as expressly and specifically provided in the Topco LLCA, the Members agree to waive any right to vote on, consent to or approve any matter or action to the greatest extent permitted by the Delaware Act, such that wherever the Delaware Act permits actions to be taken with the vote, consent or approval of Members, any group of Members or class of Members, the Topco LLCA shall be construed to have otherwise provided that such vote, consent or approval may be made by the Board without the vote, consent or approval of any Members, group of Members or class of Members. Any action, approval or consent by the Members (or a subset of Members) expressly required or permitted by the Topco LLCA may be taken (i) at a meeting called by the Board or by Members holding at least a majority of the Units entitled to approve or consent to such matter on at least 24 hours prior written notice to each Member entitled to approve or consent to such matter, which notice shall state the purpose or purposes for which such meeting is being called, or (ii) by written consent without a meeting so long as such consent is signed by Members holding at least a majority of all Units entitled to approve or consent to such matter.
Transactions with Members
Topco is permitted under the Topco LLCA to transact business with any manager, Member or officer of Topco or any affiliate thereof, provided that Topco is not permitted to enter into any agreement with any such person that is not on arms’-length terms without the prior written consent of the Board.
Confidential Information
The Topco LLCA contains customary restrictions on Members’ use and disclosure of Confidential Information (as defined in the Topco LLCA).
Information Rights
Pursuant to the Topco LLCA, Topco agrees to deliver to each Member of Topco other than K5 (“Restricted Investors”) (i) all information deemed by the Board to be reasonably necessary for such Restricted Investors to comply with their respective tax reporting obligations and (ii) upon written request by any Restricted Investor, within 180 days following such statements being finalized in any fiscal year, a copy in electronic form of the audited, consolidated annual financial statements of Topco and its subsidiaries for the most recently completed fiscal year.
Investment Opportunities and Conflicts of Interest
Under the Topco LLCA, unless otherwise determined by the Board, each Management Investor (as defined in the LLCA) is required to bring all investment or business opportunities of which such Management Investor becomes aware and which are, or may reasonably be expected to be, (x) within the scope and investment objectives related to Topco’s business or (y) otherwise competitive with Topco’s business, to Topco.
In addition, the Members expressly acknowledge and agree that (a) K5 and its affiliates and its and their respective managers, directors, officers, shareholders, members, employees, representatives and agents (the “Specified Persons”) are permitted (i) to have, develop and engage in, and may presently or in the future have, develop and engage in, investments, transactions, business ventures, contractual, strategic or other business relationships, prospective economic advantages or other opportunities (the “Business Opportunities”) in businesses that are and may be competitive or complementary with or to Topco and its subsidiaries, for their own account or for the account of any person other than Topco and its subsidiaries or any other Member, and (ii) to direct any such Business Opportunities to any other person, in each case, regardless of whether such Business Opportunities are presented to a Specified Person in such Specified Person’s capacity as a manager or otherwise, (b) none of the Specified Persons will be prohibited by virtue of their investments in Topco and its subsidiaries or their service as a manager or service on the Board or otherwise from pursuing and engaging in any such activities or consummating transactions related thereto, (c) none of the Specified Persons will be obligated to inform or present Topco and its subsidiaries or the Board or any other Member of or with any such Business Opportunity and (d) neither Topco and its subsidiaries nor any other Member will have or acquire or be entitled to any interest or expectancy or participation in any Business Opportunity as a result of the involvement therein of any of the Specified Persons.
The Topco LLCA also provides that, to the maximum extent permitted by the Delaware Act and other applicable law, K5 shall not owe any fiduciary duties to any other Members, and any and all such fiduciary duties are thereby eliminated. Furthermore, each Member thereby waives and agrees not to make any claim or demand or bring any suit or action against K5 (or any of its affiliates, employees, representatives or agents), the Board or any manager (or any of their respective affiliates, employees, representatives or agents) in respect thereof.
Distributions
Except as set forth in the Topco LLCA, and subject to the terms of any Equity Plan (defined below), distributions shall be made, subject to any offsets permitted by the terms of the Topco LLCA, to the holders of Class A Units and Class B Units ratably among such holders based on the number of Class A Units and Class B Units held by each such holder immediately prior to each such distribution.
As noted above, pursuant to the Topco LLCA, the timing and amount of any distributions by Topco are solely within the authority and discretion of the Board.
Transfers of Units
Under the terms of the Topco LLCA, no Restricted Investor may, without the prior written consent of K5 and the Board, transfer its Membership Interest, LLC Interest (in each case, as defined in the Topco LLCA) or any of its Units. Notwithstanding the foregoing, Management Investors may transfer Units to certain permitted transferees in certain circumstances, as more fully described in the Topco LLCA.
Furthermore, each Restricted Investor that is not a natural person agrees under the Topco LLCA to (i) take such action as necessary to prohibit and prevent the direct or indirect transfer of all or any portion of the direct or indirect equity or beneficial interest in such Restricted Investor or any person holding an interest in such Restricted Investor and (ii) not seek to avoid the foregoing transfer restrictions by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such Member in a manner that would fail to comply with the Topco LLCA if such Member had transferred Units directly.
Tag-Along Rights
The Topco LLCA provides that if K5 desires to sell or otherwise dispose of the Units held by K5 at any time (other than pursuant to an Exempt Transfer (as defined in the Topco LLCA)), and the effect of such sale or other disposal, if completed, would be that K5 is no longer, in the aggregate, the beneficial owner, directly or indirectly through one or more intermediaries, of Units representing more than 50% of the Total Equity Value (as defined in the Topco LLCA), then K5 shall provide each Restricted Investor with reasonable prior written notice thereof (which notice shall include the estimated per Unit consideration, the date by which such Restricted Investor must elect to participate and other material terms of such sale or other disposal that K5 deems relevant) and the opportunity (to be exercised by such Restricted Investor in writing delivered to K5 prior to such date) to participate in and sell or otherwise dispose of such Restricted Investor’s pro rata share of the Units being sold or disposed of by K5 (based on the number of Units held by such Restricted Investor relative to the aggregate number of Units held by all Members) for the same amount and kind of consideration received by K5.
If requested by K5 in connection with such sale or other disposal, such participating Restricted Investor agrees pursuant to the Topco LLCA to sign and deliver any customary agreements and other documentation (provided that any indemnity obligations shall be on a pro rata basis and limited in amount to no more than the sale or other disposal proceeds actually received by such Restricted Investor).

Sale Transactions
Under the Topco LLCA, a “Sale Transaction” means, unless otherwise determined by the Board, (i) a transaction or series of transactions with any unaffiliated third party the result of which is that (a) K5 is no longer, in the aggregate, the beneficial owner of Units representing more than 50% of the Total Equity Value, (b) Topco is no longer, in the aggregate, the beneficial owner of equity interests representing more than 50% of the aggregate equity value of MariaDB USA Inc., or (c) the K1 Managers no longer hold a majority of the total votes of the Board or (ii) the sale, in one transaction or a series of transactions, of all or substantially all of the assets of Topco and its subsidiaries, taken as a whole, to an unaffiliated party.
If either (i) the Board and K5 or (ii) K5 (independently of the Board) approve a Sale Transaction (an “Approved Sale”), each Member, in its capacity as such, agrees to raise no objections against, and not to otherwise hinder, impede, delay or take any action that could cause any adverse effect on, such Approved Sale.
If the Approved Sale is structured as a (x) merger or consolidation and the waiver by the Members pursuant to the Topco LLCA of any right to vote on, consent to or otherwise approve any actions that under the Delaware Act such Members would have been entitled to vote on, consent to or otherwise approve in the absence of such waiver, is or becomes invalid or unenforceable under the Delaware Act or is determined by a court of competent jurisdiction to be invalid or unenforceable, then each Member shall vote for, consent to and, to the extent applicable under the laws governing such transaction, waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) sale of Units, each Member agrees to transfer, and shall transfer, all (or such lesser portion reflecting such person’s proportionate interest in the aggregate portion of the Total Equity Value being sold in such Approved Sale) of such Member’s Units on the terms of the Sale Transaction approved by the Board and K5 acting together or K5 acting alone, as the case may be. In addition, each Member agrees to take all necessary or customary actions, and the receipt of any proceeds of such Approved Sale shall be conditioned on the taking of such actions, in connection with the consummation of the Approved Sale (whether in such person’s capacity as a Member, manager, officer or otherwise) as reasonably requested by the Board and K5 acting together or K5 acting alone, as the case may be (including signing and delivering any and all agreements, instruments, consents, waivers and other documents in substantially the same forms signed by K5 and any other customary agreements and documentation, including any applicable purchase agreement and, solely with respect to Management Investors, attending presentations, cooperating in facilitating the sale process and providing information reasonably requested by potential acquirers, in each case, on terms which shall be determined by the Board. Notwithstanding the foregoing, no Member shall be required to make any representations and warranties other than customary “fundamental” representations and warranties relating to such Member’s status as a holder and seller of Units, including in respect of such Member’s unencumbered title to its Units, its power, authority and legal right to transfer its Units, and the enforceability against such Member of agreements to which such Member is a signatory.
The foregoing obligations of the Members under the Topco LLCA with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) the consideration payable on consummation of such Approved Sale to all Members shall be allocated among the Members based on the pro rata share represented by the Units sold by such Member pursuant to such Approved Sale (as determined by the Board, treating the Units sold pursuant to the Approved Sale as the only Units outstanding for the purposes of determining each such Unit’s pro rata share) and (ii) on the consummation of the Approved Sale, all of the Members holding a particular class of Unit shall receive (or shall have the option to receive) the same form of consideration for such class of Unit (provided that the condition that each Member is provided with the same option to receive the same form of consideration shall be deemed satisfied even if (x) any Management Investor receives additional consideration in the form of salary, bonus or other management consideration for entering into employment or similar arrangements in favor of an acquiror, (y) any Management Investor elects to receive securities of the acquiror or any of its affiliates or (z) certain Members (other than the Management Investors) elect to receive securities of the acquiror or any of its affiliates, so long as such election is available to all Members holding the same class of Units and so long as each holder of the same class of Units receives the same amount of value, whether in cash or such securities, as of the closing of such Approved Sale with respect to such holder’s Units of such class (provided further that, in the event that any securities are part of the consideration payable to the Members, if a Member is not an “accredited investor” (as such term is defined under the Securities Act) or the receipt of such securities might have an adverse effect on such Approved Sale, then the Board may cause such Member to receive, and each such Member hereby agrees to accept, in lieu of such securities, cash consideration equal to the fair market value of such securities as of the closing of such Approved Sale)).

In connection with an Approved Sale, the Members shall be obligated to join (severally but not jointly, and on a pro rata basis) in any indemnification obligation the Board and K5 acting together or K5 acting alone, as the case may be, have agreed to be bound by in connection with such Approved Sale (including any such obligations that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Units), provided that any escrow or holdback of proceeds of any such transaction shall be withheld on a pro rata basis among all Members, and provided further that (i) in respect of representations that are specific to a Member (e.g., ownership of Units), no Member will be required to make such Member-specific representations about other Members or indemnify a buyer in respect thereof and (ii) no Member shall be obligated in connection with an Approved Sale to agree to indemnify any party with respect to an amount in excess of the cash proceeds actually received by such Member in connection with such Approved Sale. Each Member shall also enter into any indemnification or contribution or other agreement reasonably requested by the Board and K5 acting together or K5 acting alone, as the case may be, to ensure compliance with the foregoing obligations. Each Member also agrees to pay its share, determined on a pro rata basis, of the expenses incurred by K5 and its affiliates pursuant to an Approved Sale to the extent such expenses are incurred for the benefit of all Members. Expenses incurred by any Member on such Member’s own behalf (including the fees and disbursements of counsel, advisors and other persons retained by such Member in connection with the Approved Sale) will not be considered costs incurred for the benefit of all Members and, to the extent not paid by Topco, will be the responsibility of such Member.
The Topco LLCA provides that it shall in no manner be construed to grant to any Member any dissenters rights or appraisal rights or give any Member any right to vote in any transaction structured as a merger or consolidation. Furthermore, each Member expressly grants to the Board and K5 acting together or K5 acting alone, as the case may be, the sole right to approve or consent to a Sale Transaction (or other merger or consolidation involving Topco) without approval or consent of the Members. The Topco LLCA also provides that K5 shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Approved Sale and the terms thereof, and neither K5 nor any of its affiliates shall have any liability to any other Member arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms of any such Approved Sale.
Except as provided in the Topco LLCA, and unless otherwise determined by the Board, the transferor and transferee of any Units shall be jointly and severally obligated to pay all reasonable expenses (including attorneys’ fees and expenses) incurred by Topco or any of its affiliates in connection with any transfer or proposed transfer, whether or not such proposed transfer is consummated.
Repurchase Rights
The Topco LLCA provides Topco with the right to, at any time following the termination of a Management Investor’s employment or engagement for any reason, repurchase all or any portion of the Units issued to such Management Investor. This right is subject to the terms of any Equity Plan or other plan or agreement governing such Units, as well as any applicable restrictions and limitations contained in the Delaware Act, the Delaware General Corporation Law, and such other applicable governing law, and in Topco’s and its subsidiaries’ debt and equity financing agreements, in each case, as of the time of any repurchase.
Topco may exercise its repurchase right by written notice to the holders of such Units of the aggregate number of Units it is repurchasing, the aggregate purchase price therefor, the contemplated date of such repurchase and any other material terms of such repurchase. Under the terms of the Topco LLCA, the holders of such Units will be required to sign and deliver to Topco documentation effectuating the repurchase, as reasonably requested by, and in a form reasonably acceptable to, Topco.
The purchase price for any Units repurchased from Management Investors shall be the fair market value of such Units as of the date of the repurchase notice, as conclusively determined by the Board, and subject to the provisos set forth in the Topco LLCA. Topco may pay the purchase price for the Units by check or wire transfer of immediately available funds or by issuing (or causing a subsidiary to issue) a promissory note bearing simple interest (payable at maturity) at a rate equal to the prime rate, which note shall mature and be payable on the earlier of the consummation of a Sale Transaction and the date that is the third anniversary of the closing of such repurchase (or by any combination of the foregoing).
Topco may assign all or any portion of its rights to repurchase Units under the Topco LLCA to K5 or any person consented to in writing by K5 and may effectuate the repurchase of Units through any of its subsidiaries.

Equity Plan
The Topco LLCA contemplates that the Board may, at a later date, adopt an incentive plan in respect of Units (the “Equity Plan”).
Dissolution
Topco shall continue in existence until the Board determines that it shall be dissolved and its affairs be wound up or it is dissolved pursuant to Section 18-802 of the Delaware Act. Neither the admission of a new Member nor the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in Topco, shall cause a dissolution of Topco.
Pursuant to the Topco LLCA, on the dissolution of Topco, the Board or its designee shall act as liquidator or may appoint one or more representatives, Members or other persons as liquidators. The liquidators shall proceed diligently to wind up the affairs of Topco and make final distributions as provided under the Topco LLCA and in the Delaware Act. The costs of liquidation shall be borne as Topco’s expense. Until final distribution, the liquidators shall continue to operate Topco’s properties with all of the power and authority of the Board.
Amendments to the Topco LLCA
The Board may amend the Topco LLCA without the consent of any Member as provided thereunder, and otherwise with the prior written consent of K5, and such amendment shall be binding on all Members as if such Members had expressly consented thereto. Notwithstanding the foregoing, if any amendment would materially and adversely affect (a) the economic rights of the Class B Units in a disproportionate manner to the economic rights of the Class A Units or (b) the rights of the Restricted Investors with respect to their tag-along rights, rights on an Approved Sale, repurchase rights, or rights in respect of any amendments to the Topco LLCA, then such amendment requires the prior written consent of the Restricted Investors holding a majority of such Class B Units (such consent not to be unreasonably withheld, conditioned or delayed).
Expenses
Pursuant to the Topco LLCA, to the extent that K1 Investment Management, K1 Group (in each case, as defined in the Topco LLCA), K5 or any of their respective affiliates, on behalf of Topco, incurs administrative costs and expenses in respect of the formation, maintenance and operation of Topco and its subsidiaries, including annual filing fees and tax preparation fees, then (x) Topco shall reimburse such persons or a designee thereof for such reasonable costs and expenses prior to making any distributions pursuant to the Topco LLCA or (y) the net proceeds payable to the Members in a Sale Transaction shall be reduced by such amount and paid to such persons or such designee thereof.
Governing Law
The law of the State of Delaware governs all claims, controversies or matters related to or arising from the Topco LLCA, any questions concerning the construction, interpretation, validity and enforceability of such agreement, and the performance of the obligations imposed by such agreement, in each case, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Except with respect to claims for specific performance or injunctive or other equitable relief, and except for certain final judgments, all actions, proceedings, disputes, matters or claims related to or arising from the Topco LLCA are to be heard and determined through the binding arbitration mechanisms described further in Exhibit A to the Topco LLCA.

APPENDIX 3
ESTIMATE OF VALUE OF THE UNLISTED UNIT ALTERNATIVE LETTER
The Board of Directors
Meridian Bidco LLC
875 Manhattan Beach Blvd.
Manhattan Beach, CA 90266

May 24, 2024
Re: Recommended Cash Offer for MariaDB plc (“MariaDB”) by Meridian Bidco LLC (“Bidco”),
(i) an Affiliate of K1 Investment management LLC (“K1”) as manager of K5 Private Investors L.P. (“K5”)
and (ii) a wholly owned subsidiary of Meridian Topco LLC (“Topco”)
Estimate of Value of Topco Rollover Units
Dear Sirs,
We refer to the recommended cash offer for MariaDB by Bidco announced on April 24, 2024 (the “Offer”). Under the terms of the Offer, each MariaDB Shareholder is entitled to receive $0.55 in cash for each MariaDB Share. As an alternative, Eligible MariaDB Shareholders may elect to receive, in lieu of the cash to which they are otherwise entitled, one unlisted, unregistered non-voting Class B unit of Topco (each, a “Topco Rollover Unit”) for each MariaDB Share (the “Unlisted Unit Alternative”).
Pursuant to the requirements of Rule 24.11 of the Irish Takeover Rules (the “Takeover Rules”), you have requested our opinion as to the estimated value of the Topco Rollover Units and, accordingly, the Unlisted Unit Alternative as of the Latest Practicable Date (the “Estimate of Value”).
The Topco Rollover Units are unlisted and therefore do not have a public valuation. It is not proposed that the Topco Rollover Units will be admitted to trading on any recognized stock exchange or other market after the Unconditional Date, nor is it proposed that any alternative trading facilities will be made available.
The rights of a holder of Topco Rollover Units are described in Appendix 2 and Appendix 4 of the offer document dated May 24, 2024 in relation to the Offer (the “Offer Document”) and risk factors relating to the holding of Topco Rollover Units are set out in Appendix 9 of the Offer Document.
Capitalized terms used in this letter will, unless otherwise stated, have the same meanings given to them in the Offer Document of which this letter forms part.
1. Purpose
This Estimate of Value has been provided to the directors of Bidco solely for the purposes of Rule 24.11 of the Irish Takeover Rules and may not be used or relied upon by Bidco or any other person for any other purpose whatsoever. In particular, the Estimate of Value is not a valuation that has been prepared as a result of the requirements of, or in accordance with, nor has any regard been had to, the terms of any applicable law or regulations in any jurisdiction other than Ireland. It is not addressed to, and may not be relied upon by, any other person (including any creditor, employee or shareholder of MariaDB) for any purpose whatsoever and Lazard Frères & Co. LLC (“Lazard Frères”), on behalf of itself and its affiliates, including Lazard & Co., Limited, expressly disclaims any duty, liability or responsibility (whether direct or indirect, whether in contract, in tort, under statute or otherwise) of Lazard Frères or any of its affiliates to any third party (including any creditor, employee or shareholder of MariaDB) with respect to the contents of this letter.
In providing this Estimate of Value, Lazard Frères consents to the inclusion of this Estimate of Value in the Offer Document on the basis that no duties or responsibilities are accepted by Lazard Frères or any of its affiliates to any third party, individually or collectively, with respect to this Estimate of Value. This letter sets out our Estimate of Value, which is an estimate of the fair market value of a Topco Rollover Unit as of the Latest Practicable Date, assuming such Topco Rollover Unit had been in issue as of the Latest Practicable Date and there was as of the Latest Practicable Date a willing buyer and seller with equal bargaining power, neither being under any compulsion to buy or sell, dealing on an arm’s length basis, each having equal knowledge of all relevant facts. We have assumed for this purpose that, as of the Latest Practicable Date, the Offer had become Effective, that MariaDB is a wholly owned subsidiary of Bidco, that the Topco Rollover Units had been validly issued and the Offer would be implemented on the terms described in the Offer Document, without any modification of any material terms or conditions. We have also assumed that obtaining the necessary governmental, regulatory or third party approvals and consents for the Offer would not have an adverse effect on MariaDB, Bidco, Topco or the Offer and that, following the Offer becoming Effective, Topco would, as contemplated in the Offer Document, both (i) cancel the RPV Note and (ii) provide additional equity of at least $23 million to MariaDB.
This Estimate of Value does not represent the value that a holder of Topco Rollover Units may realise on any future sale of Topco Rollover Units; such a value may be higher or lower than the range set out in this letter.
2. Information
In arriving at the Estimate of Value, we have, among other things:
(i)	reviewed the Firm Announcement, the Offer Document, the Offering Memorandum and the Topco LLCA;
(ii)	reviewed certain publicly available historical business and financial information relating to MariaDB;
(iii)	reviewed certain information provided by K1 relating to the capital structure, operations, financial condition and prospects of Topco and MariaDB;
(iv)
reviewed certain financial forecasts and other data prepared by K1 relating to the business of MariaDB, including the “base case” financial forecasts prepared by K1 (such base case forecasts, the “Forecasts”);

(v)	held discussions with members of the senior management of K1 with respect to the business, operations, financial conditions and prospects of MariaDB and Topco;
(vi)
reviewed public information with respect to certain other companies in lines of business and with financial performance profiles that we believed to be generally relevant in evaluating the business of MariaDB;

(vii)	reviewed historical stock prices of MariaDB Shares;
(viii)	reviewed certain public data sources; and
(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
We have relied on, and assumed, without independent verification (nor have we assumed responsibility or liability for independently verifying), the accuracy and completeness of the information reviewed by us for the purposes of this Estimate of Value and this Estimate of Value is conditional upon such accuracy and completeness. We did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of MariaDB, Bidco or Topco or concerning the solvency of MariaDB, Bidco or Topco, and we were not furnished with any such valuation or appraisal. We were not provided with access to management of MariaDB in connection with preparation of our Estimate of Value and we did not receive financial forecasts prepared by management of MariaDB other than limited financial forecasts prepared by MariaDB in December 2023 which covered only their expectations at that time with respect to 2024. Accordingly, for purposes of our Estimate of Value, at your direction, we have utilized only the Forecasts (and not any other forecast scenario provided by K1). With respect to the Forecasts, you have informed us, and we have assumed, that they have been reasonably and properly prepared by K1 on bases reflecting K1’s best currently available estimates and judgments of the future financial performance of Topco. In addition, we have assumed that the Forecasts would be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to the Forecasts or the assumptions on which they are based and this letter does not constitute a report under Rule 28.1(a) of the Takeover Rules in relation to the Forecasts. We have also assumed the accuracy and fair presentation of, and relied upon, MariaDB’s audited financial statements and the reports of the auditors thereon and MariaDB’s unaudited interim financial statements.
Our Estimate of Value is necessarily based on economic, monetary, market, general business, financial and other conditions prevailing on the Latest Practicable Date and the condition and prospects, financial and otherwise, of Topco as they were reflected in the information provided to us. Any changes therein may affect this Estimate of Value and we disclaim any undertaking or obligation to advise any person of any such change that may come to our attention or to update or revise this Estimate of Value at any time. We further note that the current volatility and disruption in the credit and financial markets as of the Latest Practicable Date may or may not have an effect on MariaDB, K1, Bidco or Topco and we express no opinion as to the effects of such volatility or such disruption on MariaDB, K1, Bidco or Topco.

The taxation position of individual MariaDB Shareholders will vary and so we express no opinion as to any tax or other consequences that might result from the Offer or the holding of Topco Rollover Units, including the effects of any taxation exemptions, allowances or reliefs available for the purposes of income, capital gains, inheritance or any other applicable tax, duty or levy, notwithstanding that these may be significant in the case of some MariaDB Shareholders.
We express no opinion as to any legal, tax, regulatory or accounting matters, as to which we understand that K1 and Bidco have obtained such advice as they deem necessary from qualified professionals.
In analyzing the range of value of the Topco Rollover Units for purposes of this Estimate of Value, no account has been taken of any potential transaction costs that a holder of Topco Rollover Units may incur, including any associated dealing costs, or any potential costs that may be associated with a sale of Topco to a third party or a liquidation of Topco and which might be expected to reduce any return to a holder of a Topco Rollover Unit upon the occurrence of such an event.
In addition, no account has been taken of any minority shareholder issues arising from the existence of a controlling shareholder in Topco, or of the fact that K5, as controlling member of Topco, has power to appoint all of the members of the board of Topco, who have the exclusive authority and power to manage the business and affairs of Topco, and we have not made any adjustment for such factors.
3. Methodology
In performing this analysis, we have relied upon certain assumptions provided by K1 with respect to general business, economic and market conditions, many of which are beyond the control of Topco. This Estimate of Value may differ substantially from estimates available from other sources. In addition, our view would be expected to fluctuate with changes in prevailing market and industry conditions, the financial performance and prospects of Topco and other factors after the date of this letter which generally influence the valuation of companies and securities.
The valuation of non-publicly traded securities is inherently imprecise and is subject to certain uncertainties and contingencies, all of which are difficult to predict and are beyond our control. As it relates to the Topco Rollover Units, the reasons for this inherent uncertainty include, but are not limited to, the following factors, as well as the risk factors relating to the holding of Topco Rollover Units set out in Appendix 9 of the Offer Document:
1. The Topco Rollover Units will be:
a. unquoted and will not be listed or admitted to trading on any exchange or market for the trading of securities, and will therefore be illiquid. In addition, the Topco Rollover Units will not be registered under US securities laws;
b. non-transferable, other than with the prior written consent of K5 (and then only in K5's sole and absolute discretion). The future monetisation of the Topco Rollover Units therefore remains entirely in the discretion of K5, subject to a customary “tag-along” right for Topco Rollover Units as described in Appendix 2 and Appendix 4 of the Offer Document;
c. of uncertain value at all times and there can be no assurance that they will be capable of being sold in the future or that they will be capable of being sold at the value per the Estimate of Value;
2. Upon the Unconditional Date, Topco will be solely controlled by K5, who will exercise all decision-making powers relating to Topco and its Subsidiaries (including Bidco and all members of the MariaDB Group) and the businesses thereof. Holders of the Topco Rollover Units, which will not carry any voting rights (other than those non-waivable voting rights, if any, required pursuant to applicable Delaware law) or rights to appoint (or vote for the appointment of) directors, officers or other control persons of Topco, will therefore have no influence over decisions made by Topco in relation to its investment in MariaDB or in any other business;
3. Individual holders of Topco Rollover Units will have limited control (if any) over the date(s) on and value(s) at which they may be able to realise their investment in the Topco Group;
4. The Topco Rollover Units will be subject to a customary “drag-along” right. As a result, given its sole control over Topco, K5 will have sole and absolute discretion to “drag” the holders of Topco Rollover Units, at any time, into a future sale or change of control transaction involving Topco or any of its Subsidiaries (including MariaDB) and require such holders to sell or transfer their Topco Rollover Units, and K5 will therefore control the future monetization of the Topco Rollover Units;

5. K5 will control the timing of distributions, dividends and payments of capital proceeds (in each case, if any) to the holders of Topco Rollover Units and will also control the capital structure of Topco as a whole, with the ability to take decisions in its sole discretion as to, among other things, the incurrence of debt financing and the structure and terms thereof, all of which may materially affect the Topco Rollover Units. There is no guarantee that Topco will make any distributions, dividends or payments of capital proceeds at any time with respect to the Topco Rollover Units (however, Topco Rollover Units will rank pari passu with Class A Topco Units in respect of any such distributions, dividends or payments of capital proceeds that are made);
6. None of K1, Topco or Bidco are contractually bound to (i) cancel the RPV Note or (ii) provide any additional liquidity to MariaDB;
7. Topco Rollover Units will carry no pre-emption rights and any participation by the holders of Topco Rollover Units in future issues of securities by the Topco Group will be at the discretion of K5 and also be subject to other important exceptions and risk which may result in them suffering significant dilution;
8. The holders of Topco Rollover Units will enjoy only limited minority protections and other rights as described in Appendix 2 and Appendix 4 of the Offer Document;
9. K5 may freely dispose of some or all of its Class A Topco Units, meaning that the holders of Topco Rollover Units may find themselves owning units in Topco alongside different owners. The Topco Rollover Units will benefit from a “tag-along” right (as described in Appendix 2 and Appendix 4 of the Offer Document), but K5 will be able to dispose of some or all of its Class A Topco Units without triggering this tag-along right;
10. Individual holders of Topco Rollover Units will have very limited control (if any) over the date(s) on and value(s) at which they may be able to realize their investment in the Topco Group; the value of the Topco Rollover Units will at all times be uncertain and there can be no assurance that any Topco Rollover Units will be capable of being sold in the future or that they will be capable of being sold at the value estimated in this letter;
11. Holders of Topco Rollover Units will have no opportunity to convert their Topco Rollover Units into Class A Topco Units;
12. The MariaDB Shares are currently admitted to trading on NYSE and MariaDB Shareholders are afforded certain standards and protections, including in respect of disclosure. As a result. MariaDB Shareholders who receive Topco Rollover Units (being unlisted, unregistered securities in a private company) will not be afforded protections commensurate with those that they currently benefit from as shareholders in MariaDB, including because Topco intends to rely on an exemption from registration under US securities laws and will therefore not be registering the Topco Rollover Units with the SEC. Except for certain limited information to be provided to holders of the Topco Rollover Units as described in Appendix 2 and Appendix 4 of the Offer Document, the Topco LLCA will not provide holders of Topco Rollover Units with information rights;
13. There can be no certainty or guarantee as to the performance of the Topco Group or the MariaDB Group following the Effective Date, and past performance cannot be relied upon as an indication of future performance or growth; while K1 has stated in the Offer Document that it intends to focus on key operational initiatives to position MariaDB for sustainable long-term growth, these operational initiatives carry high levels of execution risk;
14. There is no certainty as to the number of MariaDB Shareholders that will accept the Offer and therefore Topco may hold less than all of the MariaDB Shares following the Initial Closing Date and which, therefore, could impact the value of Topco’s assets; and
15. MariaDB Shareholders will have no certainty as to the amount of Topco Rollover Units they would receive because:
a. the maximum number of Topco Rollover Units available to MariaDB Shareholders under the Unlisted Unit Alternative will be limited to the Rollover Threshold; and
b. to the extent that elections for the Unlisted Unit Alternative cannot be satisfied in full, the number of Topco Rollover Units to be issued to each MariaDB Shareholder who has elected for the Unlisted Unit Alternative will be reduced on a pro rata basis, and the consideration for each MariaDB Share that is not exchanged for Topco Rollover Units will be paid in cash in accordance with the terms of the Cash Offer.

Any assessment of the value of the Topco Rollover Units to an individual shareholder should take into account an individual shareholder's assessment of an appropriate discount to reflect the illiquidity of the Topco Rollover Units and the other factors described in this section. We have not made any adjustment in respect of any illiquidity discount or to address any of the other factors described in this section.
In arriving at the Estimate of Value:
(a) we have primarily relied on a valuation analysis based on financially comparable companies public trading analysis and discounted cash flow analysis; and
(b) we have not made any adjustment for the illiquidity or non-transferability of the Topco Rollover Units, or the governance arrangements in relation to Topco, either in relation to the discount rate used in the discounted cash flow analysis, or in relation to the Estimate of Value itself, or made any adjustment for any of the other factors described in this section.
We have produced the Estimate of Value using this methodology and taken into account the information, factors, assumptions and limitations set out in this letter.
In particular, when calculating the Estimate of Value, we applied the financially comparable companies public trading analysis and discounted cash flow analysis to the Forecasts. MariaDB Shareholders should note that the Estimate of Value is highly sensitive to a number of assumptions, including amongst others the future financial performance and financial position of Topco.
Any assessment that an Eligible MariaDB Shareholder may wish to make as to the appropriate discount, if any, to take into account the illiquidity or non-transferability of the Topco Rollover Units, the governance arrangements in relation to Topco, or any of the other factors described in this section will depend on, among other things, the type of holder and their individual circumstances and we therefore make no estimate of, and express no opinion as to, the materiality or amount of any such discount.
4. Estimate of Value
On the basis of and subject to the matters described in sections headed “Information” and “Methodology”, if the Topco Rollover Units had been in issue as of the Latest Practicable Date, the Estimate of Value (being the estimated value of each Topco Rollover Unit) would be in the range of $0.40 to $0.65 per Topco Rollover Unit.
5. General
Lazard Frères and its affiliate, Lazard & Co., Limited (together, “Lazard”) are acting exclusively as financial adviser to K1 and Bidco and no one else in connection with the Offer and will not be responsible to anyone other than K1 and Bidco for providing the protections afforded to clients of Lazard nor for providing advice in relation to this letter or any other matters referred to in this letter or any other document or announcement issued or to be issued in connection with the Offer. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this letter or any other document or announcement issued or to be issued in connection with the Offer, any statement contained herein or therein, or otherwise.
Lazard will receive certain fees from K1 and Bidco for our services, a portion of which are payable upon delivery of this letter and the majority of which are contingent upon the Offer becoming Effective.
Eligible MariaDB Shareholders who may be considering a continuing investment in the future of MariaDB through the Topco Rollover Units are urged to read carefully all the information relating to the Topco Rollover Units contained in the Offer Document and the Offering Memorandum, and to also read in full the Topco LLCA.
This letter is not addressed to, or provided on behalf of, nor shall it confer any rights or remedies upon, any shareholder, employee or creditor of MariaDB or any other person whatsoever. In providing this Estimate of Value, we express no opinion or recommendation to any person as to whether they should accept the Offer or whether they should make an election for the Unlisted Unit Alternative. MariaDB Shareholders should seek their own independent financial advice.
This Estimate of Value does not address the relative merits of the Offer as compared to other transactions or business strategies that might be available to K1, Bidco, Topco or MariaDB, the merits of the underlying decision by K1, Bidco, Topco and MariaDB to engage in the Offer, or the election which Eligible MariaDB Shareholders may make in respect of the Unlisted Unit Alternative. We express no opinion with respect to the future trading prices of securities of MariaDB or any of its affiliates or the future value at which Topco Rollover Units may be sold. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties involved in the Offer, or class of such persons, relative to the consideration payable to MariaDB Shareholders or otherwise.
We express no opinion as to the fairness of the financial terms of the Offer or the Unlisted Unit Alternative, or as to any terms or other aspects of the Offer, including, without limitation, the form or structure of the Offer or any agreements or arrangements entered into in connection with, or contemplated by, the Offer.
This letter may be reproduced in full in the Offer Document on the basis that no duties or responsibilities are accepted by Lazard to any person, individually or collectively, but this letter may not otherwise be published or reproduced publicly in any manner without our prior written approval.
This letter and all matters contained in this letter (in addition to any non-contractual matters arising out of or in connection with this letter) shall be governed by and construed in accordance with Irish law, and the courts of the Republic of Ireland are to have exclusive jurisdiction for the purpose of determining any matter arising out of or in any way relating to this letter.
Yours faithfully,
Adrian Duchini
Managing Director

For and on behalf of Lazard Frères & Co. LLC

APPENDIX 4
COMPARISON OF SECURITYHOLDERS’ RIGHTS
MariaDB Shareholders who validly tender their MariaDB Shares in the Offer and elect to receive the Unlisted Unit Alternative may, in accordance with the terms of this Offer Document, receive Topco Rollover Units following consummation of the Offer. MariaDB Shareholders should note that no application for quotation of the Topco Rollover Units has been or will be made to any stock exchange or market.
As MariaDB is an Irish public limited company, the rights of MariaDB Shareholders are currently governed by the Irish Companies Act 2014, the constitution of MariaDB and other laws affecting Irish companies. As Topco is a Delaware limited liability company, the rights of the MariaDB Shareholders who receive Topco Rollover Units pursuant to the Offer will be governed by the applicable laws of the State of Delaware, including the Delaware Limited Liability Company Act, and by the Topco LLCA. The following summary compares the material differences between the rights of MariaDB Shareholders and the rights of the holders of Topco Rollover Units.
The section does not include a complete description of all differences between the rights of MariaDB Shareholders and the holders of Topco Rollover Units, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in rights in this section is not intended to indicate, and does not indicate, that other differences, each of which may be of equal or greater importance than the differences set forth herein, do not exist. All MariaDB Shareholders are urged to read carefully and compare the relevant provisions of the Irish Companies Act 2014 and the Delaware Limited Liability Company Act, as well as each company’s governing documents; this summary is qualified in its entirety by reference to the full text of the constitution of MariaDB as adopted on 16 December 2022 (the “MariaDB Constitution”), attached as Exhibit 3.1 to the MariaDB Annual Report, and the Topco LLCA.
	Holders of Topco Rollover Units	MariaDB Shareholders
Principal Applicable Legislation	Delaware Limited Liability Company Act	Irish Companies Act 2014
Authorized Share / Unit Capital
Limited liability company interests in Topco shall be represented by “Units”, which shall include Class A Units, Class B Units (i.e. Topco Rollover Units), and any other series of Units created and authorized by the board of managers of Topco (“Board”).

Under the Topco LLCA, there is no maximum number of Units that may be issued by Topco.

The authorised share capital of MariaDB is US$5,010,000 divided into 500,000,000 ordinary shares with a nominal value of US$0.01 each and 100,000,000 preferred shares with a nominal value of US$0.0001 each and €25,000 divided into 25,000 deferred ordinary shares with a nominal value of €1.00 each.

Voting Rights
Topco Rollover Units shall have no voting rights except for non-waivable rights, if any, expressly granted to the holders of such Units pursuant to Delaware law.

Class A Units in Topco, all of which will initially be held by K5, shall have the right to vote on any action, approval or consent by the holder(s) thereof to the extent such right is expressly granted pursuant to the Topco LLCA.

The ordinary shares rank pari passu in all respects and include the right to attend any general meeting of MariaDB and to exercise one vote per ordinary share.

The preferred shares may be allotted and issued in one or more classes or series designated by the MariaDB Board. The MariaDB Board may fix, for each such class or series, such voting power, full or limited, or no voting power thereon as shall be stated and expressed in the resolution or resolutions adopted by the MariaDB Board providing for the issuance of such class or series.

The deferred ordinary shares were issued to satisfy the minimum statutory capital

	Holders of Topco Rollover Units	MariaDB Shareholders
requirements for all Irish public limited companies. Holders of deferred ordinary shares are not entitled to receive notice of, attend, speak or vote at, any general meeting of MariaDB Shareholders.
Number and Election of Directors / Managers
The holders of Topco Rollover Units shall not have any right to elect any manager to or remove any manager from the Board or any committee thereof.

The Board will initially comprise three managers, all of whom shall be appointed by K5. K5 may appoint additional managers to the Board from time to time.

Only K5 may remove a manager from the Board or any committee thereof.

Under the MariaDB Constitution, the number of directors is such as the MariaDB Board may determine from time to time, provided, however, that the minimum number of directors shall be not less than two.

The MariaDB Board is divided into three classes designated as Class I, Class II and Class III. Each class of directors is elected for a three-year term and retire by rotation at the annual general meetings of MariaDB. Directors are eligible to stand for re-election at the relevant annual general meeting at which their tenure expires.

Vacancies on the Board of Directors / Managers	The holders of Topco Rollover Units shall not have the right to fill any manager vacancy on the Board. K5 (and only K5) may appoint managers to the Board from time to time.
Any vacancy on the MariaDB Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director in accordance with the MariaDB Constitution, may be filled by a majority of the directors then in office or by ordinary resolution of the shareholders (i.e., a simple majority of the members attending and voting). The replacement director will hold office until the next annual general meeting at which the director he or she replaces would have been subject to retirement by rotation.

In the event of a contested election (i.e., where the number of MariaDB director nominees exceeds the number of MariaDB directors to be elected), each of those nominees shall be voted upon as a separate resolution and the directors of MariaDB shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those MariaDB director nominees equal in number to the number of positions to be filled at the relevant general meeting that receive the highest number of votes.

Removal of Directors / Managers	The holders of Topco Rollover Units shall not have the right to remove any manager from the Board or any committee thereof. Only K5 may remove a manager from the Board or any committee thereof.
Under Irish law, MariaDB Shareholders may remove a director without cause by ordinary resolution, before the expiration of his or her period of office, provided that at least 28 clear days’ notice of the resolution is given to MariaDB, and the shareholders comply with the relevant procedural requirements of the

	Holders of Topco Rollover Units	MariaDB Shareholders

Companies Act 2014. Under Irish law, one or more MariaDB Shareholders representing not less than 10% of the paid-up share capital of MariaDB carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.

Fiduciary Duties of Directors / Managers
To the maximum extent permitted under the Delaware Limited Liability Company Act and any other applicable law, neither the Board nor any manager shall owe any fiduciary duties to Topco, any other manager or the members, with any and all such fiduciary duties being eliminated in all respects.

Whenever in the Topco LLCA or any other agreement contemplated therein or to which Topco is a party the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination, the Board (or such committee) may take such action or make such decision or determination in its sole discretion and shall not be subject to any other standard.

Whenever in the Topco LLCA or any other agreement contemplated therein the Board is permitted or required to take any action or to make a decision or determination, each manager appointed by K5 shall be entitled to consider such interests and factors as such manager desires (including the interests of such manager’s affiliates (including in their capacity as members), employers, members and their respective affiliates) and, consistent with the elimination of any and all fiduciary duties, shall have no duty or obligation (whether express or implied) to take into consideration any other interests or factors.

With respect to any action taken or decision, determination or omission made by any manager or the Board (or any committee thereof), it shall be presumed that each manager and the Board (or any committee thereof) acted in good faith and in compliance with the Topco LLCA and the Delaware Limited Liability Company Act and any person bringing, pleading or prosecuting any claim with respect to any action taken or decision, determination or omission made by the Board (or any committee thereof) shall

Under Irish law, a fiduciary relationship exists between the directors of MariaDB and MariaDB, whereby the directors serve as fiduciaries with respect to the care of MariaDB’s property and interests.

The Companies Act 2014 sets out eight principal fiduciary duties for directors, derived from common law and equitable principles which have been developed by the courts in Ireland over many years. The eight principal fiduciary duties are:

a) to act in good faith in what the director considers to be the interests of the company;

b) to act honestly and responsibly in relation to the conduct of the affairs of the company;

c) to act in accordance with the company’s memorandum of association and articles of association and to exercise his or her powers only for the purposes allowed by law;

d) not to use the company’s property, information or opportunities for his or her own benefit, or that of anyone else;

e) not to agree to restrict the director’s power to exercise an independent judgement;

f) to avoid conflict of interest;

g) to exercise due care, skill and diligence; and

h) to have regard to the interests of the company’s employees in general and its shareholders.

	Holders of Topco Rollover Units	MariaDB Shareholders

have the burden of overcoming such presumption by clear and convincing evidence; provided that this sentence shall not be deemed to impose any duties on the Board or any manager.

Notwithstanding the foregoing, no manager may, by virtue of the Topco LLCA, avoid compliance with or liability in respect of the implied contractual covenant of good faith and fair dealing.

Such duties are owed by the directors to MariaDB (not to individual MariaDB Shareholders or third parties) and only MariaDB may take an action for breach of duty against a MariaDB director. Upon liquidation, this power may be exercised by the liquidator. In limited situations, shareholders may be able to bring a derivative action on behalf of MariaDB.

Authority of the Directors / Managers
Subject to the terms of the Topco LLCA, and except for actions that pursuant to the Topco LLCA expressly require the approval or consent of K5 or the members, notwithstanding anything to the contrary in the Delaware Limited Liability Company Act, the Board shall have the exclusive authority and power to:

(i) conduct, direct and exercise full control over all activities of Topco, including all decisions relating to the issuance, voting, sale and transfer of, and the exercise of other rights with respect to, securities of Topco’s subsidiaries;

(ii) manage the business and affairs of Topco, including matters concerning (A) distribution of net profits, net losses and investment proceeds, including the taxes thereon, and (B) accounting procedures and determinations, tax determinations and elections;

(iii) (A) bind or take any action on behalf of Topco and (B) exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments or other decisions) granted to Topco under the Topco LLCA or any other contract, instrument or other agreement to which Topco is a party;

(iv) (A) approve on behalf of Topco and all of the members, a Sale Transaction (as defined in the Topco LLCA) in which Topco or any of its subsidiaries is the seller or any merger, consolidation or other transaction involving Topco, any of its subsidiaries or any of their assets and to cause Topco to enter into any agreement regarding any Sale Transaction
The management of the business and the conduct of the affairs of MariaDB is vested in the MariaDB Board.

Holders of Topco Rollover Units	MariaDB Shareholders

in which Topco or any of its subsidiaries is the seller or any merger, consolidation or other transaction involving Topco, any of its subsidiaries or any of their assets, (B) approve and structure an initial public offering and determine all necessary, customary or advisable actions to be taken by Topco in connection therewith, (C) in accordance with the Delaware Limited Liability Company Act, determine the location of the principal and any other office of Topco and the registered agent and registered office of Topco, (D) cause Topco to transfer to, or domesticate or continue in any jurisdiction, and, in connection therewith, elect to continue its existence as a limited liability company, in the State of Delaware, (E) cause Topco to convert to a corporation or other entity, (F) cause Topco to create and issue Units (including other classes of Units having such relative rights, powers or duties as may from time to time be established by the Board, including rights, powers or duties different from, senior to or more favorable than existing classes of Units) and to determine the consideration payable in connection with the issuance of Units, if any, and, in connection therewith, amend (and restate) the Topco LLCA to reflect such issuances and to make such other amendments as the Board deems necessary or desirable to reflect such issuances (including amending the Topco LLCA to add the terms of such new classes of Units, including economic and governance rights which may be different from, senior to or more favorable than those of existing Units), (G) cause Topco to repurchase, redeem or otherwise acquire Units, (H) determine the fair market value of any Unit and the fair value of any assets of Topco, including any equity or debt securities of any subsidiary of Topco, in each case, taking into account all factors determinative of value that the Board deems relevant, (I) determine, as of any applicable time, any amounts contemplated to be determined or calculated pursuant to the Topco LLCA, (J) admit any person as a member, (K) amend (and restate) the Topco LLCA, (L) permit a person to continue as a member notwithstanding the happening of the events described in Section 18-304 of the Delaware Limited Liability Company Act and (M) cause Topco to dissolve and wind up its affairs;

	Holders of Topco Rollover Units	MariaDB Shareholders

(v) cause Topco to make distributions and determine (A) the allocation and amount of such distributions and (B) whether funds of Topco are available for distribution by Topco;

(vi) determine the timing, amount and other terms of any investment in Topco and to effect amendments to the Topco LLCA necessary in order to effectuate such investments and to determine on whose behalf expenses were incurred and the attribution of fees and expenses to the investment made directly or indirectly by Topco, its subsidiaries and affiliates; and

(vii) make such other determinations and interpretations not provided for by the terms of the Topco LLCA, taking into account any interests and factors the Board deems appropriate.

Liability of Directors / Managers
No manager shall be personally liable to any other manager, Topco or to any member for any loss suffered by Topco or any monetary damages for any breach of contract, breach of any duty (including any fiduciary duties, any and all such fiduciary duties having been eliminated under the Topco LLCA), error in judgment or reliance on information or advice provided by counsel, accountants or other advisors or professionals or any member, manager, officer, employee or committee of any of Topco or its subsidiaries in respect of the affairs of Topco.

If the Delaware Limited Liability Company Act is amended or interpreted to permit further limitation of the liability of a manager beyond what is set forth in the Topco LLCA, then the limitation of liability provision set forth therein shall be interpreted to limit the personal liability of such managers to the fullest extent permitted by the Delaware Limited Liability Company Act, as amended (but, in the case of any such amendment, only to the extent that such amendment permits Topco to limit the personal liability of managers to a greater extent than that permitted by said law prior to such amendment).

No manager shall be (i) personally liable for the debts, obligations or liabilities of Topco,

Under the Irish Companies Act 2014, a director of MariaDB may be liable to MariaDB where such director acts in breach of certain of his or her fiduciary duties.

Subject to exceptions, the Irish Companies Act 2014 does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty, or breach of trust owed to the company, and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgment is given in his or her favour or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Under the MariaDB Constitution, subject to certain limitations and so far as may be

	Holders of Topco Rollover Units	MariaDB Shareholders
including any such debts, obligations or liabilities arising under a judgment or order of a court, (b) required to return any capital contribution or (c) required to lend any funds to Topco.
permitted by the Companies Act 2014, each director, officer or employee of MariaDB who is or was serving at the request of MariaDB as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by MariaDB, shall be entitled to be indemnified by MariaDB against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto.

Shareholder and Unit Holder Voting	Topco Rollover Units shall have no voting rights except for non-waivable rights, if any, expressly granted to the holders of such Units pursuant to Delaware law.
Except where a greater majority is required by the Companies Act 2014 or otherwise prescribed by the MariaDB Constitution, any question, business or resolution proposed at any general meeting shall be decided by a resolution approved by a simple majority of votes cast, in person or by proxy, at a general meeting of MariaDB Shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”).

An ordinary resolution is needed, among other matters, to appoint a MariaDB director (where the appointment is by shareholders), to remove a MariaDB director and to provide, vary or renew the MariaDB directors’ authority to allot relevant securities.

Irish law requires approval of certain matters by a resolution approved by not less than 75% of the votes cast, in person or by proxy, at a general meeting of shareholders at which a quorum is present (referred to under Irish law as a “special resolution”).

A special resolution is needed, among other matters, to amend the MariaDB Constitution, to disapply statutory pre-emption rights on the issuance of equity securities of MariaDB and to reduce MariaDB’s company capital.

Additionally, the rights attaching to a particular class of shares may only be varied if (a) the holders of seventy five percent (75%) of the nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation.

Shareholder / Unit	As noted above, Topco Rollover Units shall	For so long as MariaDB has more than one

	Holders of Topco Rollover Units	MariaDB Shareholders
Holder Consent to Action without a Meeting
have no voting rights except for non-waivable rights, if any, expressly granted to the holders of such Units pursuant to Delaware law.

Notwithstanding the above, any action, any approval or consent to be given by the holders of Topco Rollover Units that is expressly required or permitted by the Topco LLCA (if any) may be taken by written consent without a meeting so long as such consent is signed by holders holding at least a majority of all Topco Rollover Units entitled to approve or consent to such matter.

shareholder, any action required or permitted to be taken by the holders of MariaDB Shares requires the unanimous consent of the holders of MariaDB Shares before the shareholders may act by way of written resolution in lieu of holding a duly called annual or extraordinary general meeting of such shareholders.

Shareholder / Unit Holder Proposals
As noted above, Topco Rollover Units shall have no voting rights except for non-waivable rights, if any, expressly granted to the holders of such Units pursuant to Delaware law.

Notwithstanding the above, any action, approval or consent to be given by the holders of Topco Rollover Units that is expressly required or permitted by the Topco LLCA (if any) may be taken at a meeting called by holders of Topco Rollover Units holding at least a majority of the Units entitled to approve or consent to such matter on at least 24 hours prior written notice to each such holder entitled to approve or consent to such matter, which notice shall state the purpose or purposes for which such meeting is being called.

The MariaDB Constitution provides notice procedures for shareholders to propose resolutions to be moved at an annual general meeting (including a resolution to nominate a person as a director). To be timely, a shareholder’s notice must be received by the secretary of MariaDB at the principal executive offices of MariaDB not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder, to be timely, must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of Meetings of Shareholders / Unit Holders
As noted above, Topco Rollover Units shall have no voting rights except for non-waivable rights, if any, expressly granted to the holders of such Units pursuant to Delaware law.

Notwithstanding the above, any action, approval or consent to be given by the holders of Topco Rollover Units that is expressly required or permitted by the Topco LLCA (if any) may be taken at a meeting called by the Board or by holders of Topco Rollover Units holding at least a majority of the Units entitled to approve or consent to such matter on at least 24 hours prior written notice to each such holder entitled to approve or consent to such

The MariaDB Constitution requires that an annual general meeting shall be convened by not less than twenty-one clear days’ notice.

The MariaDB Constitution requires that, subject to the Companies Act 2014, all extraordinary general meetings shall be convened by not less than 21 clear days’ notice except that they may be called by not less than 14 clear days’ notice where (i) all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and (ii) a special resolution reducing the period of notice to 14 days has been passed at the

	Holders of Topco Rollover Units	MariaDB Shareholders
	matter, which notice shall state the purpose or purposes for which such meeting is being called. Any defect in providing notice of any meeting may be cured if the affected members waive such defect.	immediately preceding annual general meeting, or at a general meeting held since that meeting.
Proxies	N/A
The MariaDB Constitution provides that every MariaDB Shareholder entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting.

Requirement for Quorum for Shareholder / Unit Holder Meetings	N/A
The quorum is set in the MariaDB Constitution. Two members present in person or by proxy and having the right to attend and vote at the meeting, and together holding shares representing more than 50% of the votes that may be cast by all members at the relevant time, shall be a quorum at a general meeting; provided, however, that at any time when MariaDB is a single-member company, one member of MariaDB present in person or by proxy, at a general meeting shall constitute a quorum.

Amendments to the Governing Documents
The Board may amend the Topco LLCA without the consent of any member as provided therein, and otherwise with the prior written consent of K5, and such amendment shall be binding on all members as if such members had expressly consented thereto; provided, that if any amendment would materially and adversely affect (i) the economic rights of the Topco Rollover Units in a disproportionate manner to the economic rights of the Class A Units or (b) the rights of the Restricted Investors (as defined in the Topco LLCA, being all members other than K5) in respect of tag-along rights, rights in connection with an Approved Sale, repurchase rights, or the right to amend the Topco LLCA, then such amendment shall require the prior written consent of the Restricted Investors holding a majority of the Topco Rollover Units (such consent not to be unreasonably withheld, conditioned or delayed).
The MariaDB Constitution may only be amended by a special resolution of the MariaDB Shareholders.
Governing Law and Exclusive Forum
The law of the state of Delaware shall govern all claims, controversies or matters related to or arising from the Topco LLCA (including any tort or non-contractual claims) and any questions concerning the construction, interpretation, validity and enforceability of the Topco LLCA, and the performance of the

The MariaDB Constitution provides that any dispute or claim arising out of or in connection with the MariaDB Constitution will be governed by, and construed in accordance with, the laws of Ireland and that the courts of Ireland will have exclusive jurisdiction to settle any dispute arising out of

	Holders of Topco Rollover Units	MariaDB Shareholders

obligations imposed by it, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Delaware.

Except with respect to claims for specific performance or injunctive or other equitable relief, and suits on the judgement, all actions, proceedings, disputes, matters or claims related to or arising from the Topco LLCA shall be resolved via arbitration, administered by the American Arbitration Association in Los Angeles, California.

or in connection with the MariaDB Constitution.

The MariaDB Constitution separately provides that unless MariaDB consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act or the Securities Act.

Dissenters’ Rights
Holders of Topco Rollover Units will not have dissenters’ rights.

In the event of a Sale Transaction (as defined in the Topco LLCA, and which includes, among other things, a transaction resulting in a change in control of Topco) that is approved by either the Board and K5, or K5 acting alone, and is structured as a merger or consolidation, then each holder of Topco Rollover Units shall, if the waiver by such holders pursuant to the Topco LLCA of any right to vote on, consent to or otherwise approve any actions that under the Delaware Limited Liability Company Act such holders would have been entitled to vote on, consent to or otherwise approve in the absence of such waiver, is or becomes invalid or unenforceable under the Delaware Limited Liability Company Act or is determined by a court of competent jurisdiction to be invalid or unenforceable, vote for, consent to and, to the extent applicable under the laws governing such transaction, waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation.

Irish law provides for dissenters’ rights in the event of certain mergers and acquisitions.

Takeover Offer

In the case of a takeover offer for MariaDB, where a bidder has acquired or contracted to acquire not less than 80% of the MariaDB shares (or relevant class of MariaDB shares) to which the offer relates, the bidder may, under Irish law, require any non-accepting MariaDB Shareholders to sell and transfer their shares of the same class on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the Irish High Court for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of cash consideration).

Statutory Scheme of Arrangement

In the case of a takeover by statutory scheme of arrangement under Chapter 1 of Part 9 of the Companies Act 2014 which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the Irish High Court sanction hearing and make representations in objection to the scheme.

Statutory Merger

In the case of a direct domestic merger or direct cross-border merger, which has been approved by the requisite majority of the

	Holders of Topco Rollover Units	MariaDB Shareholders

MariaDB Shareholders, if the consideration that is proposed to be paid to the MariaDB Shareholders is not all in the form of cash, dissenting MariaDB Shareholders may be entitled to require that their shares be acquired for cash.

Shareholder Rights Plan	N/A
Subject to applicable law, the MariaDB Constitution provides the MariaDB Board with the power to adopt a shareholder rights’ plan upon such terms as the MariaDB Board deems expedient in the best interests of MariaDB, and to exercise any power of MariaDB to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preference shares in the capital of MariaDB in accordance with the terms of such rights’ plan. MariaDB’s ability to adopt a rights’ plan or to take other anti-takeover measures after the MariaDB Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the ‘frustrating actions’ prohibition of the Irish Takeover Rules. A number of Irish companies have pre-existing rights’ plans, which automatically trigger in specified circumstances without the need for a target board decision (other than a decision to disarm), although the validity of these plans has not been tested with the Irish Takeover Panel or in the Irish courts.

Dividends and Distributions
As noted above, whether and when to pay distributions is solely within the discretion of the Board. Accordingly, there is no guarantee that any distributions will ever be paid to the holders of Topco Rollover Units.

If and when any distribution is paid, then except as set forth in the Topco LLCA, and subject to the terms of any equity plan, distributions (including any liquidating distributions) shall be made to the holders of Class A Units and Topco Rollover Units ratably among such holders based on the number of Class A Units and Topco Rollover Units held by each such holder immediately prior to such distribution.

Distributions to holders of Topco Rollover Units, if paid, may be subject to offset, as provided in the Topco LLCA.

Under Irish law, MariaDB may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits. In addition, no dividend may be paid or other distribution, share repurchase or redemption made by MariaDB unless the net assets of MariaDB are equal to, or exceed, the aggregate of MariaDB’s called-up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce MariaDB’s net assets below such aggregate.

MariaDB’s Constitution authorizes the MariaDB Board to pay such dividends as appears to the MariaDB Board to be justified by the profits of MariaDB.

The MariaDB Board may also recommend a dividend to be approved and declared by

	Holders of Topco Rollover Units	MariaDB Shareholders

MariaDB Shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the MariaDB Board.

The ordinary shares include the rights to participate pro rata in:

i. all dividends declared by MariaDB; and

ii. in the event of MariaDB’s winding up, the total assets of MariaDB available for distribution. The rights attaching to the ordinary shares may be subject to the terms of issue of any series or class of preferred shares allotted by the MariaDB Board from time to time.

The MariaDB Board may fix, for each such class or series, such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon as shall be stated and expressed in the resolution or resolutions adopted by the MariaDB Board providing for the issuance of such class or series.

Holders of deferred ordinary shares are not (i) entitled to receive any dividend or other distribution declared, made or paid by MariaDB, and (ii) have no rights to participate in the assets of MariaDB on a winding-up of, or other return of capital by, MariaDB, save in respect of the nominal value paid-up on such shares.

Inspection of Books and Records
Holders of Topco Rollover Units shall have no right under the Topco LLCA to inspect the books and records of Topco.

Under the Topco LLCA, Topco shall deliver to the holders of Topco Rollover Units (i) all information deemed by the Board to be reasonably necessary for such holders to comply with their respective tax reporting obligations, and (ii) upon written request by such holder, within 180 days following such statements being finalized in any fiscal year, a copy in electronic form of the audited, consolidated annual financial statements of Topco and its subsidiaries for the most recently completed fiscal year.

As set out in the MariaDB Constitution, no shareholder (not being a director) shall have any right to inspect any financial statement or accounting record of MariaDB, except as conferred by the Companies Act 2014 or authorized by the MariaDB Board or by MariaDB in a general meeting.

Under Irish law, MariaDB Shareholders have the rights to:

a) receive a copy of the MariaDB Constitution;

b) inspect and obtain copies of the minutes of general meetings and resolutions of MariaDB;

	Holders of Topco Rollover Units	MariaDB Shareholders

c) inspect and receive a copy of MariaDB’s register of members, register of directors and secretaries, register of directors’ interests, register of directors’ service contracts and memoranda and other statutory registers maintained by MariaDB;
d) receive copies of balance sheets and directors’ and auditor’s reports that have been previously sent to MariaDB Shareholders prior to an annual general meeting; and

e) receive balance sheets of any subsidiary of MariaDB that have been previously sent to MariaDB Shareholders prior to an annual general meeting for the preceding 10 years.

Shareholder / Unit Holder Lawsuits
Under the Topco LLCA, each holder of Topco Rollover Units acknowledges the elimination of any and all fiduciary duties owed by managers of the Board and waives any right to make a claim or demand or bring a suit or action, and agrees not to make any claim or demand or bring any suit or action, against the Board or any manager that such holder may have been entitled to make or bring if such fiduciary duties were not so eliminated.
To the maximum extent permitted by the Delaware Limited Liability Company Act and any other applicable law, K5 shall not owe any fiduciary duties to any other member (including holders of Topco Rollover Units), any and all such fiduciary duties are eliminated. Under the Topco LLCA, each holder of Topco Rollover Units acknowledges the elimination of any and all fiduciary duties in respect of K5 and waives and agrees not to make any claim or demand or bring any suit or action against K5 (or any of its affiliates, employees, representatives or agents), the Board or any manager (or any of their respective affiliates, employees, representatives or agents).

Fiduciary duties are owed by the MariaDB directors to MariaDB (not to individual MariaDB Shareholders or third parties) and only MariaDB may take an action for breach of fiduciary duty against a MariaDB director. Upon liquidation, this power may be exercised by the liquidator. In limited situations, MariaDB Shareholders may be able to bring a derivative action on behalf of MariaDB.

APPENDIX 5

FINANCIAL INFORMATION RELATING TO MARIADB, TOPCO AND BIDCO
1	The following information referred to in this Appendix 5 has been incorporated into this Offer Document by reference in accordance with Rule 24.15 of the Code.
The information incorporated by reference is considered to be part of this Offer Document, and information that MariaDB files later with the SEC will automatically update and supersede information included or previously incorporated by reference into this Offer Document from the date MariaDB files the document containing such information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer Document. Except to the extent furnished and not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings MariaDB will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from and including the date hereof to the date that is the later of the date of the Offer is completed or the Offer is terminated, and such documents shall be deemed to be incorporated by reference into this Offer Document and to be a part of this Offer Document from the respective dates of filing thereof.
2	The documents we incorporate by reference into this Offer Document are:
•
MariaDB’s Annual Report on Form 10-K for the fiscal year ended 30 September 2023, filed with the SEC on 29 December 2023, including MariaDB’s audited consolidated accounts (the “MariaDB Annual Report”), and Annual Report on Form 10-K/A for the fiscal year ended 30 September 2023, filed with the SEC on 29 January 2024;

•
MariaDB’s Quarterly Report on Form 10-Q for the fiscal quarter ended 31 December 2023, filed with the SEC on 14 February 2024, including MariaDB’s quarterly accounts, and Quarterly Report on Form 10-Q for the fiscal quarter ended 31 March 2024, filed with the SEC on 15 May 2024, including MariaDB’s quarterly accounts; and

•
MariaDB’s current reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed on 11 January 2024, 6 February 2024, 20 February 2024, 18 March 2024, 20 March 2024, 29 March 2024, 1 April 2024 and 30 April 2024.

These documents are available free of charge on the SEC’s website the links above. A person who has received this Offer Document may request a copy of such information in hard copy form (hard copies will not otherwise be provided) by contacting:
Meridian Bidco LLC
875 Manhattan Beach Blvd.
Manhattan Beach, CA 90266
+1 (800) 310-2870

Or, in Ireland:

A&L Goodbody LLP
3 Dublin Landings
North Wall Quay
Dublin 1
Ireland
3
Material changes in MariaDB’s financial or trading position which have occurred since the end of the last financial period for which audited accounts, a preliminary statement of annual results, a half-yearly financial report or interim financial information has been published or a statement that there are no known material changes.

Save as has been publicly announced by MariaDB or as may be disclosed in this Offer Document, the K1 Responsible Persons are not aware of any material change in the financial or trading position of MariaDB which has occurred since 31 March 2024 (the date to which the latest published Quarterly Report (including MariaDB’s quarterly accounts) on Form 10-Q was prepared). Such Form 10-Q was filed with the SEC on 15 May 2024.

4	Bidco and Topco financial information
Since formation on 28 March 2024, Bidco and Topco have not traded or been engaged in any activities other than those relating to their formation and to the Offer and, in the case of Topco only, the acquisition of the RPV Note, nor published any accounts.
Bidco and Topco do not have any material earnings, assets or liabilities other than those described in this Offer Document in connection with the Offer and the financing of the Offer. In the event that the Offer is declared unconditional in all respects and there is full acceptance of the Offer by MariaDB Shareholders, the earnings, assets and liabilities of MariaDB will comprise the consolidated earnings, assets and liabilities of the Topco Group (including Bidco) at that time.
5	Current Ratings and Outlooks
The boards of directors and the officers of each of MariaDB, Bidco and Topco are not aware of any current ratings or outlooks publicly accorded to MariaDB, Bidco or Topco by any credit ratings agencies, or of any changes made to previous ratings or outlooks during the Offer Period.

APPENDIX 6

TAXATION
1	Taxation
The following sections contain a general discussion of the material tax consequences of the Offer.
1.1	Irish taxation
The following is a general summary of the material Irish tax considerations applicable to certain beneficial holders of MariaDB Shares. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this Offer Document. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.
The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of MariaDB Shares should consult their own tax advisors about the Irish tax consequences (and the tax consequences under the laws of other relevant jurisdictions) of this offering, including the acquisition, ownership and disposal of the MariaDB Shares and the Offer. The summary applies only to shareholders who hold MariaDB Shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, charities, tax-exempt organisations, financial institutions, and shareholders who have, or who are deemed to have, acquired MariaDB Shares by virtue of an Irish office or employment (performed or carried on in Ireland). Such persons may be subject to special rules.
Tax on Chargeable Gains
A MariaDB Shareholder who is resident or ordinarily resident in Ireland for tax purposes (an “Irish Holder”), or who holds their MariaDB Shares in connection with a trade or business carried on by such person in Ireland through a branch or agency, may be subject to Irish tax on any gain realized on the disposal of their MariaDB Shares in accordance with the Offer.
Holders of MariaDB Shares that (i) in the case of individual holders, are not resident, ordinarily resident or domiciled in Ireland under Irish taxation laws; and (ii) in the case of holders that are companies, are not resident in Ireland under Irish taxation laws (each, a “Non-Irish Holder”) will not be subject to Irish tax on any gain realized on the disposal of their MariaDB Shares in accordance with the Offer, unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.
A Non-Irish Holder who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be subject to Irish tax on any gain realized on a disposal of the MariaDB Shares in accordance with the Offer during the period in which such individual is non-resident.
Stamp Duty
No Irish stamp duty will be payable by the MariaDB Shareholders on the disposition of their MariaDB Shares in accordance with the Offer.
THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH MARIADB SHAREHOLDER SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE MARIADB SHARES AND THE OFFER.
1.2	US Federal Income Tax
The following discussion summarizes certain material US federal income tax consequences that are generally applicable to MariaDB Shareholders who are “US holders” (as defined below) for US federal income tax purposes who participate in the Offer. This discussion is based on the Code, administrative pronouncements, published rulings, judicial decisions, existing and proposed Treasury Regulations and interpretations of the foregoing, all as of the date of this Offer Document. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in US federal income tax consequences to a

MariaDB Shareholder that are materially different from those described below. No opinion of counsel or ruling the IRS has been or will be sought with respect to the matters described below. Important Note: If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.
The tax consequences of participating in the Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. There is no guarantee that the IRS or other tax authorities will agree with MariaDB’s or Bidco’s interpretation of the tax consequences of participating in the Offer, and participation in the Offer may result in an adverse tax result to you that may be different than what is stated in this Offer Document. MariaDB Shareholders should consult their own tax advisors as to that risk and the manner in which they will report the receipt of purchase price for MariaDB Shares in the Offer.
The following discussion does not purport to be a full description of all US federal income tax considerations that may be relevant to a MariaDB Shareholder in light of such MariaDB Shareholder’s particular circumstances. Furthermore, this discussion does not address the US federal income tax considerations applicable to MariaDB Shareholders subject to special rules, such as former US citizens or long-term residents, persons who own (or are treated as owning) 10 percent or more of MariaDB’s stock (by vote or value), traders in securities that elect to use a mark-to-market method of accounting, individual retirement accounts or tax-deferred accounts, brokers, dealers in securities or currencies, persons holding shares in connection with a hedging transaction, “straddle,” conversion transaction or a synthetic security or other integrated transaction, persons who are not US holders (as defined below), and persons whose “functional currency” is not the US dollar, any tax consequences to holders of MariaDB Shares subject to special rules under US federal income tax laws, including, for example, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, mutual funds, partnerships, or other entities or arrangements treated as pass-through entities for US federal income tax purposes, MariaDB Shareholders who hold MariaDB Shares as other than a capital asset, or MariaDB Shareholders whose MariaDB Shares are, or were, subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) or who received MariaDB Shares in connection with the performance of services. In addition, this discussion does not include any description of the tax laws of any state, local or non-US government or any US tax laws other than US federal income tax law (such as estate, gift or other tax laws), or a discussion of the alternative minimum tax (except to the limited extent discussed below), Medicare contribution tax on net investment income, the provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act or “FATCA” (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto) or the special tax accounting rules under Section 451(b) of the Code. For purposes of this discussion in Appendix 6, a “US holder” means a MariaDB Shareholder that for US federal income tax purposes is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or an entity treated as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;
•	an estate, the income of which is subject to US federal income tax regardless of its source; or
•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “US persons,” as defined under the Code, have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a US person for US federal income tax purposes.

References to MariaDB Shareholders in the discussion of tax consequences below are intended to refer only to MariaDB Shareholders who are US holders.
MARIADB SHAREHOLDERS OF MARIADB SHARES ARE URGED TO CONSULT A TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.
Taxation of US Holders
For US federal income tax purposes, the sale of MariaDB Shares (not acquired upon the exercise of an option) pursuant to the Offer will generally give rise to capital gain or loss in an amount equal to the difference between the amount received in the Offer and the holder’s adjusted tax basis of the MariaDB Shares sold. If the MariaDB Shares were held for more than 12 months at the time of disposition, such gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate MariaDB Shareholders, including individuals, generally are subject to US federal income tax at preferential rates. Otherwise, the gain or loss will be short-term capital gain or loss taxable at ordinary income rates. The amount and character of gain or loss with respect to your MariaDB Shares must be calculated separately for different blocks of capital stock (i.e., MariaDB Shares acquired at different times or at different prices) sold pursuant to the Offer. The deductibility of capital losses of MariaDB Shareholders is subject to limitations.
Passive Foreign Investment Company Status
A non-US corporation will be classified as a PFIC for US federal income tax purposes in any taxable year in which, after taking into account the income and assets of certain of its subsidiaries, either (1) at least 75 percent of its gross income is “passive income” or (2) at least 50 percent of the gross value of its assets is attributable to assets that produce “passive income” or are held for the production of passive income. Passive income for this purpose generally includes items such as dividends, interest, royalties, rents and gains from commodities and securities transactions, subject to exceptions for certain items derived in the active conduct of a trade or business and received from unrelated persons.
If MariaDB is treated as a PFIC for any taxable year (or portion thereof) that is included in the holding period of a US holder of MariaDB Shares, such US holder may be subject to adverse US federal income tax consequences and may be subject to additional reporting requirements. Although MariaDB likely was PFIC in previous taxable years, it is currently unclear whether it may still be treated as a PFIC. Because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current or future taxable years. If we are characterized as a PFIC, MariaDB Shareholders who are US holders may suffer adverse tax consequences, including the treatment of gains realized on the sale of our ordinary shares as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are US holders, and the addition of interest charges to the tax on such gains and certain distributions. A US shareholder of a PFIC generally may mitigate these adverse US federal income tax consequences by making a “qualified electing fund” election, or, to a lesser extent, a “mark to market” election. However, we do not intend to provide the information necessary for US holders to make qualified electing fund elections if MariaDB is or has been classified as a PFIC. US holders are urged to consult their own tax advisors regarding our potential status as a PFIC, including in previous taxable years, and the consequences of such status to them in light of their particular circumstances.
Information Reporting and Backup Withholding Tax
Certain MariaDB Shareholders who participate in the Offer may be required to report the sale of MariaDB Shares pursuant to the Offer to the IRS on their US federal income tax returns. In addition, under the US federal income tax backup withholding rules, a portion of the gross proceeds payable to a MariaDB Shareholder under the Offer must be withheld (under current law, the backup withholding rate is 24%) and remitted to the IRS, unless the MariaDB Shareholder provides such person’s taxpayer identification number (which is generally the MariaDB Shareholder’s employer identification number or social security number) and certain other required information and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. In addition, if MariaDB is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the IRS. Therefore, MariaDB Shareholders who are US holders should complete and sign the IRS Form W-9 distributed alongside the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such holder otherwise establishes to the satisfaction of Bidco that he, she or it is not subject to backup withholding. Certain holders (including certain holders who are not US holders) are not subject to these backup withholding and reporting rules, but may be required to submit an applicable IRS Form W-8 or W-9, signed under penalties of perjury, attesting to that holder’s exempt status. If backup withholding applies and results in an overpayment of tax, amounts withheld will generally be allowable as a refund or credit against a holder’s US federal income tax liability, provided that certain required information is timely furnished to the

IRS. All MariaDB Shareholders should consult their own tax advisors regarding the application of the information reporting and backup withholding provisions under US federal income tax law in his or her particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.
The tax consequences of participating in the Offer are complex. MariaDB Shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the Offer, including the applicability and effect of US federal, state, local and foreign income and other tax laws based on their particular circumstances and the consequences of recent changes in federal income tax law (and potential conforming changes in applicable state income tax laws).

APPENDIX 7

ADDITIONAL INFORMATION
1	Responsibility
1.1	The K1 Responsible Persons (being the investment committee of K1), the Bidco Officers and the Topco Officers accept responsibility for the information contained in this Offer Document.
1.2
To the best of the knowledge and belief of the K1 Responsible Persons, the Bidco Officers and the Topco Officer (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2	Directors/Officers and company information
2.1	Bidco
The current officers of Bidco are Sujit Banerjee (as President) and Henry Wang (as Secretary).
Bidco is a newly formed limited liability company formed in Delaware. Its principal executive office is at 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, USA and its business telephone number is (800) 310-2870. Bidco is directly wholly owned by Topco.
2.2	Topco
The current officers of Topco are Sujit Banerjee (as President) and Henry Wang (as Secretary).
Topco is a newly formed limited liability company formed in Delaware. Its principal executive office is at 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, USA and its business telephone number is (800) 310-2870. Topco is directly wholly owned by K5. Topco has not traded since its formation, nor has it entered into any obligations, other than in connection with the Offer and the acquisition of the RPV Note.
3	Financing arrangements
The Offer will be financed from the proceeds of the equity commitment letter entered into between Bidco and K5 on 24 April 2024 (the “Equity Commitment Letter”) filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Pursuant to the Equity Commitment Letter, K5 will invest, directly or indirectly, immediately available funds in Bidco for the purposes of financing the cash consideration payable to MariaDB Shareholders whose MariaDB Shares are tendered in the Offer (the “Required Amount”). Pursuant to the terms of the Equity Commitment Letter, K5 will fund the Required Amount on or before the date on which Bidco must pay the cash consideration in connection with the Offer.
4	Market quotations
4.1
The following table sets out the closing price of MariaDB Shares as derived from official data of the NYSE for (i) the first Business Day in each of the six (6) months immediately prior to the date of this Offer Document, (ii) for 15 February 2024, being the last Business Day before the commencement of the Offer Period, and (iii) for 16 May 2024, being the last practicable date before this Offer Document is sent.

Date	Closing Price (US$)
1 December 2023	$0.37
2 January 2024	$0.27
1 February 2024	$0.21
15 February 2024	$0.35
1 March 2024	$0.34
1 April 2024	$0.49
1 May 2024	$0.52
16 May 2024 (being the latest practicable date prior to the Offer Document being sent to MariaDB Shareholders)	$0.50
The Topco Rollover Units are unlisted and are not quoted on any recognised market.

4.2	High and low trading prices
The following table sets out the highest and lowest prices at which MariaDB Shares traded on the NYSE for each quarter during the two (2) years immediately prior to the date of this Offer Document:
Quarter	MariaDB Shares
	High (US$)	Low (US$)
Q2 2022	$9.97	$9.76
Q3 2022	$9.90	$9.78
Q4 2022	$11.10	$3.65
Q1 2023	$3.99	$1.21
Q2 2023	$1.56	$0.85
Q3 2023	$0.99	$0.42
Q4 2023	$0.74	$0.28
Q1 2024	$0.47	$0.17
5	Shareholdings and dealings
5.1	For the purposes of this paragraph 5:
two or more persons are deemed to be acting in concert if they co-operate on the basis of an agreement, either express or tacit, either oral or written, aimed at:
(a)	either:
(i)	the acquisition by any one or more of them of securities in the relevant company concerned; or
(ii)	the doing, or the procuring of the doing, of any act that will or may result in an increase in the proportion of securities in the relevant company concerned held by any one or more of them; or
(b)	either:
(i)	acquiring control of the relevant company concerned; or
(ii)	frustrating the successful outcome of an offer made for the purpose of the acquisition of control of the relevant company concerned; or
and ‘acting in concert’ and ‘concert parties’ shall be construed accordingly;
arrangement includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature between two or more persons, relating to relevant securities which is or may be an inducement to one or more of such persons to deal or refrain from dealing in such securities;
control means the holding, whether directly or indirectly, of securities in a company that confer in aggregate not less than 30% or more of the voting rights in that company;
derivative includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;
disclosure date means 16 May 2024, being the latest practicable date prior to the sending of this Offer Document;
disclosure period means the period commencing on 15 February 2023 (being the date twelve (12) months prior to the commencement of the Offer Period) and ending on the disclosure date;
exempt fund manager means a discretionary fund manager which has been recognized by the Irish Takeover Panel as an exempt fund manager for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Irish Takeover Panel and has not been notified by the Irish Takeover Panel of the withdrawal of such recognition;

exempt principal trader means a principal trader which is recognized by the Irish Takeover Panel as an exempt principal trader for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Irish Takeover Panel and has not been notified by the withdrawal of such recognition;
for the purpose of determining whether a person has an interest in a relevant security or is interested in a relevant security
(a)	that person shall be deemed to have an interest, or to be interested, in that security if and only if he or she has a long position in that security;
(b)	a person who has only a short position in a relevant security shall be deemed not to have an interest, nor to be interested, in that security;
(c)	a person shall be deemed to have a long position in a relevant security if he or she directly or indirectly:
(i)	owns that security; or
(ii)	has the right or option to acquire that security or to call for its delivery; or
(iii)	is under an obligation to take delivery of that security; or
(iv)	has the right to exercise or control the exercise of the voting rights (if any) attaching to that security; or
to the extent that none of sub-paragraphs (i) to (iv) of this definition applies to that person, if he or she:
(v)	will be economically advantaged if the price of that security increases; or
(vi)	will be economically disadvantaged if the price of that security decreases, irrespective of:
(A)
having such ownership, right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to purchase, option or derivative; and

(B)	whether any such ownership, right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise;
provided that a person who has received an irrevocable commitment to accept an offer (or to procure that another person accept an offer) shall not, by virtue only of sub-paragraphs (ii) or (iii) of this definition, be treated as having an interest in the relevant securities that are the subject of the irrevocable commitment; and
(d)	a person shall be deemed to have a short position in a relevant security if he or she directly or indirectly:
(i)	has the right or option to dispose of that security or to put it to another person; or
(ii)	is under an obligation to deliver that security to another person; or
(iii)
is under an obligation either to permit another person to exercise the voting rights (if any) attaching to that security or to procure that such voting rights are exercised in accordance with the directions of another person, or, to the extent that none of sub-paragraphs (i) to (iii) above applies to that person, if he or she:
(iv)	will be economically advantaged if the price of that security decreases; or
(v)	will be economically disadvantaged if the price of that security increases, irrespective of:
(A)
how any such right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to sell, option or derivative; and

(B)	whether any such right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise;
references to a director being interested in relevant securities shall also be interpreted in the manner described in Chapter 5 of Part 5 of the Companies Act 2014;

relevant MariaDB securities in relation to MariaDB shares shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:
(a)	securities of MariaDB which are the subject of the Offer or which confer voting rights;
(b)	equity share capital of MariaDB; and
(c)
any securities or any other instruments of MariaDB conferring on their holders rights to convert into or subscribe for any new securities of the type listed in sub-paragraphs (a) and (b) of this definition;

relevant Bidco securities or relevant Topco securities in relation to Bidco or Topco, as applicable, shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:
(a)	in the case of Bidco:
(i)	equity share capital of Bidco; and
(ii)	securities of Bidco which confer on their holders rights to convert into or to subscribe for any securities of the foregoing category,
(b)	in the case of Topco:
(i)	equity share capital of Topco; and
(ii)	securities of Topco which confer on their holders rights to convert into or to subscribe for any securities of the foregoing category, relevant securities means relevant MariaDB securities, relevant Bidco securities or relevant Topco securities (as appropriate), and relevant security shall be construed appropriately; and
5.2	Interests and short positions in relevant MariaDB securities
Disclosures by Bidco, K1 and concert parties
5.2.1
As of the close of business on the disclosure date, none of K1 or Bidco, any member of the K1 Group nor any associated company of Bidco or K1 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.2
As of the close of business on the disclosure date, none of the K1 Responsible Persons or Bidco Officers (including persons connected with them (within the meaning of the Irish Companies Act 2014, as amended), was interested, or held any short positions, in any relevant MariaDB securities;

5.2.3
As of the close of business on the disclosure date, no trustee of any pension scheme (other than an industry-wide scheme) in which Bidco, K1 or any subsidiary of K1 participates was interested, or held any short positions, in any relevant MariaDB securities;

5.2.4
As of the close of business on the disclosure date, no fund manager (other than an exempt fund manager) connected with Bidco or K1 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.5
As of the close of business on the disclosure date, neither Lazard Frères & Co. LLC, Lazard & Co., Limited (together, financial advisor to Bidco, Topco and K1) nor any person controlling, controlled by, or under the same control as Lazard Frères & Co. LLC and Lazard & Co., Limited, was interested, or held any short positions, in any relevant MariaDB securities other than as exempt principal trader or an exempt fund manager;

5.2.6
As of the close of business on the disclosure date, no partner or member of the professional staff of A&L Goodbody LLP (Irish legal adviser to Bidco, Topco and K1) who is actively engaged in relation to the Offer or who is customarily engaged in the affairs of Bidco or K1 or who has been engaged in those affairs since 16 February 2022 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.7
As of the close of business on the disclosure date, no partner or member of the professional staff of Kirkland & Ellis LLP (US legal adviser to Bidco, Topco and K1) who is actively engaged in relation to the Offer or who is customarily engaged in the affairs of Bidco or K1 or who has been engaged in those affairs since 16 February 2022 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.8
As of the close of business on the disclosure date, no partner or member of the professional staff of KPMG LLP (tax advisor to Bidco, Topco and K1) who is actively engaged in relation to the Offer or who is customarily engaged in the affairs of Bidco or K1 or who has been engaged in those affairs since 16 February 2022 was interested, or held any short positions, in any relevant MariaDB securities;

5.2.9
As of the close of business on the disclosure date, neither Haven Tower Group, LLC (public relations advisor to Bidco, Topco and K1) nor any person controlling, controlled by, or under the same control as Haven Tower Group, LLC, was interested, or held any short positions, in any relevant MariaDB securities; and

5.2.10
As of the close of business on the disclosure date, no person with whom Bidco or K1, or any person acting in concert with Bidco or K1 has any arrangement was interested, or held any short positions, in any relevant MariaDB securities.

5.3	Interests and short positions in relevant Bidco securities
Disclosures by Bidco, K1 and concert parties
5.3.1
As of the close of business on the disclosure date, none of the Bidco Officers (including persons connected with them (within the meaning of the Irish Companies Act 2014, as amended), was interested, or held any short positions, in any relevant Bidco securities.

5.3.2
As of the close of business on the disclosure date, no trustee of any pension scheme (other than an industry-wide scheme) in which Bidco, K1 or any subsidiary of K1 participates was interested, or held any short positions, in any relevant Bidco securities.

5.3.3
As of the close of business on the disclosure date, no fund manager (other than an exempt fund manager) connected with Bidco or K1 was interested, or held any short positions, in any relevant Bidco securities.

5.3.4
As of the close of business on the disclosure date, neither Lazard Frères & Co. LLC, Lazard & Co., Limited (together, financial advisor to Bidco) nor any person controlling, controlled by, or under the same control as Lazard Frères & Co. LLC and Lazard & Co., Limited, was interested. or held any short positions, in any relevant Bidco securities other than as exempt principal trader or an exempt fund manager.

5.3.5
As of the close of business on the disclosure date, no partner or member of the professional staff of A&L Goodbody LLP (Irish legal adviser to Bidco) who is actively engaged in relation to the Offer or who is customarily engaged in the affairs of Bidco or K1 or who has been engaged in those affairs since 16 February 2022 was interested, or held any short positions, in any relevant Bidco securities.

5.3.6
As of the close of business on the disclosure date, no partner or member of the professional staff of Kirkland & Ellis LLP (US legal adviser to Bidco) who is actively engaged in relation to the Offer or who is customarily engaged in the affairs of Bidco or K1 or who has been engaged in those affairs since 16 February 2022 was interested, or held any short positions, in any relevant Bidco securities.

5.3.7
As of the close of business on the disclosure date, no partner or member of the professional staff of KPMG LLP (tax advisor to Bidco) who is actively engaged in relation to the Offer or who is customarily engaged in the affairs of Bidco or K1 or who has been engaged in those affairs since 16 February 2022 was interested, or held any short positions, in any relevant Bidco securities.

5.3.8
As of the close of business on the disclosure date, neither Haven Tower Group, LLC (public relations advisor to Bidco) nor any person controlling, controlled by, or under the same control as Haven Tower Group, LLC, was interested, or held any short positions, in any relevant Bidco securities.

5.4	Dealings in relevant MariaDB securities
5.4.1
During the disclosure period, there were no dealings by Bidco, the Bidco Officers, the K1 Responsible Persons or any member of the K1 Group (including persons connected within them within the meaning of the Irish Companies Act 2014, as amended) in any relevant MariaDB securities.

5.4.2
During the disclosure period, there were no dealings in relevant MariaDB securities by any partner or member of the professional staff of A&L Goodbody LLP (Irish legal advisor to Bidco, Topco and K1) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 15 February 2022.

5.4.3
During the disclosure period, there were no dealings in relevant MariaDB securities by any partner or member of the professional staff of Kirkland & Ellis LLP (US legal advisor to Bidco, Topco and K1) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 15 February 2022;

5.4.4
During the disclosure period, there were no dealings in relevant MariaDB securities by any partner or member of the professional staff of KMPG LLP (tax advisor to Bidco, Topco and K1) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 15 February 2022.

5.4.5
During the disclosure period, there were no dealings in relevant MariaDB securities by Haven Tower Group, LLC (public relations advisor to Bidco, Topco and K1), and any persons controlling, controlled by, or under the same control as Haven Tower Group, LLC.

5.4.6
During the disclosure period, there were no dealings in relevant MariaDB securities by Lazard Frères & Co. LLC and Lazard & Co., Limited (together, financial advisor to Bidco, Topco and K1) and any persons (other than exempt market makers or exempt fund managers) controlling, controlled by, or under the same control as Lazard Frères & Co. LLC and Lazard & Co., Limited.

5.4.7	During the disclosure period, there were no dealings in relevant MariaDB securities by any other person acting in concert (including deemed to be acting in concert) with Bidco or K1.
5.4.8	During the disclosure period, there were no dealings in relevant MariaDB securities by any person with whom Bidco, or any person acting in concert with Bidco, has any arrangement.
5.5	Dealings in relevant Bidco securities
Disclosures by Bidco and concert parties
5.5.1
During the disclosure period, there were no dealings by the Bidco Officers (including persons connected within them within the meaning of the Irish Companies Act 2014, as amended) in any relevant Bidco securities.

5.5.2
During the disclosure period, there were no dealings in relevant Bidco securities by any partner or member of the professional staff of A&L Goodbody LLP (Irish legal advisor to Bidco) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco or K1 or who have been engaged in those affairs since 15 February 2022.

5.5.3
During the disclosure period, there were no dealings in relevant Bidco securities by any partner or member of the professional staff of Kirkland & Ellis LLP (US legal advisor to Bidco) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco or K1 or who have been engaged in those affairs since 15 February 2022.

5.5.4
During the disclosure period, there were no dealings in relevant Bidco securities by any partner or member of the professional staff of KMPG LLP (tax advisor to Bidco) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco or K1 or who have been engaged in those affairs since 15 February 2022.

5.5.5
During the disclosure period, there were no dealings in relevant Bidco securities by Haven Tower Group, LLC (public relations advisor to Bidco), and any persons controlling, controlled by, or under the same control as Haven Tower Group, LLC.

5.5.6
During the disclosure period, there were no dealings in relevant Bidco securities by Lazard Frères & Co. LLC and Lazard & Co., Limited (together, financial advisor to Bidco) and any persons (other than exempt market makers or exempt fund managers) controlling, controlled by, or under the same control as Lazard Frères & Co. LLC and Lazard & Co., Limited.

5.5.7	During the disclosure period, there were no dealings in relevant Bidco securities by any other person acting in concert (including deemed to be acting in concert) with Bidco.
5.5.8	During the disclosure period, there were no dealings in relevant Bidco securities by any person with whom Bidco, or any person acting in concert with Bidco, has any arrangement.
6	Material Contracts
6.1	Save as disclosed in this paragraph 6.1,
6.1.1
Neither Topco nor any of its subsidiaries has, within the two years prior to the commencement of the Offer Period entered into any contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material, save for:

(a)	the Loan Purchase Agreement;
(b)	the Agency Resignation and Assignment Agreement;
(c)	the Irish law Debenture Administrative Agent Substitution Deed;
(d)	the Assignment of Deposit Account Control Agreement; and
(e)	the Notice of Succession of Agency and Assignment of Security Interest in Patent Rights;
6.1.2
Bidco (which has no subsidiaries) has not, within the two years prior to the commencement of the offer period, entered into any contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material save for the Equity Commitment Letter (as described in paragraph 3 above).

7	Sources of information and basis of calculations
7.1	Unless otherwise stated, in this Offer Document:
7.1.1
The value of the entire issued share capital of MariaDB pursuant to the Offer is based upon the fully diluted share capital of MariaDB as of 16 May 2024 (being the latest practicable date prior to this Offer Document), composed of:

(a)	69,025,648 MariaDB Shares; and
(b)
3,492,283 MariaDB Shares that may be issued on or after the date of this Offer Document to satisfy the vesting and exercise of MariaDB Share Awards and MariaDB Options held by MariaDB Equity Award Holders and MariaDB Warrants held by MariaDB Warrant Holders calculated by applying the treasury stock method.

7.1.2	The value of approximately US$39.9 million for the entire issued share capital of MariaDB (on a fully diluted basis) is based upon the Cash Offer of US$0.55 and 72,517,931 fully diluted shares.
7.1.3	No offer will be made for the treasury shares of MariaDB.
7.1.4	Unless otherwise stated, all closing prices for MariaDB Shares are closing market quotations derived from FactSet, which have been rounded to the nearest cent.
7.1.5	Certain figures included in this Offer Document have been subject to rounding adjustments.
8	Other information
8.1
Save as disclosed in this Offer Document, no agreement, arrangement or understanding (including any compensation arrangement) having any connection with or dependence on the Offer exists between Bidco, K1 or any person acting in concert with Bidco and/or K1 and any of the directors, recent directors, shareholders or recent shareholders of MariaDB or any person interested or recently interested in shares of MariaDB.

8.2
Except as disclosed in this Offer Document, there is no agreement, arrangement or understanding by which any securities acquired in pursuance of the Offer will be transferred to any other person, but Bidco reserves the right to transfer any such shares to any person.

8.3
Lazard and IBI have each given and not withdrawn their written consent to the publication of this Offer Document with the inclusion of the references to their respective names in the form and context in which they appear.

8.4
Bidco has retained Computershare Trust Company, N.A. as the Exchange Agent and Georgeson LLC as the Information Agent. Bidco will pay the Exchange Agent and the Information Agent reasonable and customary compensation for their services in connection with the Offer, together with reimbursement of out-of-pocket expenses. Bidco will indemnify the Exchange Agent and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the US federal securities laws. Except as set forth in the paragraph, Bidco will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

8.5
This Offer Document relates to an offer to acquire the entire issued and to be issued share capital of MariaDB on the terms, and subject to the conditions, set out in this Offer Document and in the Acceptance Documents. According to information announced or provided by MariaDB, as of 16 May 2024, there are 69,025,648 MariaDB Shares in issue and as of 16 May 2024 up to a further 3,492,283 MariaDB Shares that could be issued to satisfy the exercise and vesting of options and restricted stock units under the Employee Share Plans (assuming exercise and vesting of such options in full).

8.6
Bidco estimates that the total amount of funds required to purchase the entire issued and to be issued share capital of MariaDB, on the terms and subject to the conditions of the Offer, and to pay certain fees and expenses related to the Offer to be circa US$52 million.

8.7
None of Bidco, Topco, K5 or K1, or any of the directors, officers, managing members or general partners of the foregoing has, during the past two (2) years, other than with respect to the Offer, been a party to any negotiation, transaction or agreement with MariaDB, or an affiliate of MariaDB that is not a natural person, that had an aggregate value exceeding more than one percent of MariaDB’s consolidated revenues for the fiscal year when the transaction occurred.

8.8
None of Bidco, Topco, K5 or K1, or any of the directors, officers, managing members or general partners of the foregoing has, during the past two (2) years, other than with respect to the Offer, been a party to any negotiation, transaction or agreement with any individual who is an executive officer, director or affiliate of MariaDB that had an aggregate value, either alone or in the aggregate with a series of transactions, exceeding US$60,000 when the transaction occurred.

8.9	The emoluments of the officers of Bidco and Topco will not be affected by the acquisition of MariaDB or any other associated transaction.
9	Concert Parties
9.1	For the purpose of the Irish Takeover Rules, each of the following persons is regarded as acting in concert with Bidco, Topco and K1 in connection with the Offer:
9.1.1	the officers of Bidco, Topco and K1 (including persons connected with them (within the meaning of the Irish Companies Act 2014, as amended);
9.1.2	the subsidiaries and associated companies of Bidco, Topco and K1;
9.1.3
Partners and members of the professional staff of A&L Goodbody LLP (Irish legal advisor to Bidco, Topco and K1), having its principal executive offices at 3 Dublin Landings, North Wall Quay, Dublin 1, D01 C4E0 Ireland, who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 16 February 2022;

9.1.4
Partners and members of the professional staff of Kirkland & Ellis LLP (US legal advisor to Bidco, Topco and K1), having its principal executive offices at 601 Lexington Avenue, New York, NY 10022, who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 16 February 2022;

9.1.5
Partners and members of the professional staff of KPMG LLP (tax advisor to Bidco, Topco and K1), having its principal executive offices at 345 Park Avenue, New York, NY 10154) who are actively engaged in relation to the Offer or who are customarily engaged in the affairs of Bidco, Topco and K1 or who have been engaged in those affairs since 16 February 2022;

9.1.6
Haven Tower Group, LLC (public relations advisor to Bidco, Topco and K1), having its principal executive offices at 3019 Wilshire Blvd. 103 Santa Monica, CA 90403, and any persons controlling, controlled by, or under the same control as Haven Tower Group, LLC; and

9.1.7
Lazard Frères & Co. LLC and Lazard & Co., Limited (together, financial advisor to Bidco and K1), having its principal executive offices at 30 Rockefeller Plaza, New York, NY 10112 and 50 Stratton Street, London, W1J 8LL, United Kingdom, and any persons (other than exempt market makers or exempt fund managers) controlling, controlled by, or under the same control as Lazard Frères & Co. LLC and Lazard & Co., Limited.

9.2	For the purpose of the Irish Takeover Rules, each of the following persons is regarded as acting in concert with MariaDB:
9.2.1	the subsidiaries and associated companies of MariaDB;
9.2.2
IBI Corporate Finance (financial advisor to MariaDB), having its principal executive offices at 33 Fitzwilliam Place, Dublin 2, Ireland, and any persons (other than exempt principal traders or exempt fund managers) controlling, controlled by, or under the same control as IBI Corporate Finance;

9.2.3
FTI Consulting, Inc. (restructuring advisor to MariaDB), having its principal executive offices at 1166 Avenue of the Americas, 15th Floor, New York, NY 10036, United States of America, and any persons controlling, controlled by, or under the same control as FTI Consulting, Inc.;

9.2.4
partners and members of the professional staff of Matheson LLP (Irish legal advisor to MariaDB), having its principal executive offices at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, who are actively engaged in relation to the Offer or who are otherwise customarily engaged in the affairs of MariaDB or who have been engaged in those affairs since 16 February 2022;

9.2.5
partners and members of the professional staff of Baker Botts L.L.P. (US legal advisor to MariaDB), having its principal executive offices at 2001 Ross Avenue, Suite 900, Dallas, Texas 75201, United States of America, who are actively engaged in relation to the Offer or who are otherwise customarily engaged in the affairs of MariaDB or who have been engaged in those affairs since 16 February 2022;

9.2.6
partners and members of the professional staff of Perkins Coie LLP (US legal advisor to MariaDB), having its principal executive offices at 1201 Third Avenue Suite 4900, Seattle, WA 98101-3099, United States of America, who are actively engaged in relation to the Offer or who are otherwise customarily engaged in the affairs of MariaDB or who have been engaged in those affairs since 16 February 2022; and

9.2.7
partners and members of the professional staff of Manatt, Phelps & Phillips, LLP (US legal advisor to MariaDB), having its principal executive offices at Park Tower, 695 Town Center Drive, 14th Floor, Costa Mesa, CA 92626, United States of America, who are actively engaged in relation to the Offer or who are otherwise customarily engaged in the affairs of MariaDB or who have been engaged in those affairs since 16 February 2022.

10	Documents published on a website
10.1	Copies of the following documents will be published on https://k1.com/meridian-offer-update/ from the date of this Offer Document until the end of the course of the offer:
10.1.1	the Rule 2.4 Announcement made by K1 on 16 February 2024;
10.1.2	the Rule 2.4 Announcement made by K1 on 13 March 2024;
10.1.3	the Firm Announcement;
10.1.4	this Offer Document;

10.1.5	the limited liability company agreement of Bidco dated 28 March 2024 (being the constitutional document of Bidco);
10.1.6	the Topco LLCA;
10.1.7	the written consents referred to at paragraph 8.3 of this Appendix 7;
10.1.8	the Estimate of Value Letter;
10.1.9	the Equity Commitment Letter;
10.1.10	the irrevocable undertakings described in the “Special Factors” section of this Offer Document;
10.1.11	the Letter of Transmittal; and
10.1.12	the letter from the Irish Takeover Panel to A&L Goodbody LLP dated 22 May 2024.

APPENDIX 8

ADDITIONAL INFORMATION REGARDING THE K1 FILING PARTIES
This Appendix sets forth certain important information about the K1 Filing Parties. The names, present principal occupations or employment and material occupations, positions, offices or employment during the past five (5) years are set forth below for each director and officer of Bidco and Topco. During the past five (5) years, none of the persons listed in this section (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
1	Bidco
Bidco, a Delaware limited liability company, was formed on 28 March 2024, for the purpose of making the Offer and has conducted no business activities other than those related to the making of the Offer. Bidco is a direct wholly-owned subsidiary of Topco. The principal business address of Bidco is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.
Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and History of Material Occupations, Positions, Offices or Employment
Sujit Banerjee, President	875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, U.S. citizen	• Managing Director at K1 Operations, LLC (2013 – Present) • Director of HST Technologies, Inc. (Nov. 2012 - Present) • Member of Wharton Graduate Executive Board (Sept. 2020 - Present)
Henry Wang, Secretary	875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, U.S. citizen	Vice President at K1 (2015 – Present)
2	Topco
Topco, a Delaware limited liability company, was formed on 28 March 2024, for the purpose of making the Offer and has conducted no business activities other than those related to the making of the Offer. The principal business address of Topco is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.
Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and History of Material Occupations, Positions, Offices or Employment
Sujit Banerjee, President	875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, U.S. citizen	• Managing Director at K1 Operations, LLC (2013 – Present) • Director of HST Technologies, Inc. (Nov. 2012 - Present) • Member of Wharton Graduate Executive Board (Sept. 2020 - Present)
Henry Wang, Secretary	875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, U.S. citizen	Vice President at K1 (2015 – Present)
3	K5 Private Investors, L.P.
K5 is a Delaware limited partnership. K5 is the managing member of Topco and its principal business is to make investments primarily in securities of companies in the software and technology-enabled solutions sector, to dispose of such investments and to distribute the proceeds therefrom. K5 is controlled by its general partner, K5 Capital Advisors. The principal business address of K5 is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.
4	K5 Capital Advisors, L.P.
K5 Capital Advisors is a Delaware limited partnership. K5 Capital Advisors is the general partner of K5 and its principal business consists of performing the functions of, and serving as, the general partner of K5, making capital contributions to K5 and doing all things necessary or incidental thereto. K5 Capital Advisors is controlled by is general partner, K1. The principal business address of K5 Capital Advisors is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.
5	K1 Investment Management, LLC
K1 is a Delaware limited liability company. The principal business of K1 consists of performing the functions of, and serving as, the general partner of K5 Capital Advisors, making capital contributions to K5 Capital Advisors and doing all things necessary or incidental thereto. The principal business address of K1 is 875 Manhattan Beach Blvd., Manhattan Beach, CA 90266, and its business telephone number is (800) 310-2870.

APPENDIX 9 TOPCO ROLLOVER UNITS RISK FACTORS
An investment in the Topco Rollover Units is subject to a number of risks. MariaDB Shareholders are encouraged to take into account the risk factors and other investment considerations outlined in this Offer Document in relation to the Unlisted Unit Alternative when deciding whether to elect to receive the Unlisted Unit Alternative in respect of all of their holding in MariaDB Shares. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, cashflows, financial condition or results of operations. Any of the following risks could materially and adversely affect the business, cashflows, financial condition or results of operations of Topco and the Topco Subsidiaries. In such case, you may lose all or part of your original investment. MariaDB Shareholders should also ascertain whether acquiring or holding Topco Rollover Units is permitted or affected by the laws of the jurisdiction in which they reside and consider whether Topco Rollover Units are a suitable investment in light of their own personal financial and other circumstances. Along with the risks and uncertainties described below, you should carefully consider the risks and uncertainties described in the sections entitled “Forward-Looking Statements” in this Offer Document.
MariaDB Shareholders are strongly recommended to seek their own independent financial, tax and legal advice in light of their own particular circumstances and investment objectives before deciding whether to elect to receive the Unlisted Unit Alternative. Any decision to elect to receive the Topco Rollover Units should be based on any such independent financial, tax and legal advice and full consideration of the information in this Offer Document.
Risks Related to the Offer
The Offer is subject to conditions that Bidco cannot control, and the consummation of the Offer could be delayed or not occur at all.
The Offer is subject to certain conditions set forth in Part 1 of Appendix 1 of this Offer Document, which include, among others, the Acceptance Condition, have been satisfied, fulfilled or, to the extent permitted, waived. If Bidco cannot determine by the Acceptance Condition Outside Time that (i) the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived, and (ii) all other Conditions will be satisfied, fulfilled or, to the extent permitted, waived by the Expiration Time, the Offer will lapse in the absence of a competing bid and/or unless the Irish Takeover Panel agrees otherwise. No assurance can be given that the Conditions to the Offer will be satisfied or waived or, if they are, as to the timing of the consummation of the Offer. If the Conditions to the Offer are not satisfied or waived, then the Offer may not be consummated.
The Offer may be amended to remove the Unlisted Unit Alternative at Bidco’s sole discretion.
Bidco may, in its sole discretion, withdraw the Unlisted Unit Alternative (described in paragraph 7 of Part 2 of Appendix 1) if there are any Electing Shareholders whose election to receive the Unlisted Unit Alternative will require registration of the Topco Rollover Units under US securities law (and there is not an applicable exemption for each such Electing Shareholder) (the “Rollover Withdrawal Right”). In the event Bidco exercises its Rollover Withdrawal Right, the Unlisted Unit Alternative will lapse, no Topco Rollover Units will be issued and the consideration payable in respect of each tendered MariaDB Share will be cash paid in accordance with the terms of the Cash Offer. The Offer will be open for at least 10 business days after the announcement of Bidco’s exercise of its Rollover Withdrawal Right. For the avoidance of doubt, the exercise by Bidco of the Rollover Withdrawal Right shall not otherwise affect any validly received tenders. In the event Bidco exercises its Rollover Withdrawal Right, all elections for the Unlisted Unit Alternative will be deemed elections for the Cash Offer.
Following participation in the Unlisted Unit Alternative Offer, Non-US Holders may be subject to US federal income tax.
In general, any distributions made to a Non-US holder with respect to the Topco Rollover Units, to the extent paid out of Topco’s current or accumulated earnings and profits (as determined under US federal income tax principles), will constitute dividends for US federal income tax purposes and, provided such dividends are not effectively connected with such Non-US holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a US permanent establishment or fixed base maintained by such Non-US holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-US holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends paid by Topco to a Non-US holder that are effectively connected with such Non-US holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a US permanent establishment or fixed base maintained by such Non-US holder) will generally not be subject to US federal withholding tax, provided such Non-US holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to US federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to US holders. If the Non-US holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
K1 cannot guarantee how many MariaDB Shareholders will accept the Offer.
There is no certainty as to the number of MariaDB Shareholders that will accept the Offer and therefore Topco may indirectly hold less than all of the MariaDB Shares following the consummation of the Offer and which, therefore, could impact the value of Topco’s assets.
Affiliates of K1 will control Topco and their interests may conflict with Topco or the Investors in the future.
Following the consummation of the Offer, investment funds advised by, or affiliated with, K1 will collectively own at least 85% of Topco’s equity interests. In addition, K1 will have or have the ability to control the entire voting power on the Board. As a result, K1 will control whether Topco enters into any corporate transaction, and will have the ability to prevent any transaction that requires the approval of the Board, regardless of whether the investors believe that any such transactions are in their own best interests. For example, K1 could cause Topco to make acquisitions that increase the amount of Topco’s and the Topco Subsidiaries’ indebtedness, including secured indebtedness, or to sell assets, which may impair the value of and Topco’s ability to make any distributions in respect of the Topco Rollover Units. Further, this concentration of control may also delay, defer or prevent a change in control of Topco and may make some corporate transactions more difficult or impossible without the support of K1.
In addition, K1 is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with MariaDB. K1 may restrict Topco and the Topco Subsidiaries from expanding their business or entering into additional lines of business that relate to the current or future operations of these other investments. Also, K1 may pursue acquisitions that may be complementary with the business of Topco and the Topco Subsidiaries and, as a result, those acquisition opportunities may not be available to Topco and the Topco Subsidiaries. So long as K1 continues to indirectly own or control the voting in respect of a significant amount of the outstanding equity interests of Topco, K1 will continue to be able to strongly influence or effectively control all decisions of Topco and the Topco Subsidiaries.
Risks Related to MariaDB’s Business and Industry
You should read and consider the risk factors specific to MariaDB’s business that will also affect Topco and the Topco Subsidiaries after the consummation of the Offer. These risks are described in the section titled “Risk Factors” in MariaDB’s Annual Report on Form 10-K for the fiscal year ended 30 September 2023, which is incorporated by reference into this Offer Document. See Appendix 5.
Risks Related to this Unlisted Unit Alternative
Immediately following the consummation of the Offer, Topco’s only significant assets will consist of (i) its direct equity interests in Bidco and indirect equity interests in the other Topco Subsidiaries and (ii) the RPV Note.
Topco is a holding company and immediately following the consummation of the Offer, its only significant assets will consist of (i) its direct equity interests in Bidco and indirect equity interests in the other Topco Subsidiaries and (ii) the RPV Note. Although Topco currently has no business operations of its own, these equity interests will entitle Topco to receive certain distributions, including certain proceeds pursuant to liquidation, from Topco Subsidiaries (in each case, if any such distributions are paid, of which there is no guarantee). Topco will depend solely upon distributions from Topco Subsidiaries for income.
Topco will be solely controlled by K1, and K1 may force a “drag” of the Investors’ Topco Rollover Units in a future sale or change of control transaction.
Upon the consummation of the Offer, Topco will be solely controlled by K1, who will exercise all decision-making powers relating to Topco and who will therefore also, indirectly, control the Topco Subsidiaries (including MariaDB and its subsidiaries) and the businesses thereof. Holders of the Topco Rollover Units, which will not carry any voting rights (other than those non-waivable voting rights, if any, required pursuant to applicable Delaware law) or rights to appoint (or vote for the appointment of) managers, officers or other control persons of Topco, will therefore have no influence over decisions made by Topco in relation to its indirect investment in MariaDB or in any other business. The holders of the Topco Rollover Units will enjoy only limited minority protections and other rights as described in the Topco LLCA.
Investors’ rights and obligations under the Topco LLCA could, subject to certain exceptions, as described in the Topco LLCA, be amended without the consent of Investors.
Electing Shareholders should view an investment in Topco as an illiquid investment. Individual holders of Topco Rollover Units will have very limited control over the date(s) on and value(s) at which they may be able to realize their investment in Topco and the Topco Subsidiaries.
An investment in Topco should be viewed as an illiquid investment. The equity interests in Topco will be subject to legal restrictions (e.g., resale restrictions pursuant to the Securities Act) and other restrictions on transfer. The Topco LLCA will prohibit transfers of direct or indirect equity interests in Topco by the Investors, subject to certain exceptions set forth in the Topco LLCA. In addition, the Topco Rollover Units will be unquoted and will not be listed or admitted to trading on any exchange or market for the trading of securities (and there is no present intention to seek any such listing and quotation), and will therefore be illiquid. There can be no assurance that any such market will develop or that there will be a liquidity event for Topco in the future. As a result, the Investors may not experience a liquidity event at any time in the foreseeable future and may, therefore, be required to hold Topco Rollover Units indefinitely.
The value of the Topco Rollover Units will at all times be uncertain and there can be no assurance that any such securities will be capable of being sold in the future. There can be no certainty or guarantee as to the business and financial performance of Topco or any of the Topco Subsidiaries (including MariaDB and its subsidiaries) following the consummation of the Offer, and past performance of MariaDB cannot be relied upon as an indication of future performance or growth.
Investors will have no opportunity to convert their Topco Rollover Units into Class A Topco Rollover Units.
Future distributions from MariaDB and thus, distributions from Topco, will be limited and may not occur at all.
K1 will control the timing of distributions, dividends and payments of capital proceeds (in each case, if any) from Topco to the holders of the Topco Rollover Units. There is no guarantee that Topco will make any such distributions, dividends or payments of capital proceeds at any time, however, the Topco Rollover Units will rank pari passu with Topco’s Class A Units in respect of any such distributions, dividends or payments of capital proceeds that are made.
Because of the Rollover Threshold, Investors may not be able to receive Topco RolloverUnits in exchange for all of their MariaDB Shares.
In aggregate, the maximum number of Topco Rollover Units available to be issued to Investors under the Unlisted Unit Alternative Offer (described in paragraph 7 of Part 2 of Appendix 1) is limited to 15% of Topco’s fully diluted equity capital (after issuance of all Topco Rollover Units to all Electing Shareholders) (the “Rollover Threshold”). If the amount of MariaDB Shares with respect to which the election of the Unlisted Unit Alternative has been made and not validly withdrawn exceeds the Rollover Threshold, then each Electing Shareholder’s number of Topco Rollover Units to which they would otherwise have been entitled will be reduced on a pro-rated basis (based on the relative holdings of MariaDB Shares as of immediately prior to the Closing Date of all of the Electing Shareholders), and the consideration for each MariaDB Share that is not exchanged for Topco Rollover Units will be paid in cash in accordance with the terms of the Cash Offer. See “Unlisted Unit Alternative Offer.”
Topco is not providing all of the information that would be required if this Offer were being registered with the SEC.
This Offer Document does not include all of the information that would be required if Topco were registering this Unlisted Unit Alternative Offer (described in paragraph 7 of Part 2 of Appendix 1) with the SEC. This lack of information could impair each Investors’ ability to evaluate such Investor’s investment in the securities offered hereby. Topco cannot assure any Investor that its or the Topco Subsidiaries’ historical financial information as set forth in this Offer Document will be indicative of their future financial performance or their ability to meet their obligations. The historical financial information included in this Offer Document may not reflect what our results of operations, financial position and cash flows will be following the consummation of the Offer. This is, in part, because the historical financial information included herein does not reflect the debt and related interest expense that MariaDB will incur in connection with the transactions contemplated by the Offer.
Following the consummation of the Offer, MariaDB will be delisted from the New York Stock Exchange (“NYSE”) and will deregister under the Exchange Act. Investors will have limited rights to information about Topco.
The MariaDB Shares are currently admitted to trading on NYSE and MariaDB Shareholders are afforded certain standards and protections, including in respect of disclosure. As a result, MariaDB Shareholders who receive Topco Rollover Units (being unlisted, unregistered securities in a private company) will not be afforded protections commensurate with those that they currently benefit from as shareholders in MariaDB, including because Topco intends to rely on an exemption from registration under US securities laws and will therefore not be registering the offer and sale of the Topco Rollover Units with the SEC. Except for certain limited information to be provided to holders of the Topco Rollover Units and certain other financial information regarding Topco as the Investors may reasonably request in writing from time to time (but no more frequently than annually), Investors will have no right to information about Topco and its performance, financial or otherwise.
The interests of K1 and/or their respective affiliates may conflict with the interests of Topco and/or Investors.
K1 and its employees, members and affiliates engage in a broad spectrum of activities and will not devote their entire business efforts to the management of Topco. There may arise instances where the interests of K1 or its employees, members or affiliates conflict with the interests of Topco and/or Investors. In the event of any such conflict, neither K1 nor any of its employees, members or affiliates will be obligated to recommend or take any action that prefers the interests of Topco and/or Investors over its own interests.
The Board will be protected by certain exculpation and indemnification provisions and waivers of fiduciary obligations contained in the Topco LLCA.
The Topco LLCA contains certain exculpation from liability and indemnification provisions in favor of managers of the Board, and, to the extent permitted by law, it eliminates all fiduciary duties owed by managers of the Board to holders of Topco Rollover Units. Further, under the Topco LLCA, holders of Topco Rollover Units waive any right to make a claim or demand or bring a suit or action (and agree that they will not do any of these things) against the Board or any manager that such holder may have been entitled to make or bring if such fiduciary duties had not been so eliminated. These provisions in the Topco LLCA will limit the rights of action available to Investors and other parties against the Board and the managers.
Future offerings of Topco Rollover Units or other equity securities by Topco may dilute the ownership of Investors.
Topco may make future offerings of Topco Rollover Units or other classes of equity securities, in connection with capital raises, acquisitions, equity compensation or otherwise. The Topco Rollover Units will carry no pre-emption rights and any participation by the holders of the Topco Rollover Units in future issues of securities by Topco or the Topco Subsidiaries will be at the discretion of the Board and K1 and also be subject to other important exceptions and risk. For example:
•
holders of the Topco Rollover Units will not be entitled to participate in any issues of securities to actual or potential employees, directors, officers or consultants of Topco or the Topco Subsidiaries (whether of the same or different classes to the Topco Rollover Units);

•
if Topco introduces one or more management incentive plans for actual or potential employees, directors, officers and consultants of Topco or the Topco Subsidiaries after the consummation of the Offer that provide participants with an interest in securities in Topco or the Topco Subsidiaries, such issue(s) could potentially significantly dilute the equity interests in Topco of the holders of Topco Rollover Units. In addition, Topco or the Topco Subsidiaries may not receive material cash sums on the issue of any such securities and the returns on any such securities may potentially be structured to increase their proportionate interest in the value of Topco or the Topco Subsidiaries as those entities increase in value (whether pursuant to a ratchet mechanism or otherwise); and

•
the holders of the Topco Rollover Units will have no legal entitlement to participate in issues of securities by Topco or the Topco Subsidiaries in any case, including in consideration for, or in connection with, any acquisition by Topco or the Topco Subsidiaries of other assets, companies or all or part of any other businesses or undertakings.

Subject to the provisions of the Topco LLCA, any such future offerings may dilute the ownership of each of Topco’s then-current Investors. Any dilution to then-current Investors resulting from the foregoing could be substantial.
The Topco Rollover Units will be subordinate to current and future debts and other liabilities of Topco resulting in a greater risk of loss for Investors.
The Topco Rollover Units are unsecured equity interests and are subordinate in right of payment to all of Topco’s current and future indebtedness. In the event of Topco’s insolvency, liquidation, dissolution or other winding up of its affairs, all of its debts, including winding-up expenses, must be paid in full before any payment is made to the Investors, and there is no assurance that there would be any remaining funds after the payment of all its debts and winding-up expenses for any distribution to the Investors.
K1 may pursue corporate opportunities independent of Topco that could present conflicts with Topco and its Investors’ interests.
K1 and its affiliates are in the business of making or advising on investments in companies and holds (and may from time to time in the future, acquire) interests in, or provides advice to, businesses that directly or indirectly compete with certain portions of Topco’s business or are suppliers to or customers of Topco. K1 and its affiliates may also pursue acquisitions that may be complementary to the business of Topco and, as a result, those acquisition opportunities may not be available to Topco.
In addition, K1 may freely dispose of some or all of its Class A Units, meaning that Investors may find themselves owning units in Topco alongside different owners. The Topco Rollover Units will benefit from a “tag-along” right, as described in the Topco LLCA, but K1 will be able to dispose of some or all of its Class A Units without triggering this tag-along right.

APPENDIX 10

DEFINITIONS
1
The following definitions apply throughout this Offer Document (save for Appendix 5, which contains information extracted and reproduced from MariaDB’s published information) unless the context otherwise requires:

Acceptance Condition means the condition set out in paragraph 1.1 of Part 1 of Appendix 1 to this Offer Document;
Acceptance Cut-off Time means 1:00 p.m. (New York City time) on 26 June 2024, as may be extended by Bidco with the consent of the Irish Takeover Panel (if required) in accordance with the Irish Takeover Rules;
Acceptance Documents means the exchange and/or transmittal materials and any other acceptance documents relating to the Offer issued to MariaDB Shareholders in connection with the Offer, and includes the Letter of Transmittal and any other form of acceptance document issued by Bidco in connection with acceptance of the Offer, and with respect to the Unlisted Unit Alternative, means the Response Letter and the signature page to the Topco LLCA, and Acceptance Document means any of them;
Acceptance Threshold means the percentage of the Maximum MariaDB Shares Affected in respect of which acceptances are required to fulfil the Acceptance Condition;
Acceptance Unconditional Outside Time means 5:00 p.m. (New York City time) on 23 July 2024, being the last possible time Bidco may fix to determine if the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived during the Pre-Acceptance Unconditional Period or if the Offer will lapse, which time Bidco may not extend without the consent of the Irish Takeover Panel;
Acceptance Unconditional Time means 5:00 p.m. (New York City time) on 26 June 2024, being the time fixed by Bidco to determine if the Acceptance Condition has been satisfied, fulfilled or, to the extent permitted, waived during the Pre-Acceptance Unconditional Period, which Bidco may extend in its discretion but may be no later than the Acceptance Unconditional Time, without the consent of the Irish Takeover Panel;
Affiliate means in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);
Agent's Message means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent as part of a confirmation of a book-entry transfer that states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the MariaDB Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and the Offer;
Bidco means Meridian BidCo LLC, a limited liability company formed in Delaware;
Bidco Officers means Sujit Banerjee (as President) and Henry Wang (Secretary);
Board of MariaDB or MariaDB Board means the board of directors of MariaDB;
Book-Entry Transfer Facility or DTC means the Depositary Trust Company;
Business Day means any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;
Cash Offer means shall have the meaning given to it in paragraph 2 of the letter from the president of Bidco of this Offer Document;
Closing Date means the date for settlement of the consideration to which accepting MariaDB Shareholders are entitled under the Offer, which will be promptly, and in any event no later than three Business Days, after the Expiration Time;
Code means the US Internal Revenue Code of 1986, as amended;

Companies Act 2014 means the Companies Act 2014 of Ireland and every modification and re-enactment thereof for the time being in force;
Conditions means the conditions of the Offer set out in Part 1 of Appendix 1 of this Offer Document;
Distributions means shall have the meaning given to it in paragraph 1.9.1 of Appendix 1 Part 3 of this Offer Document;
EEA means the European Economic Area, which was established on 1 January 1994 and comprises the member states of the European Union, plus Iceland, Liechtenstein and Norway;
Electing Shareholders means Eligible MariaDB Shareholders electing to participate in the Unlisted Unit Alternative;
Eligible Institution a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program;
Eligible MariaDB Shareholders means any MariaDB Shareholder, other than an Ineligible MariaDB Shareholder;
Employee Share Plans means the MariaDB plc 2022 Equity Incentive Plan, the MariaDB Corporation Ab Summer 2022 USA Share Option Plan, MariaDB Corporation Ab Amended and Restated Global Share Option Plan 2017 USA, MariaDB Corporation Ab Global Share Option Plan 2017, SkySQL Corporation Ab Global Share Option Plan 2014 USA, SkySQL Corporation Ab Global Share Option Plan 2014, SkySQL Corporation Ab Global Share Option Plan 2012 USA, SkySQL Corporation Ab Global Share Option Plan 2012 Europe, SkySQL Corporation Ab Global Share Option Plan 2010 USA, SkySQL Corporation Ab Global Share Option Plan 2010 Europe and SkySQL Corporation Ab Global Share Option Plan 2010 Europe (France/Sweden);
Encumbrance means any adverse claim or right or third party right or other right or interest, equity, option or right to acquire or right to restrict, any mortgage, charge, assignment, pledge, lien or security interest or repurchase agreement or similar arrangement;
Equity Commitment Letter means the equity commitment letter entered into between Bidco and K5 on 24 April 2024 filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference;
euro or € means euro, the lawful currency of Ireland;
Exchange Agent means Computershare Trust Company, N.A., in its capacity as Receiving Agent for the Offer;
Expiration Time means 5:00 p.m. (New York City time) on 10 July 2024, being the date fixed by Bidco as the last time for MariaDB Shareholders to tender their MariaDB Shares in the Offer, unless and until Bidco in its discretion, with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules, shall have extended the Offer Period, in which case the term “Expiration Time” shall mean the latest time and date at which the Offer Period, as so extended by Bidco, will expire;
Firm Announcement means the announcement by Bidco of a firm intention to make the Offer on 24 April 2024 pursuant to Rule 2.7 of the Irish Takeover Rules;
First Response Circular/Schedule 14D-9 means the document to be sent by MariaDB to MariaDB Shareholders on or about the date of this Offer Document constituting a combined (i) “first response circular” (as defined in Rule 25.1 of the Irish Takeover Rules) to the Offer and (ii) a Schedule 14D-9 solicitation/recommendation statement under section 14(d)(4), together with any exhibits and annexes attached thereto, prepared by MariaDB and filed with the SEC and mailed to all MariaDB Shareholders, providing them with certain details, information and advice in relation to the Offer;
Ineligible MariaDB Shareholder means any MariaDB Shareholder (A) in a jurisdiction where local laws or regulations may result in significant risk of civil, regulatory or criminal exposure to BidCo or Topco (x) if information concerning the Offer is sent there or (y) if the opportunity to select the Unlisted Unit Alternative is made to them (other than, for clarity, if the Unlisted Unit Alternative will require registration under the US securities laws, which such event is covered separately by the right of Bidco to withdraw the Unlisted Unit Alternative in certain circumstances explained in this Offer Document); and/or (B) who is unable or unwilling to provide a completed Response Letter to the satisfaction of K1, Topco or Bidco in order to evidence eligibility;

Information Agent means Georgeson LLC, in its capacity as information agent for the Offer;
Ireland means the island of Ireland excluding Northern Ireland, and the word Irish shall be construed accordingly;
Irish Takeover Panel means the Irish Takeover Panel established under the Irish Takeover Panel Act;
Irish Takeover Panel Act means the Irish Takeover Panel Act 1997 of Ireland (as amended);
Irish Takeover Rules means the Irish Takeover Panel Act 1997 (as amended), Irish Takeover Rules 2022;
IRS means US Internal Revenue Service;
K1 means K1 Investment Management, LLC, a Delaware limited liability company;
K1 Filing Parties means Bidco, Topco, K5, K5 Capital Advisors and K1;
K1 Group means K1 and all of its Affiliates, including for the avoidance of doubt K5;
K5 means K5 Private Investors, L.P., a Delaware limited partnership;
K5 Capital Advisors means K5 Capital Advisors, L.P., a Delaware limited partnership;
Kreos Warrants means the warrants to subscribe for MariaDB Shares at a subscription price of €2.288 per share;
Lazard Frères means Lazard Frères & Co. LLC;
Latest Practicable Date means 16 May 2024;
Letter of Transmittal means the letter of transmittal issued with this Offer Document for use by holders of MariaDB Shares which constitutes the form of acceptance for the offer for the purposes of the Irish Takeover Rules;
MariaDB or the Company means MariaDB plc;
MariaDB Group means MariaDB and each of its subsidiaries and subsidiary undertakings;
MariaDB Optionholders means holders of options to subscribe for MariaDB Shares or otherwise acquire MariaDB Shares under the Employee Share Plans;
MariaDB Share Price means the trading price, from time to time, of an MariaDB Shares on the NYSE;
MariaDB Shareholders or holders of MariaDB Shares means the holders of MariaDB Shares;
MariaDB Shares means ordinary shares of US$0.01 each (nominal value) in the capital of MariaDB, each a MariaDB Share;
MariaDB Shares Affected shall have the meaning given to that term in Part 1 of Appendix 1 of this Offer Document;
MariaDB Warrantholders means the holders of Kreos Warrants and/or MariaDB Warrants;
MariaDB Warrants mean the warrants to subscribe for MariaDB Shares at a subscription price of $11.50 per share;
Maximum MariaDB Shares Affected shall have the meaning given to that term in Part 1 of Appendix 1 of this Offer Document;
New York Stock Exchange or NYSE means the New York Stock Exchange, LLC;
Non-US holder shall have the meaning given to that term in Section 1.2 of Appendix 6 of this Offer Document;
Offer means the offer made by Bidco on the terms and subject to the conditions set out in this Offer Document and the Acceptance Documents (including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer);
Offer Document means this document;

Offer Period means the period from the date of the sending of this Offer Document to MariaDB Shareholders, up to and including the Expiration Time;
Offer Price means US$0.55 in cash per MariaDB Share;
Options means each outstanding stock option to purchase a MariaDB Share;
Overseas Shareholders means MariaDB Shareholders who are resident in or nationals or citizens of jurisdictions outside Ireland or the United States or who are nominees of, or custodians or trustees for, residents, nationals or citizens of such other jurisdictions;
PFIC means passive foreign investment company;
Possible Offer Announcement means K1’s announcement regarding the possible offer for MariaDB made on 16 February 2024;
Pre-Acceptance Unconditional Period means the period from the date of the sending of this Offer Document to MariaDB Shareholders until and including the Acceptance Unconditional Time;
Post-Acceptance Unconditional Period means the period from the Acceptance Unconditional Time until the Expiration Time;
Restricted Jurisdiction means any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent to or made available in that jurisdiction;
Rollover Threshold shall have the meaning given to it in paragraph 2 of the letter from the president of Bidco of this Offer Document;
RPV means RP Ventures LLC, a limited liability company formed in Delaware;
RPV Note means the senior secured promissory note in the original principal amount of $26,500,000, dated as of 10 October 2023 (as amended on 10 January 2024), between MariaDB and RPV, as assigned by RPV to TopCo pursuant to a loan purchase agreement between, amongst others, RPV and TopCo dated 24 April 2024;
RSU means each outstanding restricted stock unit with respect to MariaDB Shares;
Runa Equity Holders means Runa Capital Fund II, L.P., Runa Capital Opportunity Fund I, L.P. and Runa Ventures I Limited;
SEC means the US Securities and Exchange Commission;
Topco means Meridian TopCo LLC, a limited liability company formed in Delaware, an Affiliate of K1 and the parent of Bidco;
Topco Group means Topco and its subsidiaries;
Topco LLCA means the amended and restated limited liability company agreement of Topco;
Topco Officers means Sujit Banerjee (as President) and Henry Wang (Secretary);
Topco Rollover Units means unlisted, unregistered non-voting Class B units of Topco, and each a Topco Rollover Unit;
Transfer Agent means Computershare Trust Company, N.A.;
United Kingdom or UK means the United Kingdom of Great Britain and Northern Ireland;
United States or US or U.S. means the United States of America, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;
Unlisted Unit Alternative means the alternative to the Cash Offer under which Eligible MariaDB Shareholders may elect to receive Topco Rollover Units on and subject to the terms of this Offer Document;
US Business Day has the meaning given to business day in Rule 14d-1(g)(3) of the US Exchange Act;
US Exchange Act means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

US Holders means US holders of MariaDB Shares (within the meaning of Rule14d-1(d) under the US Exchange Act);
US Securities Act means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
US$, dollars, US Dollars or $ means US dollars, the lawful currency of the United States; and
Warrants means the Kreos Warrants and/or MariaDB Warrants.
2	All references to time in this Offer Document are to US (Eastern) time unless otherwise stated.
3	Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.
4	Any reference to subsidiary undertaking, associated undertaking or undertaking has the meaning given to such term in the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland.
5	Any reference to subsidiary or holding company has the meaning given to such term in Sections 6 and 7 of the Companies Act 2014
6
Any references to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Any reference to any legislation is to Irish legislation unless specified otherwise.

APPENDIX 11 FORM OF INVESTOR QUESTIONNAIRE
RECOMMENDED CASH OFFER

by

MERIDIAN BIDCO LLC (an Affiliate of

K1 INVESTMENT MANAGEMENT, LLC,

as general partner of K5 CAPITAL ADVISORS, L.P.,

as general partner of K5 PRIVATE INVESTORS, L.P.)

for

MARIADB PLC
24 May 2024
To the Shareholders, or representatives acting on behalf of a Shareholder, of MariaDB Shares:
If you are a Shareholder, or a representative acting on behalf of a Shareholder, of ordinary shares of US$0.01 each (nominal value) in the capital of MariaDB (the “MariaDB Shares”) that is interested in selecting the Unlisted Unit Alternative, please complete the attached letter titled “RESPONSE LETTER” (the “Response Letter”) and return it to Computershare Trust Company, N.A. (the “Exchange Agent”) as instructed therein. Terms not defined herein shall have the meaning set forth in the Offer Document attached to the Schedule TO filed by Meridian BidCo LLC on 24 May 2024.
A confidential offering memorandum with respect to the Unlisted Unit Alternative will be distributed to any Eligible MariaDB Shareholder that completes and returns this Investor Questionnaire.
An “Eligible MariaDB Shareholder” is a person who certifies that:
(i) if such Shareholder is located in the United States, it is an “Accredited Investor”
OR
(ii) if such Shareholder is located outside the United States, it is not a “U.S. person.”
The definitions of “U.S. person” and “Accredited Investor” are set forth in Annexes A and B, respectively.
In addition, with respect to any U.S. natural person who certifies to being an Accredited Investor in (i) above, the verification materials are set forth in Annex C.
This Investor Questionnaire is neither an offer nor a solicitation of an offer with respect to the MariaDB Shares nor does this Investor Questionnaire create any obligation whatsoever on the part of Meridian BidCo LLC or any of its affiliates (collectively, the “K1 Parties”), or any other person to make any offer to the recipient hereof to participate in the Unlisted Unit Alternative (the “Unlisted Unit Alternative Offer”).
The issuance of the Topco Rollover Units will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the Topco Rollover Units will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.
IN PARTICULAR, THE ISSUANCE OF THE TOPCO ROLLOVER UNITS HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE TOPCO ROLLOVER UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND ALSO MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL

BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. IN ADDITION, THE TOPCO ROLLOVER UNITS WILL BE SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFER UNDER THE TOPCO LLCA.
The K1 Parties have no obligation to register the Topco Rollover Units for resale or to register the exchange of the Topco Rollover Units under the Securities Act or the securities laws of any other jurisdiction.
IN ORDER TO BE ELIGIBLE TO RECEIVE MATERIALS RELATING TO THE UNLISTED UNIT ALTERNATIVE OFFER, INCLUDING THE OFFERING MEMORANDUM, ELIGIBLE HOLDERS MUST COMPLETE THE ATTACHED RESPONSE LETTER AND RETURN IT AS DIRECTED THEREIN.
PLEASE RETURN THE ATTACHED RESPONSE LETTER AS SOON AS POSSIBLE TO ALLOW SUFFICIENT TIME TO REVIEW THE CONFIDENTIAL OFFERING MEMORANDUM WITH RESPECT TO THE UNLISTED UNIT ALTERNATIVE, PRIOR TO THE EXPIRATION OF THE OFFER.
The K1 Parties retain the right to request any additional documentation from Eligible MariaDB Shareholders tendering MariaDB Shares to consummate the Unlisted Unit Alternative Offer. In the event an Eligible MariaDB Shareholder tenders its MariaDB Shares but does not deliver such additional requested information or documentation, prior to the relevant date as specified by the K1 Parties, the K1 Parties reserve the right to not accept such MariaDB Shares in the Unlisted Unit Alternative Offer, which could result in the rejection of all tenders of all MariaDB Shares tendered by such Eligible MariaDB Shareholder pursuant to the Unlisted Unit Alternative Offer.
Questions about the Response Letter process may be directed to the Exchange Agent at 150 Royall Street, Canton, MA 02021, with a reference to “K1” in the subject line.
Very truly yours,

Meridian BidCo LLC

ANNEX A
“Accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act means any person that comes within any of the following categories:
1.
Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); any insurance company as defined in Section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

2.	Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
3.
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

4.	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
5.	Any natural person whose individual net worth, or joint net worth with that person's spouse or spousal equivalent, exceeds $1,000,000;
(i) Except as provided in paragraph (5)(ii) of this section, for purposes of calculating net worth under this paragraph (5):
(a) The person's primary residence shall not be included as an asset;
(b) Indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and
(c) Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
(ii) Paragraph (5)(i) of this section will not apply to any calculation of a person's net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:
(a) Such right was held by the person on July 20, 2010;
(b) The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and
(c) The person held securities of the same issuer, other than such right, on July 20, 2010;
6.
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

7.
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii);

A-1

8.	Any entity in which all of the equity owners are accredited investors;
9.	Any entity, of a type not listed in paragraph (1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;
10.
any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph (10), the Commission will consider, among others, the following attributes:

(i) The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;
(ii) The examination or series of examinations is designed to reliably and validly demonstrate an individual's comprehension and sophistication in the areas of securities and investing;
(iii) Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and
(iv) An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;
11.
Any natural person who is a “knowledgeable employee,” as defined in rule 3c–5(a)(4) under the Investment Company Act of 1940, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

12.	Any “family office,” as defined in rule 202(a)(11)(G)–1 under the Investment Advisers Act of 1940:
(i) With assets under management in excess of $5,000,000,
(ii) That is not formed for the specific purpose of acquiring the securities offered, and
(iii) Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and
13.
Any “family client,” as defined in rule 202(a)(11)(G)–1 under the Investment Advisers Act of 1940, of a family office meeting the requirements in paragraph (12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (12)(iii).

A-2

ANNEX B
“U.S. person” means:
1. Any natural person resident in the United States;
2. Any partnership or corporation organized or incorporated under the laws of the United States;
3. Any estate of which any executor or administrator is a U.S. person;
4. Any trust of which any trustee is a U.S. person;
5. Any agency or branch of a foreign entity located in the United States;
6. Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;
7. Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and
8. Any partnership or corporation if:
1. Organized or incorporated under the laws of any foreign jurisdiction; and
2. Formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.
The following are not “U.S. persons”:
1. Any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States;
2. Any estate of which any professional fiduciary acting as executor or administrator is a U.S. person if:
1. An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and
2. The estate is governed by foreign law;
3. Any trust of which any professional fiduciary acting as trustee is a U.S. person, if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person;
4. An employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country;
5. Any agency or branch of a U.S. person located outside the United States if:
1. The agency or branch operates for valid business reasons; and
2. The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; and
6. The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans.
The “United States” means United States of America, its territories and possession, any State of the United States, and the District of Columbia.
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ANNEX C
ADDITIONAL REQUIREMENTS FOR US NATURAL PERSONS
If you are an “Accredited Investor” that is U.S. person and a natural person, please provide one of the following forms of verification along with your Response Letter:
(A)	If you are certifying you are an accredited investor on the basis of income, please provide:
(1)	any Internal Revenue Service form that reports your income for the two most recent years (including, but not limited to, Form W–2, Form 1099, Schedule K–1 to Form 1065, and Form 1040); and
(2)	a written representation by you that you have a reasonable expectation of reaching the income level necessary to qualify as an accredited investor during the current year;
(B)	If you are certifying you are an accredited investor on the basis of net worth, please provide:
(1)	one or more of the following types of documentation dated within the prior three months:
(i)
With respect to assets: Bank statements, brokerage statements and other statements of securities holdings, certificates of deposit, tax assessments, and appraisal reports issued by independent third parties; and

(ii)	With respect to liabilities: A consumer report from at least one of the nationwide consumer reporting agencies; and
(2)	a written representation by you that all liabilities necessary to make a determination of net worth have been disclosed; or
(3)
a written confirmation from one of the following persons or entities that such person or entity has taken reasonable steps to verify that you are an accredited investor within the prior three months and has determined that you are an accredited investor:

(i)	A registered broker-dealer;
(ii)	An investment adviser registered with the Securities and Exchange Commission;
(iii)	A licensed attorney who is in good standing under the laws of the jurisdictions in which he or she is admitted to practice law; or
(iv)	A certified public accountant who is duly registered and in good standing under the laws of the place of his or her residence or principal office.

RESPONSE LETTER
BOTH PAGES OF THIS RESPONSE LETTER MUST BE COMPLETED AND RETURNED ON-LINE,
AS INSTRUCTED BELOW
To:	Meridian BidCo LLC Meridian TopCo LLC K1 Investment Management, LLC K5 Capital Advisors, L.P. K5 Private Investors, L.P. c/o Computershare Trust Company, N.A
Ladies and Gentlemen:
The undersigned acknowledges receipt of your Investor Questionnaire dated 24 May 2024 (the “Questionnaire”). Capitalized terms used and not defined herein shall have the meanings set forth in the Questionnaire.
The undersigned hereby represents and warrants to Meridian BidCo LLC (“Bidco”) and Meridian TopCo LLC (together with Bidco and their affiliates, the “K1 Parties”) as follows:
i.	it is the beneficial owner (a “Shareholder”), or is acting on behalf of a Shareholder, of MariaDB Shares in the amounts set forth below; and
ii.
it is, or in the event that the undersigned is acting on behalf of a Shareholder of MariaDB Shares, the undersigned has received a written certification from such Shareholder that as of the date hereof, that such Shareholder is (check all options that apply):

☐	an “Accredited Investor”, as defined in the Questionnaire; or
☐	a person other than a “U.S. person,” as defined in the Questionnaire; or
☐	none of the above.
The undersigned understands that it is providing the information contained in the Response Letter to the K1 Parties solely for purposes of the K1 Parties’ consideration of a transaction with respect to the MariaDB Shares. The undersigned understands that the K1 Parties retain the right to request any additional documentation from Eligible MariaDB Shareholders tendering MariaDB Shares to consummate the Unlisted Unit Alternative Offer. In the event an Eligible MariaDB Shareholder tenders its MariaDB Shares but does not deliver such additional requested information or documentation, prior to the relevant date as specified by the K1 Parties, the K1 Parties reserve the right to not accept such MariaDB Shares for the Unlisted Unit Alternative Offer, which could result in the rejection of all tenders of all MariaDB Shares tendered by such Eligible MariaDB Shareholder pursuant to the Unlisted Unit Alternative Offer or deem any MariaDB Shares tendered and not withdrawn to have elected the Cash Offer.
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MARIADB SHARES HELD BY SIGNATORY
Amount of MariaDB Shares	DTC Participant Number

The undersigned agrees (1) not to copy or reproduce any part of any materials related to the Unlisted Unit Alternative Offer (except as permitted therein) received in connection with any transaction the K1 Parties may undertake or have undertaken, (2) not to distribute or disclose any part of such materials related to the Unlisted Unit Alternative Offer or any of their contents (except as permitted therein) to anyone other than, if applicable, the aforementioned Shareholder on whose behalf the undersigned is acting and (3) to notify the K1 Parties if any of the representations the undersigned makes in this letter ceases to be correct.
Dated:	Very truly yours,
By:
(Signature)
Name of Signer:
Title (if applicable):
Institution (if applicable):
Address:

City/State/Zip Code:
Email Address:
INSTRUCTIONS FOR THE RETURN OF YOUR RESPONSE LETTER:
1.	Complete your Response Letter on-line.
2.	If you are a U.S. person and a natural person, please ensure you include with your Response Letter the additional verification materials required by the Questionnaire.
3.
Once your Response Letter has been reviewed and cleared by the Exchange Agent, you will receive the Confidential Offering Memorandum for the Unlisted Unit Alternative Offer from the Exchange Agent by email. PLEASE REVIEW THE OFFERING MEMORANDUM CAREFULLY AND PROVIDE THE ADDITIONAL INFORMATION REQUIRED THEREIN IN ORDER TO COMPLETE YOUR ELECTION OF THE UNLISTED UNIT ALTERNATIVE.

The Letter of Transmittal and certificates evidencing MariaDB Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below:
The Exchange Agent for the Offer is:

If delivering by mail:	If delivering by express mail, courier or any other expedited service:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare c/o Voluntary Corporate Actions Suite V 150 Royall Street Canton, Massachusetts 02021
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer Document, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to shareholders from the Information Agent. Additionally, copies of this Offer Document, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
United States: (866) 920-4932
International: +1 (781) 896-6949
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